                                                               Exhibit (a)(1)(a)



                      BROCADE COMMUNICATIONS SYSTEMS, INC.



                                OFFER TO EXCHANGE
                           CERTAIN OUTSTANDING OPTIONS
                                 FOR NEW OPTIONS



   This document constitutes part of the prospectuses relating to the Brocade
     Communications Systems, Inc. 1999 Stock Plan and the 1999 Nonstatutory
         Stock Option Plan covering securities that have been registered under the Securities Act of 1933.

                                DECEMBER 9, 2002

                      BROCADE COMMUNICATIONS SYSTEMS, INC.
                            OFFER TO EXCHANGE CERTAIN
                       OUTSTANDING OPTIONS FOR NEW OPTIONS



    THIS OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., PACIFIC TIME,
                   ON JANUARY 8, 2003 UNLESS WE EXTEND THEM.



      By this offer, we are giving you the opportunity to exchange all of your outstanding options that have exercise prices equal to or greater than $12.00 per share, whether vested or unvested, for new options. You may participate in this offer if you are an employee of Brocade Communications Systems, Inc. or our subsidiaries (collectively referred to as Brocade, we, our or us). You may not participate if you have received a termination notice from Brocade or if you have delivered a termination notice to Brocade prior to the expiration of this offer. Our non-employee directors may not participate in this offer.

      If you participate in this offer, the number of new options you receive will depend on the date your exchanged options were granted. By exchanged options, we mean any options that you exchange pursuant to this offer. Your exchanged options will be exchanged for new options as follows:

      - Exchanged options granted on or before March 15, 2000, will be replaced with new options at an exchange ratio of one (1) new option for every three (3) exchanged options.

      - Exchanged options granted after March 15, 2000 and before April 17, 2001, and options granted on April 17, 2001 as part of our Supplemental Stock Program ("supplemental options"), will be replaced with new options at an exchange ratio of one (1) new option for every two (2) exchanged options.

      - Exchanged options granted after April 17, 2001, and exchanged options granted on April 17, 2001 other than supplemental options, will be replaced with new options at an exchange ratio of one (1) new option for every one (1) exchanged option.

      - If Gregory L. Reyes, the Chairman and Chief Executive Officer of Brocade, elects to exchange any options, each exchanged option will be replaced with a new option at an exchange ratio of one (1) new option for every ten (10) exchanged options.

      If you participate in this offer, you must exchange (i) all options granted to you that have exercise prices equal to or greater than $12.00 per share and (ii) all options granted to you since June 8, 2002, regardless of exercise price.

      We will grant new options on the first business day that is six months and one day after the date on which we cancel the exchanged options. We refer to this date as the new option grant date. We expect the new option grant date to be July 10, 2003. Each new option will be subject to the same vesting schedule as the exchanged option that it replaces. However, new options generally may not be exercised until six months after the new option grant date. The exercise price of new options will be equal to the closing price of our common stock on the date of grant. However, the exercise price of new options granted to those employees who are residents of Italy and France may be higher due to local laws and the exercise price of new options granted to those employees who are Brocade officers will not be less than 110% of the average closing price of our common stock during the period of this offer.

      Our common stock is traded on the Nasdaq National Market under the symbol "BRCD." On December 6, 2002, the closing price of our common stock was $4.96 per share. You should evaluate current market quotes for our common stock, among other factors, before deciding to participate in this offer.

      SEE "RISKS OF PARTICIPATING IN THE OFFER" BEGINNING ON PAGE 13 FOR A DISCUSSION OF RISKS THAT YOU SHOULD CONSIDER BEFORE PARTICIPATING IN THIS OFFER.

                                    IMPORTANT

      If you participate in this offer, you must complete and sign the attached election form, and fax it to Elizabeth Moore at fax number (408) 333-5900 or hand deliver it to Elizabeth Moore at Office Number SJ6-2D12, 1745 Technology Drive, San Jose, CA 95110 before 5:00 p.m., Pacific time, on January 8, 2003. Only responses that are complete, signed and actually received by Elizabeth Moore by the deadline will be accepted. Responses submitted by U.S. mail and Federal Express are not recommended.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

      You should direct questions about this offer to Elizabeth Moore, Office Number SJ6-2D12, Brocade Communications Systems, Inc., 1745 Technology Drive, San Jose, CA 95110, telephone number (408) 392-5019.

                    OFFER TO EXCHANGE DATED DECEMBER 9, 2002.

      YOU SHOULD RELY ON THE INFORMATION CONTAINED IN THIS OFFER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THE NEW OPTIONS IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. HOWEVER, WE MAY, AT OUR DISCRETION, TAKE ANY ACTIONS NECESSARY FOR US TO MAKE THE OFFER TO OPTION HOLDERS IN ANY OF THESE JURISDICTIONS. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED IN THIS OFFER IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE AS OF WHICH IT IS SHOWN, OR IF NO DATE IS OTHERWISE INDICATED, THE DATE OF THIS OFFER. THIS OFFER SUMMARIZES VARIOUS DOCUMENTS AND OTHER INFORMATION. THESE SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE DOCUMENTS AND INFORMATION TO WHICH THEY RELATE.

                                TABLE OF CONTENTS

FREQUENTLY ASKED QUESTIONS......................................................................................      1
RISKS OF PARTICIPATING IN THE OFFER.............................................................................     13
THE OFFER.......................................................................................................     27
     1.   Eligibility...........................................................................................     27
     2.   Number of options; expiration date....................................................................     27
     3.   Purpose of the offer..................................................................................     28
     4.   Procedures for electing to exchange options...........................................................     29
     5.   Withdrawal rights and change of election..............................................................     31
     6.   Acceptance of options for exchange and issuance of new options........................................     31
     7.   Conditions of the offer...............................................................................     32
     8.   Price range of shares underlying the options..........................................................     34
     9.   Source and amount of consideration; terms of new options..............................................     35
     10.  Information concerning Brocade........................................................................     40
     11.  Interests of directors and executive officers; transactions and arrangements concerning the options...     41
     12.  Status of options acquired by us in the offer; accounting consequences of the offer...................     42
     13.  Legal matters; regulatory approvals...................................................................     42
     14.  Material U.S. federal income tax consequences.........................................................     43
     15.  Terms of the offer specific to participants residing in foreign jurisdictions.........................     45
     16.  Extension of offer; termination; amendment............................................................     45
     17.  Fees and expenses.....................................................................................     46
     18.  Additional information................................................................................     46
     19.  Financial statements..................................................................................     47
     20.  Miscellaneous.........................................................................................     47

SCHEDULE A    Information Concerning the Directors and Executive Officers of Brocade ...........................    A-1
SCHEDULE B    Financial Statements of Brocade Communications Systems, Inc.......................................    B-1
SCHEDULE C    Stock Option Exchange Program: A Guide to Issues in Australia.....................................    C-1
SCHEDULE D    Stock Option Exchange Program: A Guide to Issues in Canada........................................    D-1
SCHEDULE E    Stock Option Exchange Program: A Guide to Issues in China.........................................    E-1
SCHEDULE F    Stock Option Exchange Program: A Guide to Issues in Denmark.......................................    F-1
SCHEDULE G    Stock Option Exchange Program: A Guide to Issues in France........................................    G-1
SCHEDULE H    Stock Option Exchange Program: A Guide to Issues in Germany.......................................    H-1
SCHEDULE I    Stock Option Exchange Program: A Guide to Issues in Hong Kong.....................................    I-1
SCHEDULE J    Stock Option Exchange Program: A Guide to Issues in Italy.........................................    J-1
SCHEDULE K    Stock Option Exchange Program: A Guide to Issues in Japan.........................................    K-1
SCHEDULE L    Stock Option Exchange Program: A Guide to Issues in Korea.........................................    L-1
SCHEDULE M    Stock Option Exchange Program: A Guide to Issues in Singapore.....................................    M-1
SCHEDULE N    Stock Option Exchange Program: A Guide to Issues in Spain.........................................    N-1
SCHEDULE O    Stock Option Exchange Program: A Guide to Issues in Switzerland...................................    O-1
SCHEDULE P    Stock Option Exchange Program: A Guide to Issues in Taiwan........................................    P-1
SCHEDULE Q    Stock Option Exchange Program: A Guide to Issues in the United Kingdom............................    Q-1


                           FREQUENTLY ASKED QUESTIONS

      The following are answers to some of the questions that you may have about this offer. You should carefully read this entire offer, the accompanying letter from our Chairman and Chief Executive Officer, Gregory L. Reyes, dated December 9, 2002, and the election and withdrawal forms together with their associated instructions. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this offer and the other offer documents. We have included in this summary references to other sections in this offer to help you find a more complete description of these topics.

Q1.   WHAT IS THE OFFER?

A1. This offer is a voluntary opportunity for eligible employees to exchange outstanding options for new options. The following is a brief summary of the terms of this offer:

      ELIGIBLE OPTIONS

            - All outstanding options with exercise prices equal to or greater than $12.00 per share are eligible for exchange.

            - If you participate in this offer, you must exchange (i) all of your outstanding options with exercise prices equal to or greater than $12.00 per share and (ii) all options granted on or after June 8, 2002, regardless of exercise price. (Section
                  2)

      EXCHANGE RATIOS

            - Exchanged options granted on or before March 15, 2000, will be replaced with new options at an exchange ratio of one (1) new option for every three (3) exchanged options.

            - Exchanged options granted after March 15, 2000 and before April 17, 2001, and supplemental options granted on April 17, 2001, will be replaced with new options at an exchange ratio of one (1) new option for every two (2) exchanged options.

            - Exchanged options granted after April 17, 2001, and exchanged options granted on April 17, 2001 other than supplemental options, will be replaced with new options at an exchange ratio of one (1) new option for every one (1) exchanged option.

            - If Gregory L. Reyes, the Chairman and Chief Executive Officer of Brocade, elects to exchange any options, each exchanged option will be replaced with a new option at an exchange ratio of one (1) new option for every ten (10) exchanged options. (Section 2)

      For purposes of this offer, including the exchange ratios, the term "option" refers to an option to purchase one share of Brocade common stock.

      NEW OPTIONS

            - New options will be granted on the first business day that is six months and one day after the cancellation date. We refer to this date as the new option grant date. We expect that the new option grant date will be July 10, 2003.

            -     All new options will be nonstatutory stock options.

      EXERCISE PRICE OF THE NEW OPTIONS

            - The exercise price of new options will generally be equal to the closing price of our common stock on the new option grant date.

            - For Brocade officers, the exercise price per share of all new options will be equal to the closing price of our common stock on the new option grant date. However, the exercise price of new options granted to employees who are Brocade officers will not be less than 110% of the average closing price of our common stock during the period of this offer. Notwithstanding the foregoing, if you are a resident of France or Italy, your exercise price will be determined as described in Schedule G or J, respectively. (Section 9)

      VESTING AND EXERCISEABILITY OF NEW OPTIONS

            - The vesting schedule of each new option will be identical to the vesting schedule of the exchanged option that it replaces.

            - New options generally may not be exercised for a period of six months following the new option grant date. This restriction will expire in certain cases before the end of the six-month period if your employment with Brocade terminates. Notwithstanding the foregoing, if you are a resident of France or China, you may be subject to additional restrictions as described in Schedule G or E, respectively.

      TERMS USED IN THIS OFFER

            - "offering period" refers to the period from the commencement of this offer to the expiration date. We expect that this period will commence on December 9, 2002 and end on January 8, 2003.

            - "exchanged options" refers to all options that you exchange pursuant to this offer.

            - "new options" refers to the options issued pursuant to this offer that replace your exchanged options.

            - "expiration date" refers to the date that this offer expires. We expect that the expiration date will be January 8, 2003 at 5:00 p.m., Pacific time. We may extend the expiration date at our discretion. If we extend the offer, the term "expiration date" will refer to the time and date at which the extended offer expires.

            - "cancellation date" refers to the first business day after the expiration date. This is the date when exchanged options will be cancelled. We expect that the cancellation date will be January 9, 2003. If the expiration date is extended, then the cancellation date will be similarly extended.

            - "new option grant date" refers to the date that is six months and one day after the cancellation date. This is the date when new options will be granted. We expect that the new option grant date will be July 10, 2003. If the expiration date is extended, then the new option grant date will be similarly extended.

Q2.   HOW DO I PARTICIPATE IN THIS OFFER?

A2. If you choose to participate in this offer, you must do the following before 5:00 p.m., Pacific time, on January 8, 2003:

            1.    Properly complete and sign the attached election form.

            2. Deliver the completed and signed election form to Elizabeth Moore either via facsimile at (408) 333-5900 or by hand at Office Number SJ6-2D12, 1745 Technology Drive, San Jose, CA 95110.

      This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer. (Section 4)

      We may extend this offer. If we extend this offer, we will issue a press release, email or other communication disclosing the extension no later than 6:00 a.m., Pacific time, on the business day following the previously scheduled expiration date.

      THE DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION FORMS, IS AT YOUR RISK. WE INTEND TO CONFIRM THE RECEIPT OF YOUR ELECTION FORM AND/OR ANY WITHDRAWAL FORM WITHIN TWO (2) BUSINESS DAYS. IF YOU HAVE NOT RECEIVED A CONFIRMATION, YOU MUST CONFIRM THAT WE HAVE RECEIVED YOUR ELECTION FORM AND/OR ANY WITHDRAWAL FORM.

Q3.   WHY IS BROCADE MAKING THIS OFFER?

A3. We believe that this offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. We issued the currently outstanding options to motivate our employees to perform at high levels and provide an effective means of recognizing employee contributions to our success. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being "underwater." By making this offer, we intend to provide eligible employees with the opportunity to own options that over time may have a greater potential to increase in value. In addition, the new option pricing structure gives Brocade's officers further incentive to grow the business and meet our business objectives of maximizing stockholder value by setting a minimum exercise price for any new options they may receive in the exchange program.

      This offer is designed to decrease Brocade's option overhang, which is the number of options outstanding as a percent of the total number of common shares outstanding. The exchange ratios used in this offer are designed to help accomplish this goal. (Section 3)

Q4.   WHO MAY PARTICIPATE IN THIS OFFER?

A4. You may participate in this offer if you are an employee of Brocade at the time of this offer and you remain an employee of Brocade through the cancellation date. You may not participate if you have received a termination notice from Brocade or if you have delivered a termination notice to Brocade prior to the expiration date. Non-employee members of our board of directors may not participate. To receive a new option, you must remain an employee of Brocade through the new option grant date. (Section 1)

Q5.   AM I REQUIRED TO PARTICIPATE IN THIS OPTION EXCHANGE?

A5. No. Participation in this offer is completely voluntary. However, you cannot selectively exchange options. If you participate in this offer, you must exchange (i) all of your outstanding options with exercise prices equal to or greater than $12.00 per share and (ii) all options granted on or after June 8, 2002, regardless of exercise price. Options granted prior to June 8, 2002 with an exercise price that is below $12.00 per share are not eligible to participate and would not be included in the exchange if you decide to participate in the offer with regard to your eligible options. (Section 2)

Q6.   HOW MANY NEW OPTIONS WILL I RECEIVE FOR THE OPTIONS THAT I EXCHANGE?

A6. As stated above, the number of new options that you receive will depend on the date your exchanged options were granted, as follows:

            - Exchanged options granted on or before March 15, 2000, will be replaced with new options at an exchange ratio of one (1) new option for every three (3) exchanged options.

            - Exchanged options granted after March 15, 2000 and before April 17, 2001, and supplemental options granted on April 17, 2001, will be replaced with new options at an exchange ratio of one (1) new option for every two (2) exchanged options.

            - Exchanged options granted after April 17, 2001, and options granted on April 17, 2001 other than supplemental options, will be replaced with new options at an exchange ratio of one
                  (1) new option for every one (1) exchanged option.

            - If Gregory L. Reyes, the Chairman and Chief Executive Officer of Brocade, elects to exchange any options, each exchanged option will be replaced with a new option at an exchange ratio of one (1) new option for every ten (10) exchanged options. (Section 2)

      Fractional options will be rounded up to the nearest whole option.

      Please note: The exchange ratios apply to each of your option grants separately. This means that the various options you have received may be subject to different exchange ratios. The number of new options that you receive will also be adjusted if there are any stock splits, subdivisions, combinations, stock dividends or similar events that occur after the cancellation date but before the new option grant date. (Section 2)

      EXAMPLE 1

      If you exchange 1,000 options originally granted on December 1, 1999, you will receive 334 new options.

      EXAMPLE 2

      If you exchange 1,000 options originally granted on September 30, 2000, you will receive 500 new options.

      EXAMPLE 3

      If you exchange 1,000 options originally granted on July 20, 2002, you will receive 1,000 new options.

      EXAMPLE 4

      If you exchange 1,000 options that were granted on April 17, 2001, you will receive 500 new options if the exchanged options were supplemental options. If the exchanged options were not supplemental options, you will receive 1,000 new options.

      EXAMPLE 5

      If you exchange (i) 1,000 options that were granted on February 22, 2001 with an exercise price of $20.00 per share, (ii) 1,000 options that were granted on June 11, 1999 with an exercise price of $15.00 per share and
      (iii) 1,000 options that were granted on September 30, 2002 with an exercise price of $8.00 per share, then all of the following apply:

            -     You must exchange all three options.

            - In exchange for the options granted on February 22, 2001, you will receive 500 new options.

            - In exchange for the options granted on June 11, 1999, you will receive 334 new options.

            - In exchange for the options granted on September 30, 2002, you will receive 1,000 new options.

      All new options will be nonstatutory stock options. (Sections 2 and 6)

Q7.   WHY ISN'T THE EXCHANGE RATIO SIMPLY ONE-FOR-ONE?

A7. Our stock option exchange program must balance the interests of both employees and stockholders. The exchange ratios selected for this offer will decrease the total number of options outstanding and will benefit stockholders by decreasing potential stockholder dilution. (Section 3)

Q8.   WHAT WILL BE THE EXERCISE PRICE OF MY NEW OPTIONS?

A8. The exercise price per share of the new options will be the closing price of our common stock on the new option grant date, which is expected to be July 10, 2003. However, the exercise price per share of new options granted to employees who are Brocade officers will not be less than 110% of the average closing price of Brocade common stock during the offering period (see Q&A 1 above). Notwithstanding the foregoing, if you are a resident of France or Italy, your exercise price will be determined as described in Schedule G or J, respectively.

      We cannot predict the exercise price of the new options. Because we will grant new options on the first business day that is six months and one day after the cancellation date, the new options may have a higher exercise price than some or all of your current options. (Section 9)

Q9. ARE THERE ANY RESTRICTIONS ON WHEN I CAN EXERCISE ANY OF THE NEW OPTIONS THAT ARE GRANTED TO ME?

A9. Yes. Your new options generally may not be exercised until six months after the new option grant date. Since the new option grant date is expected to be July 10, 2003, the six-month restriction is expected to expire on January 10, 2004. If your employment with Brocade continues, your new options will continue to vest while subject to the six-month restriction. However, if Brocade terminates your employment other than for cause or if your employment terminates due to your death or permanent disability, this six-month restriction will expire on your termination date. If you voluntarily leave Brocade or your employment with Brocade terminates for cause, this six-month restriction will not expire early. Your new options will stop vesting as of your termination date, but the six-month restriction will continue during this time. (Section 9)

      EXAMPLE 1

      You voluntarily terminate your employment with Brocade or are terminated for cause on September 15, 2003, two months after the expected new option grant date. Your option agreement allows you to exercise the new options for three months after you terminate employment with Brocade. You may not exercise your new options because the three month post-termination exercise period will expire before the six-month restriction on exercising the new options expires.

      EXAMPLE 2

      You voluntarily terminate your employment with Brocade or are terminated for cause on December 15, 2003, five months after the expected new option grant date. Your option agreement allows you to exercise the new options for three months after you terminate employment with Brocade. You may exercise your new options between January 10, 2004 (the expiration of the six-month restriction on exercising new options) and before March 15, 2004 (three months after your voluntary termination date), but only to the extent that your options were vested at termination.

      EXAMPLE 3

      You are terminated without cause (e.g., as part of a workforce reduction). Your option agreement allows you to exercise your new options for three months after you terminate employment with Brocade. Therefore, you may exercise your new option immediately after your termination to the extent the new option is vested.

      EXAMPLE 4

      Your employment terminates because of your death or permanent disability. Your option agreement allows you twelve months following the termination of your employment to exercise the option. The six-month restriction on exercise expires immediately upon your termination. Therefore, you or your estate may exercise the option up to twelve months after termination, but only to the extent that your option was vested at termination.

      If you are a non-U.S. resident, certain other restrictions may apply. Please refer to Schedules C through Q for details regarding your specific country.

Q10.  WHEN WILL MY NEW OPTIONS VEST?

A10. Each new option will vest on the same vesting schedule of your exchanged option, with vesting credit given for the period between the cancellation date and the new option grant date and during the six-month restriction on exercising new options. (Section 9)

      EXAMPLE 1

      Grant date of the exchanged options: December 1, 1999
      Number of exchanged options: 1,000
      Vesting schedule of the exchanged options: 25% vest on the first year anniversary of the date of grant, and 1/48th vest monthly thereafter. Number of new options: 334
      Vesting schedule of the new options: 25% vested on December 1, 2000 and 1/48th continue to vest monthly thereafter. Therefore, 299 options will be vested as of the new option grant date.

      EXAMPLE 2

      Grant date of the exchanged options: September 30, 2000
      Number of exchanged options: 1,000 shares
      Vesting schedule of the exchanged options: 100% vest on the first year anniversary of the date of grant.

      Number of new options: 500
      Vesting schedule of the new options: 100% vested September 30, 2001. Therefore, the new options are fully vested on the new option grant date.

Q11.  ARE THERE CIRCUMSTANCES UNDER WHICH I WOULD NOT BE GRANTED NEW OPTIONS?

A11. Yes. If, for any reason, you are no longer an employee of Brocade on the new option grant date, you will not receive any new options. Unless expressly provided otherwise by the applicable laws of a non-U.S. jurisdiction, your employment with Brocade will remain "at-will" regardless of your participation in the offer and can be terminated by you or us at any time, with or without cause or notice. (Section 1)

      Moreover, even if we accept your options, we will not grant new options to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting new options as a result of changes in SEC or Nasdaq rules or the laws of a non-U.S jurisdiction. We do not anticipate any such prohibitions at this time. (Section 13)

Q12.  IF I PARTICIPATE IN THIS OFFER, DO I HAVE TO EXCHANGE ALL OF MY OPTIONS?

A12. Yes. You cannot selectively exchange options. If you participate in this offer, you must exchange (i) all options granted to you with exercise prices equal to or greater than $12.00 per share and (ii) all options granted to you on or after June 8, 2002, regardless of exercise price. This also means that if you participate in this offer, you must exchange the remaining outstanding portion of any option that you have partially exercised that must be exchanged. However, you may not and are not required to exchange any options with exercise prices below $12.00 per share that were granted to you prior to June 8, 2002.

      For example, if you hold (1) 1,000 options with an exercise price of $20.00 per share, 700 of which you have already exercised, thereby leaving 300 options outstanding, (2) 1,000 options with an exercise price of $25.00 per share, and (3) 2,000 options with an exercise price of $30.00 per share, you may elect to exchange:

            -     all three of your outstanding options, or

            -     none of your options.

         These are your only choices in this example.  (Section 2)

Q13.  WHEN WILL MY EXCHANGED OPTIONS BE CANCELLED?

A13. Your exchanged options will be cancelled on the first business day following the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be January 9, 2003, unless the offer period is extended. (Section 6)

Q14. ONCE I SURRENDER MY EXCHANGED OPTIONS, IS THERE ANYTHING I MUST DO TO RECEIVE THE NEW OPTIONS?

A14. To receive new options, you must be employed by Brocade through the new option grant date.

      As discussed above, we will grant new options on the first business day that is six months and one day after the cancellation date. We expect that the new option grant date will be July 10, 2003. If, for any reason, you do not remain employed by Brocade through the new option grant date, you will not receive any new options or other compensation in exchange for your exchanged options. Unless expressly provided otherwise by the applicable laws of a non-U.S. jurisdiction, your employment with Brocade remains "at will" and can be terminated by you or Brocade at any time, with or without cause or notice. (Section 1)

Q15.  WHEN WILL I RECEIVE MY NEW OPTIONS?

A15. We will send you a promise to grant stock options promptly after the cancellation date. The promise to grant stock options represents our commitment to grant you a new option on the new option grant date, provided that you remain employed by Brocade through the new option grant date.

      We will grant the new options on the new option grant date. The new option grant date will be the first business day that is six months and one day after the date on which we cancel the options accepted for exchange. We will not grant the new options before the new option grant date. We expect the new option grant date will be July 10, 2003. If the expiration date is delayed, the new option grant date will be similarly delayed. (Section 6)

Q16. WHY DO I HAVE TO EXCHANGE OPTIONS GRANTED ON OR AFTER JUNE 8, 2002, IF I CHOOSE TO PARTICIPATE?

A16. Under current accounting rules, options that were granted during the six-month period before this offer commenced and the six-month period after the cancellation date could be viewed as "replacement" options for the exchanged options. As such, accounting rules would require unfavorable accounting treatment for these replacement options. (Section 12)

Q17. WHAT EVIDENCE WILL I HAVE OF BROCADE'S PROMISE TO GRANT NEW OPTIONS TO ME ON THE NEW OPTION GRANT DATE?

A17. Brocade will deliver to you a written promise to grant the new options to you on the new option grant date. Brocade will deliver the written promise to you promptly after the cancellation date. (Section 6)

Q18. WHY WON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

A18. Accounting rules prohibit us from granting you new options for a period of six months and one day after the cancellation date, without significant adverse consequences to Brocade. (Section 12)

Q19. CAN I EXCHANGE SHARES OF BROCADE COMMON STOCK THAT I ACQUIRED UPON EXERCISE OF BROCADE OPTIONS OR THROUGH THE BROCADE ESPP?

A19. No. This offer relates only to outstanding Brocade options. You may not exchange shares of Brocade common stock in this offer. (Section 2)

Q20. IF I PARTICIPATE IN THIS OFFER, MAY I RECEIVE OTHER OPTION GRANTS BEFORE I RECEIVE MY NEW OPTIONS?

A20. No. If you participate in this offer, you cannot receive any other option grants before the new option grant date. Accounting rules prohibit us from granting additional options for a period of six months and one day after the cancellation date, without significant adverse consequences to Brocade. (Sections 6 and 12)

Q21. IF I DO NOT PARTICIPATE IN THIS OFFER, MAY I RECEIVE ANY OPTION GRANTS BETWEEN NOW AND THE NEW OPTION GRANT DATE?

A21. Yes. If you do not participate in this offer, you may receive new option grants between now and the new option grant date. However, we have no current plans to grant options to employees except in connection with this offer and in connection with newly hired employees. Therefore, you should not expect to receive any option grants between now and the new option grant date if you decide not to participate in this offer. (Section 6)

Q22.  IS THIS A REPRICING OF OPTIONS?

A22. No. This is a stock option exchange offer. The Financial Accounting Standards Board has adopted rules that result in unfavorable accounting consequences for companies that reprice options. If we repriced your options, our potential for profitability in the future would be significantly reduced because we would be required to record a charge against earnings with respect to any future appreciation of our common stock underlying the repriced options. (Section 12)

Q23.  WHY CAN'T YOU JUST GRANT ME ADDITIONAL OPTIONS?

A23. While Brocade could grant additional options today, the number of outstanding options in relation to our shares outstanding, the "overhang," must be reduced. Further, Brocade does not have authority to grant a sufficient number of stock options to make grants to employees that would achieve the same benefits to employees and stockholders that this program does, while allowing Brocade to maintain the flexibility it needs to provide ongoing grants, award additional options to recognize employee performance and grant options to newly hired employees. We believe this program is in the best interests of our employees and stockholders to incent our employees with appropriate stock options, reduce the outstanding stock option overhang, and conserve options for future grants. (Section 3)

Q24.  WILL I BE REQUIRED TO GIVE UP ALL OF MY RIGHTS UNDER THE CANCELLED
      OPTIONS?

A24. Yes. Once we have accepted your exchanged options, your exchanged options will be cancelled and you will no longer have any rights under those options. We intend to cancel all exchanged options on the first business day following the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be January 9, 2003. (Section 6)

Q25. WILL THE TERMS AND CONDITIONS OF MY NEW OPTIONS BE THE SAME AS MY EXCHANGED OPTIONS?

A25. The terms and conditions of your new options may vary from the terms and conditions of your exchanged options, but such changes generally will not substantially and adversely affect your rights. (Section 9)

Q26.  WHAT IF BROCADE IS ACQUIRED BY ANOTHER COMPANY?

A26. At this time, we are not anticipating being acquired. However, if Brocade were to be acquired between the time of the cancellation date and the new option grant date, then the acquiror must grant the new option under the same terms as provided in this offer. The type of stock and the number of shares covered by each new option would be determined in the same way as the consideration received by outstanding option holders would be determined at the time of the acquisition. Such new option would generally have an exercise price equal to the fair market value of the acquiror's stock on the new option grant date. As a result of this adjustment, you could receive options for more or fewer shares of the acquiror's common stock than the number of options you would have received if no acquisition had occurred. (Section 9)

Q27.  WHAT HAPPENS TO MY OPTIONS IF I CHOOSE NOT TO PARTICIPATE?

A27. If you choose not to participate, your existing options will (i) remain outstanding until they expire by their terms, (ii) retain their current exercise price, and (iii) retain their current vesting schedule. (Section
      6)

      You should note that there is a risk that any incentive stock options you have may be affected by this offer, even if you do not participate in the exchange. We believe that eligible options that you choose not to tender for exchange will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercises of such options) if you do not participate in this offer to exchange options. However, the IRS may characterize this offer to exchange options as a "modification" of those incentive stock options, even if you do not participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of all of the incentive stock options that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings given by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling, nor may they assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We, therefore, do not know if the IRS will assert the position that our offer constitutes a "modification" of incentive stock options eligible for tender. A successful assertion by the IRS of this position could extend the options' holding period to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your incentive stock option shares prior to the lapse of the new extended holding period, your incentive stock option could be taxed similarly to a nonstatutory stock option. (Section 14)

Q28.  HOW DOES BROCADE DETERMINE WHETHER AN OPTION HAS BEEN PROPERLY TENDERED?

A28. We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt), and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election form and we will not incur any liability for failure to give any notice. (Section 4)

Q29.  WILL I HAVE TO PAY TAXES IF I PARTICIPATE IN THE OFFER?

A29. If you participate in the offer, you should not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange. On the new option grant date, you will not be required under current law to recognize income for U.S. federal income tax purposes. (Section 14)

      If you are a tax resident or citizen of a foreign jurisdiction or are otherwise subject to a tax liability in a foreign jurisdiction, your tax consequences with respect to the exchange may vary from those tax consequences described above for United States citizens or permanent residents. Employees in foreign jurisdictions should refer to Schedules C through Q for a discussion of the tax and legal consequences of electing to participate in the offer. Tax consequences may vary depending on each individual option holder's circumstances.

      YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE PERSONAL TAX CONSEQUENCES TO YOU OF PARTICIPATING IN THIS OFFER. IF YOU ARE A RESIDENT OF, OR SUBJECT TO THE TAX LAWS IN MORE THAN ONE COUNTRY, YOU SHOULD BE AWARE THAT THERE MIGHT BE ADDITIONAL TAX AND SOCIAL INSURANCE CONSEQUENCES THAT MAY APPLY TO YOU.

Q30.  WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS OR NONSTATUTORY STOCK
      OPTIONS?

A30. All new options will be nonstatutory stock options for U.S. federal income tax purposes.

      We recommend that you read the tax discussion in this offer to exchange and discuss the personal tax consequences of nonstatutory stock options with your financial, legal and/or tax advisors. (Sections 9 and 14)

Q31.  WHEN WILL MY NEW OPTIONS EXPIRE?

A31. Your new options will expire 10 years from the new option grant date, or earlier if your employment with Brocade terminates. (Section 9)

Q32.  WILL I RECEIVE A NEW OPTION AGREEMENT?

A32. Yes. All new options will be subject to a new option agreement between you and Brocade (Section 9).

Q33.  IS THERE ANY CHANCE BROCADE WILL NOT PROCEED WITH THE OPTION EXCHANGE?

A33. The completion of this offer is subject to a number of customary conditions that are described in Section 7 of this offer. If any of these conditions are not satisfied, we will not be obligated to exchange properly tendered eligible options, though we may do so at our discretion. For example, if 70% of the total options eligible for exchange are not tendered in this offer, Brocade may, in its discretion, either close the offer period and move forward with the offer, terminate the offer period and the offer and not proceed further, or extend the offer period for additional time.

      In addition, prior to the expiration date, we may change the offer for any or no reason. (Section 7)

Q34.  IF YOU EXTEND THE OFFER, HOW WILL YOU NOTIFY ME?

A34. If we extend this offer, we will issue a press release or other public announcement disclosing the extension no later than 6:00 a.m., Pacific time, on the next business day following the previously scheduled expiration date. We will also send an email to all employees. (Sections 2 and 16)

Q35.  CAN I CHANGE MY MIND AND WITHDRAW FROM THIS OFFER?

A35. Yes. You may change your mind after you have submitted an election form and withdraw from the offer at any time before the expiration date. If we extend the expiration date, you may withdraw your election at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date. (Section 5)

Q36.  HOW WILL YOU NOTIFY ME IF THE OFFER IS CHANGED?

A36. If we change the offer, we will issue a press release or other public announcement disclosing the change no later than 6:00 a.m., Pacific time, on the next business day following the day we change the offer. We will also send an email to all employees. (Sections 2 and 16)

Q37.  HOW DO I WITHDRAW MY ELECTION?

A37. To withdraw your election, you must do the following before the expiration date:

      1.    Properly complete and sign the attached withdrawal form.

      2. Deliver the completed and signed withdrawal form to Elizabeth Moore via fascimile (at (408) 333-5900) or by hand at Office Number SJ6-2D12, 1745 Technology Drive, San Jose, CA 95110. (Section 5)

Q38. WHAT IF I WITHDRAW MY ELECTION AND THEN DECIDE AGAIN THAT I WANT TO PARTICIPATE IN THIS OFFER?

A38. If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed election form that is signed and dated after the date of your withdrawal form. See Q&A 3. (Section 5)

Q39. ARE YOU MAKING ANY RECOMMENDATION AS TO WHETHER I SHOULD EXCHANGE MY ELIGIBLE OPTIONS?

A39. No. We are not making any recommendation as to whether you should accept this offer. You must make your own decision as to whether or not to participate in this offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor. (Section 3)

Q40. WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER, OR IF I NEED ADDITIONAL COPIES OF THE OFFER DOCUMENTS?

A40.  For additional information or assistance, you should contact:

      Elizabeth Moore
      Office Number SJ6-2D12
      Brocade Communications Systems, Inc.
      1745 Technology Drive
      San Jose, CA 95110
      (408) 392-5019  (Section 10)

                       RISKS OF PARTICIPATING IN THE OFFER

      Participating in the offer involves a number of risks, including those described below. This list and the risk factors under the heading entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K for the fiscal year ended October 27, 2001, and in our quarterly reports on Form 10-Q for the fiscal quarters ended January 26, 2002, April 27, 2002 and July 27, 2002, filed with the Securities and Exchange Commission (SEC) highlight the material risks of participating in this offer. You should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this offer to exchange discussing the tax consequences in the United States, as well as the rest of this offer to exchange for a more in-depth discussion of the risks that may apply to you before deciding to participate in the exchange offer.

      In addition, this offer and our SEC reports referred to above include "forward-looking statements." When used in this offer to exchange, the words "anticipate," "believe," "estimate," "expect," "intend" and "plan" as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements, and are dependent upon certain risks and uncertainties, including delays in new product and process technology announcements and product introductions by us or our competitors, competitive pricing pressures, fluctuations in manufacturing yields, changes in the mix or markets in which our products are sold, availability and costs of raw materials, reliance on subcontractors, the cyclical nature of the semiconductor industry, industry-wide wafer processing capacity, political and economic conditions in various geographic areas, and costs associated with other events, such as under-utilization or expansion of production capacity, intellectual property disputes, litigation, or environmental regulation and other factors described below. Actual results could differ materially from those expressed in the forward-looking statements.

      The following discussion should be read in conjunction with the financial statements and notes to the financial statements attached as Schedule B, as well as our most recent Forms 10-K, 10-Q and 8-K. We caution you not to place undue reliance on the forward-looking statements contained in this offer, which speak only as of the date hereof. Brocade disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

                                 ECONOMIC RISKS

IF THE PRICE OF OUR COMMON STOCK INCREASES AFTER THE DATE ON WHICH YOUR OPTIONS ARE CANCELLED, YOUR CANCELLED OPTIONS MIGHT BE WORTH MORE THAN THE NEW OPTIONS THAT YOU RECEIVE IN EXCHANGE FOR THEM.

      For example, if you cancel options with an exercise price of $20.00 per share, and the price of our common stock increases to $22.00 per share when the new options are granted, your new option will have a higher exercise price than the cancelled option.

IF YOU PARTICIPATE IN THE OFFER, YOU WILL BE INELIGIBLE TO RECEIVE ANY ADDITIONAL OPTION GRANTS UNTIL JULY 10, 2003, AT THE EARLIEST.

      Employees generally are eligible to receive option grants at any time that we choose to make such grants. However, if you participate in the offer, you will not be eligible to receive any additional option grants until July 10, 2003, at the earliest.

IF WE ARE ACQUIRED BY OR MERGE WITH ANOTHER COMPANY, YOUR CANCELLED OPTIONS MIGHT BE WORTH MORE THAN THE NEW OPTIONS THAT YOU RECEIVE IN EXCHANGE FOR THEM.

      A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

IF YOUR EMPLOYMENT TERMINATES BEFORE WE GRANT THE NEW OPTIONS, INCLUDING AS THE RESULT OF A REDUCTION-IN-FORCE OR ANOTHER COMPANY'S ACQUISITION OF US, YOU WILL NEITHER RECEIVE A NEW OPTION NOR HAVE ANY OF YOUR CANCELLED OPTIONS RETURNED TO YOU.

      Once we cancel the options that you elect to exchange, all of your rights under the options terminate. Accordingly, if your employment with Brocade terminates for any reason, including as the result of a reduction-in-force or another company acquiring Brocade, before the grant of the new options, you will have the benefit of neither the cancelled option nor any new option.

      Our revenues depend on the health of the economy and the growth of our customers and potential customers. If the economic conditions in the United States remain stagnant or worsen or if a wider or global economic slowdown occurs, we may experience a material adverse impact on our business, operating results, and financial condition and may undertake various measures to reduce our expenses including a reduction-in-force. Should your employment be terminated as part of any such reduction-in-force, you will have the benefit of neither the cancelled option nor any new option.

      If another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the new option grant date. If your employment terminates for this or any other reason before the new option grant date you will not receive a new option, nor will you receive any other compensation for your options that were cancelled.

                                TAX-RELATED RISKS

YOUR NEW OPTION WILL BE A NONSTATUTORY STOCK OPTION, WHEREAS YOUR CANCELLED OPTION MAY HAVE BEEN AN INCENTIVE STOCK OPTION.

      The new option that will replace your exchanged option will be a nonstatutory stock option. In general, nonstatutory stock options are less favorable to you from a tax perspective. For more detailed information, please read the rest of the offer to exchange, and see the tax disclosure set forth under the section entitled "Material U.S. federal income tax consequences."

EVEN IF YOU ELECT NOT TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM, YOUR INCENTIVE STOCK OPTIONS MAY BE AFFECTED.

      We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercises of such options) if you do not participate in this offer to exchange options. However, the IRS may characterize this offer to exchange options as a "modification" of those incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of all of the incentive stock options that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings given by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling, nor may they assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We therefore do not know if the IRS will assert the position that our offer constitutes a "modification" of incentive stock options eligible for tender. A successful assertion by the IRS of this position could extend the options' holding period to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your incentive stock option shares prior to the lapse of the new extended holding period, your incentive stock option could be taxed similarly to a nonstatutory stock option.

TAX-RELATED RISKS FOR TAX RESIDENTS OF NON-U.S. COUNTRIES.

      In addition, if you are a tax resident or citizen of a foreign jurisdiction, you should refer to Schedules C through Q for a discussion of some of the tax and legal consequences that may apply to you.

TAX-RELATED RISKS FOR TAX RESIDENTS OF MULTIPLE COUNTRIES.

      If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social security consequences that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.

                             BUSINESS-RELATED RISKS

OUR QUARTERLY REVENUES AND OPERATING RESULTS MAY FLUCTUATE IN FUTURE PERIODS FOR A NUMBER OF REASONS, WHICH COULD ADVERSELY AFFECT THE TRADING PRICE OF OUR STOCK.

      Our quarterly revenues and operating results may vary significantly in the future due to a number of factors, any of which may cause our stock price to fluctuate. We recently announced that we expect our revenues for the quarter ending January 25, 2003 to be between $120 million and $125 million, down approximately 18% to 22% from the prior quarter, and that we expected to break even in terms of our earnings prior to restructuring and acquisition-related charges. The primary basis for this guidance was continued uncertainty in IT spending. Additionally, on November 5, 2002, we announced that we agreed to acquire Rhapsody Networks, which if completed is expected to adversely affect our earnings per share at least through our fiscal 2004.

      The primary factors that may impact the predictability of our quarterly results include the following:

      - changes in general economic conditions and specific economic conditions in the computer, storage, and networking industries. In particular, continuing economic uncertainty has resulted in a general reduction in information technology (IT) spending. This reduction in IT spending has lead to a decline in our growth rates compared to historical trends;

      - the timing of customer orders and product implementations, particularly large orders from and product implementations of our OEM customers;

      - the effects of terrorist activity and armed conflict, such as disruptions or downturns in general economic activity;

      - announcements, introductions, and transitions of new products by us and our competitors;

      - the ability of new competitors to enter the market and effectively compete against us;

      - deferrals of customer orders in anticipation of new products, services, or product enhancements introduced by us or our competitors;

      - our ability to obtain sufficient supplies of sole or limited sourced components, including application specific integrated circuits (ASICs), microprocessors, certain logic chips, programmable logic devices, chassis, printed circuit boards and power supplies;

      - increases in prices of components used in the manufacture of our products;

      - our ability to attain and maintain production volumes and quality levels;

      - variations in the mix of our products sold and the mix of distribution channels through which they are sold;

      -     litigation; and

      -     legislation or regulatory developments.

      Accordingly, the results of any prior periods should not be relied upon as an indication of future performance. If our operating results are below the expectations of stock market analysts or investors, our stock price may decline.

OUR REVENUES MAY BE IMPACTED BY CHANGES IN IT SPENDING LEVELS.

      In recent quarters, unfavorable economic conditions and reduced global IT spending rates have adversely affected our operating results and led to a decline in our growth rates compared to historical trends. We are unable to predict when IT spending rates will return to historical levels, if at all. If there are further reductions in either domestic or international IT spending rates, or if IT spending rates do not return to historical levels, our revenues, operating results and financial condition may be adversely affected.

OUR SUCCESS DEPENDS ON OUR ABILITY TO DEVELOP NEW AND ENHANCED PRODUCTS THAT ACHIEVE WIDESPREAD MARKET ACCEPTANCE.

      We currently derive substantially all of our revenues from sales of our SilkWorm family of products. We expect that revenue from this product family will continue to account for a substantial portion of our revenues for the foreseeable future. Therefore, widespread market acceptance of these products is critical to our future success. Some of our products have been only recently introduced and, therefore, the demand and market acceptance of these products is uncertain. Factors that may affect the market acceptance of our products include the performance, price and total cost of ownership of our products; the features and functionality of our products; the availability and price of competing products and technologies; and the success and development of our OEM partners, master resellers and fabric partners. Many of these factors are beyond our control.

      Our future success depends upon our ability to address the rapidly changing needs of our customers by developing and introducing high-quality, cost-effective products and product enhancements on a timely basis and by keeping pace with technological developments and emerging industry standards. We have introduced the SilkWorm 12000 Core Fabric Switch which is targeted at expanding our existing market, but is also targeted toward the "director" class market. We expect to launch new products and product enhancements during the next year. We further expect that our future revenue growth will be dependent on the success of the SilkWorm 12000 Core Fabric Switch, the other members of our current line of products, and the continued development of new products and product enhancements. We have in the past experienced delays in product development and such delays may occur in the future. If we are unable to achieve market acceptance of our new products, our business and results of operations could be harmed.

AS WE INTRODUCE NEW PRODUCTS, WE MUST MANAGE THE TRANSITION BETWEEN OUR NEW PRODUCTS AND OUR OLDER PRODUCTS.

      As new or enhanced products are introduced, we must successfully manage the transition from older products in order to minimize disruption in customers' ordering patterns, avoid excessive levels of older product inventories, and ensure that enough supplies of new products can be delivered to meet customers' demands. Our failure to manage the transition to newer products in the future or to develop and successfully introduce new products and product enhancements could adversely affect our business and financial results. When we introduce new products and product enhancements, we face risks relating to product transitions, including risks relating to forecasting demand, as well as possible product and software defects and a potentially different sales and support environment due to the complexity of these new systems. If any of the foregoing occurs, our business could be seriously harmed.

INCREASED MARKET COMPETITION MAY LEAD TO REDUCED SALES OF OUR PRODUCTS, REDUCED MARGINS, REDUCED PROFITS, AND REDUCED MARKET SHARE.

      The markets for our SAN switching products are competitive, and are likely to become even more competitive. Increased competition could result in pricing pressures, reduced sales, reduced margins, reduced profits, reduced market share or the failure of our products to achieve or maintain market acceptance. Our products face competition from multiple sources and we may not be able to compete successfully against current and future competitors. Furthermore, as the SAN market evolves, non-Fibre Channel-based products may become available to interconnect servers and storage. To the extent that these products provide the ability to network servers and storage and support high-performance, block-data storage applications, they may compete with our current and future products. These products may include, but are not limited to, non-Fibre Channel based emerging products based on Gigabit Ethernet, 10-Gigabit Ethernet and Infiniband.

INTERNATIONAL POLITICAL INSTABILITY MAY INCREASE OUR COST OF DOING BUSINESS AND DISRUPT OUR BUSINESS.

      Increased international political instability, as demonstrated by the September 2001 terrorist attacks, disruption in air transportation and further enhanced security measures as a result of the September 2001 terrorist attacks, the military action taken in Afghanistan, and the conflicts in the Middle East, may halt or hinder our ability to do business and may increase our costs. This increased instability may, for example, negatively impact the reliability and cost of transportation, negatively impact the desire of our employees and customers to travel, adversely affect our ability to obtain adequate insurance at reasonable rates, and require us to take extra security precautions for our operations. In addition, to the extent that air transportation is delayed or disrupted, the operations of our contract manufacturers and suppliers may be disrupted, particularly if shipments of components and raw materials are delayed. If this international political instability continues or escalates, our business and results of operations could be harmed.

FAILURE TO MANAGE OUR BUSINESS EFFECTIVELY COULD SERIOUSLY HARM OUR BUSINESS, FINANCIAL CONDITION, AND PROSPECTS.

      Our ability to successfully implement our business plan, develop and offer products, and manage our business in a rapidly evolving market requires a comprehensive and effective planning and management process. We continue to change the scope of our operations domestically and internationally, including managing our headcount appropriately. In addition, the expected acquisition of Rhapsody Networks and its integration into Brocade could present additional management challenges. Changes in our business, headcount, organizational structure and relationships with customers and other third parties has placed, and will continue to place, a significant strain on management systems and resources. Our failure to continue to improve upon our operational, managerial, and financial controls, reporting systems, and procedures, and our failure to continue to train, and manage our work force worldwide, could seriously harm our business and financial results.

FAILURE TO ADEQUATELY ANTICIPATE FUTURE OEM AND END-USER PRODUCT NEEDS AND FAILURE TO FORECAST OEM AND END-USER DEMAND COULD NEGATIVELY IMPACT THE DEMAND FOR OUR PRODUCTS AND REDUCE OUR REVENUES.

      We market and sell our products through OEM partners, master resellers and fabric partners. We must continually assess, anticipate, and respond to the needs of these OEM partners, master resellers and fabric partners. We must also ensure that our products integrate with solutions provided by these OEM partners, master resellers and fabric partners. In addition, we must continually assess, anticipate, and respond to the needs of their customers, who are the end-users of our products. If we fail to respond to the needs of these groups, our business and operating results could be harmed.

      Because we market and sell our products through OEM partners, master resellers and fabric partners, our direct contact with the end-users of our products is often limited. Although we make every effort to communicate with, understand, and anticipate the current and future needs of the end-users of our products, to a large extent we rely on our OEM partners, master resellers and fabric partners for visibility into those end-user requirements. Our failure to adequately assess and anticipate future end-user needs could negatively impact the demand for our products and reduce our revenues.

      Similarly, we have limited ability to forecast the demand for our products. In preparing sales and demand forecasts, we rely largely on input from our OEM partners, master resellers and fabric partners. If our customers are unable to accurately forecast demand, or we fail to effectively communicate with our customers about end-user demand or other time sensitive information, sales and demand forecasts may not reflect the most accurate, up-to-date information. Because we make business decisions based on our sales and demand forecasts, if these forecasts do not materialize, our business and financial results could be negatively impacted. Furthermore, we may not be able to identify these forecast differences until late in our fiscal quarter. Consequently, we may not be able to make adjustments to our business model without negatively impacting our earnings.

WE PLAN TO CONTINUE TO INCREASE OUR INTERNATIONAL SALES ACTIVITIES SIGNIFICANTLY, WHICH WILL SUBJECT US TO ADDITIONAL BUSINESS RISKS.

      We plan to continue to expand our international sales activities significantly. Expansion of international operations will involve inherent risks that we may not be able to control, including:

      -     supporting multiple languages;

      - recruiting sales and technical support personnel with the skills to support our products;

      -     increased complexity and costs of managing international operations;

      -     commercial laws and business practices that favor local competition;

      - multiple, potentially conflicting, and changing governmental laws and regulations, including differing labor and employment laws;

      -     longer sales cycles;

      -     difficulties in collecting accounts receivable;

      -     reduced or limited protections of intellectual property rights; and

      -     political and economic instability.

      To date, none of our international revenues and costs of revenues has been denominated in foreign currencies. As a result, an increase in the value of the United States dollar relative to foreign currencies could make our products more expensive and, thus, less competitive in foreign markets. In the future, a portion of our international revenues may be denominated in foreign currencies, including the Euro, which will subject us to risks associated with fluctuations in those foreign currencies. Additionally, we receive significant tax benefits from sales to our international customers. These benefits are contingent upon existing tax laws in both the United States and in the respective countries in which our international customers are located.

      Future changes in domestic or international tax laws could affect the continued realization of the tax benefits we are currently receiving and expect to receive from sales to our international customers. In addition, a decrease in the percentage of our total revenue from international customers, or in the mix of international revenue among particular tax jurisdictions, could increase our overall effective tax rate.

WE DEPEND ON OEM CUSTOMERS. THE LOSS OF ANY OF THESE OEM CUSTOMERS COULD SIGNIFICANTLY REDUCE OUR REVENUES.

      Although our customer base has increased, we still depend on large, recurring purchases from a limited number of large OEM customers. Our agreements with our OEM customers are typically cancelable, non-exclusive, and have no minimum purchase requirements. For the fiscal year ended October 26, 2002, three customers each represented greater than ten percent of our total revenues for a combined total of 62 percent of our total revenues. In addition, HP and Compaq, two of our larger OEM customers, recently merged. This merger may result in a decrease or a disruption in our sales to the combined company. We anticipate that our revenues and operating results will continue to depend on sales to a relatively small number of customers. Therefore, the loss of any one significant customer, or a decrease in the level of sales to any one significant customer, could seriously harm our financial condition and results of operations.

FAILURE TO EXPAND DISTRIBUTION CHANNELS AND MANAGE DISTRIBUTION RELATIONSHIPS COULD SIGNIFICANTLY REDUCE OUR REVENUES.

      Our success will depend on our continuing ability to develop and manage relationships with significant OEM partners, master resellers and fabric partners, as well as on the sales efforts and success of these customers. Our OEM customers may evaluate our products for a limited time period before they begin to market and sell them. Assisting these customers through the evaluation process may require significant sales, marketing, and management efforts on our part, particularly if our products are being qualified with multiple customers at the same time. In addition, once our products have been qualified, our customer agreements have no minimum purchase commitments. We may not be able to maintain or expand our distribution channels, manage distribution relationships successfully, or market our products through OEMs effectively. Our failure to manage successfully our distribution relationships or the failure of our customers to sell our products could reduce our revenues.

THE LOSS OF OUR RELATIONSHIP WITH SOLECTRON CORPORATION, OUR PRINCIPAL MANUFACTURER, OR THE FAILURE TO ACCURATELY FORECAST DEMAND FOR OUR PRODUCTS OR SUCCESSFULLY MANAGE OUR RELATIONSHIP WITH SOLECTRON, COULD NEGATIVELY IMPACT OUR ABILITY TO MANUFACTURE AND SELL OUR PRODUCTS.

      We currently depend on Solectron, a third party manufacturer, to manufacture most of our products. If we should fail to effectively manage our relationship with Solectron, or if Solectron experiences delays, disruptions, capacity constraints, or quality control problems in its manufacturing operations, our ability to ship products to our customers could be delayed and our competitive position and reputation could be harmed. Qualifying a new contract manufacturer and commencing volume production is a lengthy and expensive process. Although we recently qualified an additional third-party contract manufacturer to manufacture some of our products, if we are required or choose to change our principal contract manufacturer, we may lose revenue and damage our customer relationships.

      We have entered into a manufacturing agreement with Solectron under which we provide to Solectron a 12-month product forecast and place purchase orders with Solectron 60 calendar days in advance of the scheduled delivery of products to our customers. Although our purchase orders placed with Solectron are cancelable, the terms of the agreement require us to purchase from Solectron all inventory components not returnable or usable by other Solectron customers. Accordingly, if we inaccurately forecast demand for our products, we may be unable to obtain adequate manufacturing capacity from Solectron to meet customers' delivery requirements or we may accumulate excess inventories.

WE ARE DEPENDENT ON SOLE SOURCE AND LIMITED SOURCE SUPPLIERS FOR CERTAIN KEY COMPONENTS INCLUDING ASICS AND POWER SUPPLIES.

      We currently purchase several key components used in the manufacture of our products from single or limited sources. We purchase ASICs, microprocessors, certain connectors, certain logic chips, programmable logic devices, and chassis from single sources, and printed circuit boards and power supplies from limited sources. In addition, we license certain software from third parties that is incorporated into the operating system of our products. If we are unable to buy or license these components on a timely basis, we will not be able to deliver our products to our customers in a timely manner. We use a rolling six-month forecast based on anticipated product orders to determine component requirements. If we overestimate component requirements, we may have excess inventory, which would increase our costs. If we underestimate component requirements, we may have inadequate inventory, which could interrupt the manufacturing process and result in lost or deferred revenue. In addition, lead times for components vary significantly and depend on factors such as the specific supplier, contract terms, and demand for a component at a given time. We also may experience shortages of certain components from time to time, which also could delay the manufacturing and sales processes.

THE PRICES OF OUR PRODUCTS MAY DECLINE WHICH WOULD REDUCE OUR REVENUES AND GROSS MARGINS.

      The average unit prices of our products may decrease in the future in response to changes in product mix, competitive pricing pressures, increased sales discounts, new product introductions by us or our competitors, or other factors. If we are unable to offset these factors by increasing sales volumes, our total revenues will decline. In addition, to maintain our gross margins we must maintain or increase current shipment volumes and develop and introduce new products and product enhancements, and we must continue to reduce the manufacturing cost of our products. Failure to reduce the manufacturing cost of our products in response to declines in unit selling prices would result in a decline in our gross margins. Moreover, most of our expenses are fixed in the short-term or incurred in advance of receipt of corresponding revenue. As a result, we may not be able to decrease our spending to offset any unexpected shortfall in revenues. If this occurs, we could incur losses and our operating results and gross margins may be below our expectations and those of investors and stock market analysts.

UNDETECTED SOFTWARE OR HARDWARE ERRORS COULD INCREASE OUR COSTS AND REDUCE OUR REVENUES.

      Networking products frequently contain undetected software or hardware errors when first introduced or as new versions are released. Our products are becoming increasingly complex and errors may be found from time to time in our new or enhanced products. In addition, our products are combined with products from other vendors. As a result, when problems occur, it may be difficult to identify the source of the problem. These problems may cause us to incur significant warranty and repair costs, divert the attention of engineering personnel from product development efforts and cause significant customer relations problems. Moreover, the occurrence of hardware and software errors, whether caused by another vendor's SAN products, or ours, could delay or prevent the development of the SAN market.

WE MAY NOT BE ABLE TO MAINTAIN PROFITABILITY.

      We may not be able to maintain profitability in the future. We expect to incur significant costs and expenses for product development, sales and marketing, customer support, and expansion of corporate infrastructure. We make investment decisions based upon anticipated revenues and margins. If these anticipated revenues and margins do not materialize our future profitability could be adversely affected.

      We recently announced our intent to acquire Rhapsody Networks. If completed, we expect this acquisition will adversely affect our earnings per share at least through our fiscal 2004.

      We recently realigned our organization to reduce our expense structure. These actions included the termination of approximately 160 employees, including certain officers. Our planned reduction in spending is subject to risks and uncertainties, including the difficulty of achieving anticipated cost reductions due to unforeseen expenses we may incur in future quarters and an inability to reduce expenses without jeopardizing further development, marketing and sales of our products.

      These actions involve numerous risks, including unanticipated costs, diversion of management's attention from our core business and adverse effects on existing business relationships with suppliers, customers and employees. Additionally, it is possible that these reductions in spending are not sufficient to achieve their intended goals. Because we cannot predict our revenue with certainty, it may also be necessary to do further restructuring in the future to reduce our expenses.

      In addition, we have a limited operating history. Therefore, it is difficult to forecast future operating results based on historical results. We plan our operating expenses based in part on future revenue projections. Our ability to accurately forecast quarterly revenue is limited for the reasons discussed above in "Our quarterly revenues and operating results may fluctuate in future periods for a number of reasons, which could adversely affect the trading price of our stock." Moreover, most of our expenses are fixed in the short-term or incurred in advance of receipt of corresponding revenue. As a result, we may not be able to decrease our spending to offset any unexpected shortfall in revenues. If this occurs, we could incur losses and our operating results and gross margins may be below our expectations and those of investors and stock market analysts.

IF WE LOSE KEY PERSONNEL OR ARE UNABLE TO HIRE ADDITIONAL QUALIFIED PERSONNEL, WE MAY NOT BE SUCCESSFUL.

      Our success depends to a significant degree upon the continued contributions of key management, engineering, and sales and marketing personnel, many of whom would be difficult to replace. We do not have key person life insurance on any of our key personnel. We also believe that our success depends to a significant extent on the ability of management to operate effectively, both individually and as a group.

      We believe our future success will also depend in large part upon our ability to attract and retain highly skilled managerial, engineering, sales and marketing, finance, and operations personnel. We have experienced difficulty in hiring qualified ASIC, software, system and test, sales and marketing, and customer support personnel. We may not be successful in attracting and retaining these individuals in the future. The loss of the services of any of our key employees, the inability to attract or retain qualified personnel in the future, or delays in hiring required personnel, particularly engineers and sales personnel, could delay the development and introduction of, and negatively impact our ability to sell, our products.

      In addition, companies in the computer storage and server industry whose employees accept positions with competitors frequently claim that their competitors have engaged in unfair hiring practices. We may receive such claims in the future as we seek to hire qualified personnel. Such claims, if received, may result in material litigation. We could incur substantial costs in defending against these claims, regardless of their merits.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY, WHICH WOULD NEGATIVELY AFFECT OUR ABILITY TO COMPETE.

      We rely on a combination of patent, copyright, trademark, and trade secret laws, confidentiality agreements, and other contractual restrictions on disclosure to protect our intellectual property rights. We also enter into confidentiality or license agreements with our employees, consultants, and corporate partners, and control access to and distribution of our technology, software, documentation, and other confidential information. These measures may not preclude competitors from independently developing products with functionality or features similar to our products. Despite efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our products is difficult and we cannot be certain that the steps we take to prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect proprietary rights as fully as in the United States, will be effective.

OTHERS MAY BRING INFRINGEMENT CLAIMS, WHICH COULD BE TIME-CONSUMING AND EXPENSIVE TO DEFEND, AGAINST US.

      In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. On February 14, 2002, a suit captioned McDATA Corp. v. Brocade Communications Systems, Inc. was filed against Brocade in the United States District Court for the District of Colorado. The complaint alleged that the Brocade SilkWorm 3800 Enterprise Fibre Channel Fabric Switch and Brocade SilkWorm 12000 Core Fabric Switch infringe U.S. Patent No. 6,233,236, entitled "Method and Apparatus for Measuring Traffic Within a Switch." The complaint seeks unspecified compensatory and exemplary damages and to permanently enjoin Brocade from infringing the patent in the future. On March 4, 2002, McDATA filed an amended complaint, in which it additionally alleged that the Brocade SilkWorm 3200 Entry Fabric Switch infringed this patent. In connection with this suit, on March 4, 2002, McDATA filed a motion for a preliminary injunction against Brocade with regard to the patent. A hearing on the motion for preliminary injunction was held on July 15, 2002, and on December 5, 2002, the Court issued its decision denying McData's request for a preliminary injunction. We believe that we have meritorious defenses to the claims and intend to defend the action vigorously. Additional action will be required to finally dispose of this case.

      We may be a party to litigation in the future to protect our intellectual property or as a result of an alleged infringement of others' intellectual property. These claims and any resulting lawsuit, including the McDATA lawsuit, could subject us to significant liability for damages and invalidation of proprietary rights. These lawsuits, regardless of their success, would likely be time-consuming and expensive to resolve and would divert management's time and attention. Any potential intellectual property litigation, including the McDATA litigation, also could force us to do one or more of the following:

      - stop selling, incorporating or using products or services that use the challenged intellectual property;

      - obtain from the owner of the infringed intellectual property a license to the relevant intellectual property, which license may require us to license our intellectual property to such owner, or may not be available on reasonable terms or at all; and

      - redesign those products or services that use technology that is the subject of an infringement claim.

      If we are forced to take any of the foregoing actions, we may be unable to manufacture, use, sell, import and export our products, which would reduce our revenues.

WE MAY ENGAGE IN FUTURE ACQUISITIONS THAT DILUTE OUR STOCKHOLDERS AND CAUSE US TO USE CASH, INCUR DEBT, OR ASSUME CONTINGENT LIABILITIES.

      We recently announced an agreement to acquire Rhapsody Networks. As part of our strategy, we expect to continue to review opportunities to buy other businesses or technologies that would complement our current products, expand the breadth of our markets or enhance our technical capabilities, or that may otherwise offer growth opportunities. We may buy other businesses, products, or technologies in the future. In the event of any future purchases, we could:

      - issue stock that would dilute our current stockholders' percentage ownership;

      -     use cash, which may result in a reduction of our liquidity;

      -     incur debt; or

      -     assume liabilities.

      These purchases also involve numerous risks, including:

      - problems combining the purchased operations, technologies, personnel or products;

      -     unanticipated costs;

      -     diversion of management's attention from our core business;

      - adverse effects on existing business relationships with suppliers and customers;

      - risks associated with entering into markets in which we have no, or limited, prior experience; and

      -     potential loss of key employees of acquired organizations.

      We may not be able to successfully integrate any businesses, products, technologies, or personnel that we might acquire in the future.

OUR PRODUCTS MUST COMPLY WITH EVOLVING INDUSTRY STANDARDS AND GOVERNMENT REGULATIONS.

      Industry standards for SAN products are continuing to emerge, evolve, and achieve acceptance. To remain competitive, we must continue to introduce new products and product enhancements that meet these industry standards. All components of the SAN must interoperate together. Industry standards are in place to specify guidelines for interoperability and communication based on standard specifications. Our products comprise only a part of the entire SAN solution utilized by the end-user, and we depend on the companies that provide other components of the SAN solution, many of whom are significantly larger than us, to support the industry standards as they evolve. The failure of these providers to support these industry standards could adversely affect the market acceptance of our products.

      In addition, in the United States, our products comply with various regulations and standards defined by the Federal Communications Commission and Underwriters Laboratories. Internationally, products that we develop will be required to comply with standards established by authorities in various countries. Failure to comply with existing or evolving industry standards or to obtain timely domestic or foreign regulatory approvals or certificates could materially harm our business.

PROVISIONS IN OUR CHARTER DOCUMENTS, CUSTOMER AGREEMENTS, DELAWARE LAW, AND OUR STOCKHOLDER RIGHTS PLAN COULD PREVENT OR DELAY A CHANGE IN CONTROL OF BROCADE, WHICH COULD HINDER STOCKHOLDERS' ABILITY TO RECEIVE A PREMIUM FOR OUR STOCK.

      Provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable. These provisions include:

      - authorizing the issuance of preferred stock without stockholder approval;

      - providing for a classified board of directors with staggered, three-year terms;

      -     prohibiting cumulative voting in the election of directors;

      -     limiting the persons who may call special meetings of stockholders;

      -     prohibiting stockholder actions by written consent; and

      - requiring super-majority voting to effect amendments to the foregoing provisions of our certificate of incorporation and bylaws.

      Certain provisions of Delaware law also may discourage, delay, or prevent someone from acquiring or merging with us. Further, our agreements with certain of our customers require that we give prior notice of a change of control and grant certain manufacturing rights following the change of control. In addition, we currently have in place a stockholder rights plan. Any of these things could prevent or delay a change in control of Brocade, which could hinder stockholders' ability to receive a premium for our stock.

WE EXPECT TO EXPERIENCE VOLATILITY IN OUR STOCK PRICE, WHICH COULD NEGATIVELY AFFECT STOCKHOLDERS' INVESTMENTS.

      The market price of our common stock has experienced significant volatility in the past and may continue to fluctuate significantly in response to the following factors, some of which are beyond our control:

      -     macroeconomic conditions;

      -     actual or anticipated fluctuations in our operating results;

      -     changes in financial estimates by securities analysts;

      -     changes in market valuations of other technology companies;

      - announcements of financial results by us or other technology companies;

      - announcements by us, our competitors, customers, or similar businesses of significant technical innovations, contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

      -     losses of major OEM customers;

      -     additions or departures of key personnel;

      -     sales by us of common stock or convertible securities; and

      -     incurring additional debt.

      In addition, the stock market has experienced extreme volatility that often has been unrelated to the performance of particular companies. These market fluctuations may cause our stock price to fall regardless of how the business performs.

OUR BUSINESS MAY BE HARMED BY CLASS ACTION LITIGATION DUE TO STOCK PRICE VOLATILITY.

      In the past, securities class action litigation often has been brought against a company following periods of volatility in the market price of its securities. We are currently in litigation regarding alleged nondisclosure of improprieties in the distribution of shares in our initial public offering by our underwriters, including undisclosed fees and commissions received by the underwriters and alleged laddering arrangements. We believe that the claims are without merit and intend to defend ourselves vigorously. In addition, in the future we may be the target of other securities litigation. Securities litigation could result in substantial costs and divert management's attention and resources.

BUSINESS INTERRUPTIONS COULD ADVERSELY AFFECT OUR BUSINESS.

      Our operations are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure, and other events beyond our control. A substantial portion of our facilities, including our corporate headquarters, is located near major earthquake faults. In the event of a major earthquake, we could experience business interruptions, destruction of facilities and loss of life. We neither carry earthquake insurance nor have we set aside funds or reserves to cover such earthquake-related losses. Although we carry business interruption insurance to mitigate the impact of potential business interruptions, should a business interruption occur, our business could be seriously harmed.

OUR PRIVATE MINORITY EQUITY INVESTMENTS ARE SUBJECT TO EQUITY PRICE RISK AND THEIR VALUE MAY FLUCTUATE.

      From time to time, we make equity investments for the promotion of business and strategic objectives. The market price and valuation of the securities that we hold in these companies may fluctuate due to market conditions and other circumstances over which we have little or no control. To the extent that the fair value of these securities is less than our cost over an extended period of time, our operating results and financial condition could be harmed.

                                    THE OFFER

1.    ELIGIBILITY.

      You are an "eligible employee" if you are an employee, including an officer, of Brocade and you remain employed by Brocade or a successor entity through the date on which the exchanged options are cancelled. However, employees who have received a termination notice from Brocade or who have delivered a termination notice to Brocade prior to the expiration date are not eligible to participate in the offer. Non-employee members of our board of directors are also not eligible to participate in the offer. Our directors are listed on Schedule A to this offer.

      To receive a new option, you must remain employed by Brocade or a successor entity through the new option grant date, which will be the first business day that is six months and one day after the cancellation date. If we do not extend the offer, the new option grant date will be July 10, 2003. If, for any reason, you do not remain an employee of Brocade or a successor entity through the new option grant date, you will not receive any new options or other compensation in exchange for your options that have been accepted for exchange. For this purpose, employment would not include a period of garden leave and/or notice period pursuant to local law. This means that if you quit, with or without a good reason, or die or we terminate your employment with or without cause, before the new option grant date, you will not receive anything for the options that you elected to exchange and that we cancelled. Unless expressly provided by the applicable laws of a non-U.S. jurisdiction, your employment with Brocade will remain "at-will" and can be terminated by you or us at any time, with or without cause or notice.

2.    NUMBER OF OPTIONS; EXPIRATION DATE.

      Subject to the terms and conditions of this offer, we will accept for exchange outstanding, unexercised options with exercise prices equal to or greater than $12.00 per share that are held by eligible employees and that are properly elected to be exchanged, and are not validly withdrawn, before the expiration date.

      If you participate in this offer, you must exchange (i) all options granted to you with exercise prices equal to or greater than $12.00 per share and (ii) all options granted to you on or after June 8, 2002, regardless of exercise price. However, you may not and are not required to exchange any options with exercise prices below $12.00 per share that were granted to you prior to June 8, 2002. No shares of Brocade common stock, including common stock acquired upon exercise of Brocade options or through the 1999 Employee Stock Purchase Plan, may be exchanged in this offer.

      IF YOU PARTICIPATE IN THIS OFFER, YOU MUST EXCHANGE ALL OF YOUR OPTIONS THAT WERE GRANTED TO YOU ON OR AFTER JUNE 8, 2002. This rule applies even if these options have exercise prices less than $12.00 per share. For example, if you received an option grant in January 2000 and a grant in July 2002 and you want to exchange your January 2000 option grant, you also must exchange your July 2002 option grant. This includes all options granted to you between the commencement of this offer on December 9, 2002 and the expiration date.

      Subject to the terms of this offer and upon our acceptance of your properly tendered options, your exchanged options will be cancelled and you will be granted new options as follows:

      - Exchanged options granted on or before March 15, 2000, will be replaced with new options at an exchange ratio of one (1) share for every three (3) shares exchanged.

      - Exchanged options granted after March 15, 2000 and before April 17, 2001, or options granted on April 17, 2001 as part of the Supplemental Stock Program ("supplemental options"), will be replaced with new options at an exchange ratio of one (1) share for every two (2) shares exchanged.

      - Exchanged options granted after April 17, 2001, or options granted on April 17, 2001 other than supplemental options, will be replaced with new options at an exchange ratio of one (1) share for every one
            (1) share exchanged.

      - If Gregory L. Reyes, the Chairman and Chief Executive Officer of Brocade, elects to exchange any options, each exchanged option will be replaced with a new option at an exchange ratio of one (1) share for every ten (10) shares exchanged.

      The number of new options you will receive will be rounded up to the nearest whole option. The number of new options is subject to adjustment for any stock splits, subdivisions, combinations, stock dividends and similar events that occur after the cancellation date but before the new option grant date. All new options will be subject to the terms of the option plan under which they are granted, and to a new option agreement between you and Brocade. Each new option will be granted under either our 1999 Stock Plan or our 1999 Nonstatutory Stock Option Plan, as determined by our board of directors. The forms of option agreement under each plan are attached as an exhibit or incorporated by reference to the Schedule TO with which this offer has been filed.

      The expiration date for this offer will be 5:00 p.m., Pacific time, on January 8, 2003, unless we extend the offer. We may, in our discretion, extend the offer, in which event the expiration date shall refer to the latest time and date at which the extended offer expires. See Section 16 of this offer for a description of our rights to extend, terminate and amend the offer.

3.    PURPOSE OF THE OFFER.

      We issued the outstanding options to motivate our employees to perform at high levels and provide an effective means of recognizing employee contributions to our success.

      We believe that this offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. We issued the currently outstanding options to motivate our employees to perform at high levels and provide an effective means of recognizing employee contributions to our success. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being "underwater." By making this offer, we intend to provide eligible employees with the opportunity to own options that over time may have a greater potential to increase in value. In addition, the new option pricing structure gives Brocade's officers further incentive to grow the business and meet our business objectives of maximizing stockholder value by setting a minimum exercise price for any new options they may receive in the exchange program.

      This offer is designed to decrease Brocade's option overhang, which is the number of options outstanding as a percent of the total number of common shares outstanding. The exchange ratios used in this offer are designed to help accomplish this goal.

      Except as otherwise disclosed in this offer or in our SEC filings, Brocade (excluding our subsidiaries) presently has no plans or proposals that relate to or would result in:

      - any extraordinary transaction, such as a merger, reorganization or liquidation involving Brocade;

      -     any purchase, sale or transfer of a material amount of our assets,

      - any material change in our present dividend rate or policy, or our indebtedness or capitalization,

      - any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment,

      -     any other material change in our corporate structure or business,

      - our common stock being delisted from the Nasdaq National Market or not being authorized for quotation in an automated quotation system operated by a national securities association,

      - our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the Exchange Act),

      - the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act,

      - the acquisition by any person of an amount of our securities or the disposition of an amount of any of our securities, or

      - any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

Brocade currently has a search underway to add additional independent directors to its board of directors.

      Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this offer and consult your own investment and tax advisors. You must make your own decision about whether to participate in this offer.

4.    PROCEDURES FOR ELECTING TO EXCHANGE OPTIONS.

      PROPER ELECTION TO EXCHANGE OPTIONS.

      Participation is this offer is voluntary. To participate in this offer, you must, in accordance with the instructions of the election form, properly complete, sign and deliver the election form to Elizabeth Moore via facsimile at
(408) 333-5900 or by hand at Office Number SJ6-2D12, Brocade Communications Systems, Inc., 1745 Technology Drive, San Jose, CA, 95110, along with any other required documents. Elizabeth Moore must receive the properly completed and signed election forms before the expiration date. The expiration date will be 5:00 p.m., Pacific time, on January 8, 2003, unless we extend the offer.

      If you participate in this offer, you must exchange (i) all options that we granted to you with exercise prices equal to or greater than $12.00 per share and (ii) all options we granted to you since June 8, 2002, even if those options have an exercise price less than $12.00 per share and would otherwise be ineligible for exchange.

      THE DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION FORMS, IS AT YOUR RISK. WE INTEND TO CONFIRM THE RECEIPT OF YOUR ELECTION FORM AND/OR ANY WITHDRAWAL FORM WITHIN TWO (2) BUSINESS DAYS. IF YOU HAVE NOT RECEIVED A CONFIRMATION, YOU MUST CONFIRM THAT WE HAVE RECEIVED YOUR ELECTION FORM AND/OR ANY WITHDRAWAL FORM.

      Our receipt of your election form is not by itself an acceptance of your options for exchange. For purposes of this offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, e-mail or other methods of communication. Options accepted for exchange will be cancelled on the cancellation date, which we presently expect will be January 9, 2003.

      DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS.

      We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

      OUR ACCEPTANCE CONSTITUTES AN AGREEMENT.

      Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this offer. OUR ACCEPTANCE OF YOUR OPTIONS FOR EXCHANGE WILL CONSTITUTE A BINDING AGREEMENT BETWEEN BROCADE AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THIS OFFER.

      To administer this offer, we must collect, use and transfer certain information regarding you and your option grants, and may have to pass that information on to third parties who are assisting with the offer. By submitting an election form or a withdrawal form, you agree to such collection, use and transfer of your personal data by us and the third parties assisting us with the offer, but only for the purpose of administering your participation in this offer. By submitting an election form or a withdrawal form, you also acknowledge and agree that:

      - the parties receiving this data may be located outside of the United States, and the recipient's country may have different data privacy laws and protections than the United States,

      - the data will be held only as long as necessary to administer and implement the program,

      - you can request from us a list of the parties that may receive your data,

      - you can request additional information about how the data is stored and processed, and

      -     you can request that the data be amended if it is incorrect.

      If you are an option holder in certain foreign jurisdictions, you can withdraw your consent to the collection, use and transfer of your data by contacting us. However, if you withdraw your consent, you may not participate in this offer. Please contact us if you have any questions.

5.    WITHDRAWAL RIGHTS AND CHANGE OF ELECTION.

      You may withdraw all options that you previously elected to exchange only in accordance with the provisions of this section.

      You may withdraw all options that you previously elected to exchange at any time before the expiration date, which is expected to be 5:00 p.m., Pacific time, on January 8, 2003. If we extend the offer, you may withdraw your options at any time until the extended expiration date.

      In addition, although we intend to accept all validly tendered options promptly after the expiration of this offer, if we have not accepted your options by 9:00 p.m., Pacific time, on February 5, 2003, you may withdraw your options at any time thereafter.

      To validly withdraw all of the options that you previously elected to exchange, you must deliver to Elizabeth Moore via facsimile (fax # (408) 333-5900 or by hand to Office Number SJ6-2D12, 1745 Technology Drive, San Jose, CA 95110, in accordance with the procedures listed in Section 4 above, a signed and dated withdrawal form with the required information, while you still have the right to withdraw the options.

      You may not rescind any withdrawal. All options that you withdraw will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange all options before the expiration date. To re-elect to exchange all of your withdrawn options, you must submit a new election form to Elizabeth Moore before the expiration date by following the procedures described in Section 4 of this offer. This new election form must be properly completed, signed and dated after your original election form and after your withdrawal form. You will be bound by the last properly tendered election or withdrawal form we receive before the expiration date.

      Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal form or any new election form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawal forms and new election forms. Our determination of these matters will be final and binding.

      THE DELIVERY OF ALL DOCUMENTS, INCLUDING ANY WITHDRAWAL FORMS AND ANY NEW ELECTION FORMS, IS AT YOUR RISK. WE INTEND TO CONFIRM THE RECEIPT OF YOUR WITHDRAWAL FORM AND/OR ANY ELECTION FORM WITHIN TWO (2) BUSINESS DAYS. IF YOU HAVE NOT RECEIVED A CONFIRMATION, YOU MUST CONFIRM THAT WE HAVE RECEIVED YOUR WITHDRAWAL FORM AND/OR ANY ELECTION FORM.

6.    ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

      Upon the terms and conditions of this offer and promptly following the expiration date, we will accept for exchange and cancel all eligible options properly elected for exchange and not validly withdrawn before the expiration date. Once the options are cancelled, you no longer will have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the cancellation date, which we anticipate to be January 9, 2003.

      For purposes of the offer, we will be deemed to have accepted options for exchange that are validly tendered and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance for exchange of the options. This notice may be made by press release, email or other method of communication. Subject to our rights to terminate the offer, discussed in Section 16 of this offer, we currently expect that we will accept promptly after the expiration date all properly tendered options that are not validly withdrawn.

      Promptly after the expiration date, we will issue to you a promise to grant stock options. The promise to grant stock option represents our commitment to grant you a new stock option on the new option grant date, provided that you remain an employee of Brocade or a successor entity through the new option grant date. This promise to grant stock options will list the number of new options you will receive.

      We will grant the new options on the new option grant date, which is the first business day that is six months and one day after the cancellation date. We expect the new option grant date to be July 10, 2003. All new options will be nonstatutory stock options and will be granted under either our 1999 Stock Plan or our 1999 Nonstatutory Stock Option Plan. Our board of directors will determine under which of the plans each new option will be granted. However, all new options granted to Brocade officers will be granted under the 1999 Stock Plan.

      If, for any reason, you are not an employee of Brocade or a successor entity through the new option grant date, you will not receive any new options or other compensation in exchange for your options that have been cancelled pursuant to this offer.

      If we accept options you elect to exchange in the offer, we will defer granting to you any other options for which you otherwise may be eligible before the new option grant date. Consequently, we will not grant you any new options until six months and one day after any of your options have been cancelled.

      If you do not participate in this offer, you may receive new option grants between now and the new option grant date. However, we have no current plans to grant options to employees other than in connection with this offer and to newly hired employees. Therefore, you should not expect to receive any option grants between now and the new option grant date if you decide not to participate in this offer.

      Options that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price and current vesting schedule.

7.    CONDITIONS OF THE OFFER.

      Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us to have occurred:

      - fewer than 70% of the options eligible for exchange have been validly tendered and not withdrawn pursuant to the terms of this offer,

      - there shall have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer,

      - any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us,

      -     there shall have occurred:

            - any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in the over-the-counter market in the United States,

            - the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

            - any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

            - in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average, the Nasdaq Index or the Standard & Poor's 500 Index from the date of commencement of the exchange offer,

            - the commencement of a war or other national or international calamity directly or indirectly involving the United States, which would reasonably be expected to affect materially or adversely, or to delay materially, the completion of the exchange offer, or

            - if any of the situations described above existed at the time of commencement of the exchange offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the exchange offer,

      -     as the term "group" is used in Section 13(d)(3) of the Exchange Act:

            - any person, entity or group acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the exchange offer,

            - any such person, entity or group which had publicly disclosed such ownership prior to such date shall acquire additional common stock constituting more than 1% of our outstanding shares, or

            - any new group shall have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the exchange offer or with such acceptance for exchange of eligible options,

      - there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer,

      - a tender or exchange offer, other than this exchange offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed,

      - any event or events occur that have resulted or may result, in our reasonable judgment, in an actual or threatened material adverse change in our business or financial condition,

      - any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this offer to exchange for a description of the contemplated benefits of the offer to us), or

      - any rules or regulations by any governmental authority, the National Association of Securities Dealers, the Nasdaq National Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced or deemed applicable to Brocade.

      If any of the above events occur, we may:

      - terminate the exchange offer and promptly return all tendered eligible options to tendering holders,

      - complete and/or extend the exchange offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended exchange offer expires,

      -     amend the terms of the exchange offer, or

      - waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

      The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.    PRICE RANGE OF SHARES UNDERLYING THE OPTIONS.

      The Brocade common stock that underlies your options is traded on the Nasdaq National Market under the symbol "BRCD." The following table shows, for the periods indicated, the high and low bid information per share of our common stock as reported by the Nasdaq National Market.

                                                               HIGH        LOW
                                                             --------    -------
FISCAL YEAR 2003
   1st Quarter (through December 6, 2002)..................  $   8.10    $  4.76
FISCAL YEAR 2002
   1st Quarter.............................................  $  41.37    $ 23.08
   2nd Quarter.............................................  $  37.50    $ 21.61
   3rd Quarter.............................................  $  25.96    $ 14.16
   4th Quarter.............................................  $  20.16    $  5.21
FISCAL YEAR 2001
   1st Quarter.............................................  $ 131.15    $ 65.75
   2nd Quarter.............................................  $ 108.06    $ 16.75
   3rd Quarter.............................................  $  55.25    $ 27.74
   4th Quarter.............................................  $  39.34    $ 12.60

      On December 6, 2002, the last reported sale price of our common stock, as reported by the Nasdaq National Market was $4.96 per share.

      YOU SHOULD EVALUATE CURRENT MARKET QUOTES FOR OUR COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER OR NOT TO ACCEPT THIS OFFER.

9.    SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

      CONSIDERATION.

      We will issue new options in exchange for eligible outstanding options properly elected to be exchanged by you and accepted by us for such exchange. Each new option will be granted under either our 1999 Nonstatutory Stock Option Plan or our 1999 Stock Plan. All new options will be subject to a new stock option agreement between you and us. Subject to any adjustments for stock splits, subdivisions, combinations, stock dividends and similar events that occur after the cancellation date and before the new option grant date and subject to the other terms and conditions of this offer, upon our acceptance of your properly tendered options, you will be entitled to receive new options based on the grant date of your exchanged options as follows:

      - Exchanged options granted on or before March 15, 2000, will be replaced with new options at an exchange ratio of one (1) new option for every three (3) exchanged options.

      - Exchanged options granted after March 15, 2000 and before April 17, 2001, or supplemental options granted on April 17, 2001, will be replaced with new options at an exchange ratio of one (1) new option for every two (2) exchanged options.

      - Exchanged options granted after April 17, 2001, or options granted on April 17, 2001 other than supplemental options, will be replaced with new options at an exchange ratio of one (1) new option for every one (1) exchanged option.

      - If Gregory L. Reyes, the Chairman and Chief Executive Officer of Brocade, elects to exchange any options, each exchanged option will be replaced with a new option at an exchange ratio of one (1) new option for every ten (10) exchanged options.

      Fractional options shall be rounded up to the nearest whole option.

      If we receive and accept tenders from eligible employees of all options eligible to be tendered, subject to the terms and conditions of this offer, we will grant new options to purchase a total of approximately 35.7 million shares of our common stock, or approximately 15% of the total shares of our common stock outstanding as of December 5, 2002.

      GENERAL TERMS OF NEW OPTIONS.

      New options will be granted under either our 1999 Stock Plan or our 1999 Nonstatutory Stock Option Plan. Our board of directors will determine, in its discretion, under which plan each new option will be granted. However, all new options granted to employees who are Brocade officers will be granted under the 1999 Stock Plan. All new options will be subject to the terms of the plan under which it is granted and to a new option agreement between you and us. The terms and conditions of the new options may vary from the terms and conditions of the options that you tendered for exchange, but such changes generally will not substantially and adversely affect your rights. The vesting schedule of your new options will be identical to the vesting schedule of your exchanged option.

      New options generally may not be exercised until six months after the new option grant date. However, if Brocade terminates your employment other than for cause or if your employment terminates due to your death or permanent disability, this six-month restriction will expire on your termination date. If you voluntarily leave Brocade or your employment with Brocade terminates for cause, this six-month restriction will not expire early. Your new options will stop vesting as of your termination date, but the six-month restriction will continue during this time. If your employment with Brocade continues, your new options will continue to vest while subject to the six-month restriction.

      New options will be nonstatutory stock options regardless of whether the exchanged options were incentive stock options or nonstatutory stock options.

      In addition, because we will not grant new options until the first business day that is six months and one day after the cancellation date, your new option may have a higher exercise price than some or all of the options that you elect to exchange.

      The following description summarizes the material terms of our 1999 Stock Plan and 1999 Nonstatutory Stock Option Plan and the new options we plan to grant under this offer. Unless we need to distinguish between each of these plans, we will refer to each as a plan and together, as the plans. Our statements in this offer to exchange concerning each plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the plans, and the forms of option agreement under the plans, which have been filed as exhibits to the Schedule TO of which this offer is a part. Please contact us at Brocade Communications Systems, Inc., 1745 Technology Drive, San Jose, CA 95110,
Attention: Elizabeth Moore (telephone: (408) 392-5019), to receive a copy of any of the plans, and the form of option agreement thereunder. We will promptly furnish you copies of these documents upon request at our expense.

      1999 STOCK PLAN.

      The maximum number of common shares subject to options currently outstanding under our 1999 Stock Plan is approximately 36.6 million shares. The 1999 Stock Plan permits the granting of incentive stock options and nonstatutory stock options to employees. All new options granted pursuant to this offer will be nonstatutory stock options.

      1999 NONSTATUTORY STOCK OPTION PLAN.

      The maximum number of common shares subject to options currently outstanding under our 1999 Nonstatutory Stock Option Plan is approximately 40.5 million shares. The 1999 Nonstatutory Stock Option

Plan permits the granting of nonstatutory stock options, but does not permit the granting of incentive stock options.

      GENERAL TERMS OF THE PLANS.

      Each plan is administered by our board of directors or a committee appointed by our board of directors, which we refer to as the administrator. Subject to the other provisions of the plans, the administrator has the power to determine the terms and conditions of the options granted, including the exercise price, the number of shares subject to the option and the exercisability of the options.

      TERM.

      All new options will have a term of 10 years from the new option grant date.

      TERMINATION OF EMPLOYMENT BEFORE THE NEW OPTION GRANT DATE.

      If, for any reason, you are not an employee of Brocade or a successor entity from the date on which you elect to exchange your options through the new option grant date, you will not receive any new options or any other compensation in exchange for your options that have been accepted for exchange. This means that if you quit with or without good reason, or die, or we terminate your employment with or without cause, before the new option grant date, you will receive nothing for the options that you tendered and which we cancelled.

      TERMINATION OF EMPLOYMENT AFTER THE NEW OPTION GRANT DATE.

      The plans generally provide that if your employment terminates, other than as a result of your permanent and total disability or your death, you may exercise your option within the time specified in your option agreement. If no time is specified, you may exercise your option within three months after termination, but only to the extent that you are entitled to exercise it at termination. The new options will also be subject to a six-month restriction on exercise. This means that the new options generally cannot be exercised until six months after the new option grant date. If Brocade terminates your employment other than for cause or your employment terminates due to your death or permanent disability, this six-month restriction on the exercise of your new options will expire on the date of your termination, and you may exercise the options, to the extent vested. If you voluntarily leave Brocade or your employment with Brocade terminates for cause, this six-month restriction will not expire early. Your new options will stop vesting as of your termination date, but the six-month restriction will continue to lapse during the three month period after your termination. To the extent you are vested and this six-month restriction has lapsed, you may exercise your options in accordance with the terms of your stock option agreement and the plan under which the option was granted.

      The plans generally provide that if your employment terminates because of your permanent and total disability or death, you or your personal representatives, heirs or legatees may exercise any option held by you on the date of your termination, to the extent that it was exercisable immediately before termination, within the time frame specified in your option agreement. If no time is specified, your option may be exercised for 12 months following termination. As noted above, the new options will be subject to a six-month restriction on exercise. However, if your employment terminates because of your permanent and total disability or death, this six-month restriction on the exercise of your new options will expire on the date of your termination. You or your personal representatives, heirs or legatees may exercise the new options, to the extent vested.

      If you are a non-U.S. resident, certain other restrictions may apply. Please refer to Schedules C through Q for details regarding your specific country.

      EXERCISE PRICE.

      The administrator generally determines the exercise price at the time the option is granted. The exercise price per share of the new options will be the closing price of Brocade common stock reported by the Nasdaq Stock Market on the new option grant date. However, that the exercise price per share of new options granted to employees who are Brocade officers shall not be less than 110% of the average closing price of Brocade common stock during the period of this offer. Notwithstanding the foregoing, if you are a resident of France or Italy, your exercise price will be determined as described in Schedule G or J, respectively. Accordingly, we cannot predict the market price of the new options. Your new options may have a higher exercise price than some or all of your current options.

      VESTING AND EXERCISE.

      Each stock option agreement specifies the term of the option and the date on which the option becomes exercisable. The administrator determines the terms of vesting. The vesting schedule for the new options will be identical to the vesting schedule of the exchanged option. However, new options generally may not be exercised until six months after the new option grant date. However, if Brocade terminates your employment other than for cause or if your employment terminates due to your death or permanent disability, this six-month restriction will expire on your termination date. If you voluntarily leave Brocade or your employment with Brocade terminates for cause, this six-month restriction will not expire early. Your new options will stop vesting as of your termination date, but the six-month restriction will continue during this time. As long as your employment with Brocade continues, each new option will vest on the same vesting schedule of your exchanged option, with vesting credit given for the period between the cancellation date and the new option grant date and during the six-month restriction on exercising new options.

      Notwithstanding the foregoing, if you are a resident of France, your options may not be exercised until one year after the new option grant date, and the shares will be subject to further sale restrictions precluding sale prior to four years from the new option grant date. Please see Schedule G for details.

      Additionally, if you are a resident of France and you die while your new options are outstanding, the new options will become immediately vested, and your heirs will have six months from the date of your death in which to exercise the new option. As noted above, the six-month restriction on exercise expires immediately if you die while you are an employee.

      If you are a resident of China, you will not be permitted to obtain shares upon exercise of your options. Instead, you must use the cashless- method of exercise whereby all the shares you are entitled to at exercise are immediately sold and the proceeds less the grant price, applicable taxes and brokers' fees, if any, are remitted to you in cash. Please see Schedule E for details.

      ADJUSTMENTS UPON CERTAIN EVENTS.

      Events Occurring before the New Option Grant Date. Although we are not anticipating any acquisition, if Brocade is acquired between the cancellation date and the new option grant date, then the acquiror must grant the new options under the same terms as provided in this offer. However, the type of stock and the number of shares covered by each new option will be determined in the same way as the consideration received by outstanding option holders is determined at the time of the acquisition. Such new option would generally have an exercise price equal to the fair market value of the acquiror's stock on the new option grant date. As a result of this adjustment, you may receive options for more or fewer shares of the acquiror's common stock than the number of options you would have received if no acquisition had occurred.

      The new options for the purchase of an acquiror's stock will have an exercise price equal to the fair market value of the acquiror's stock on the new option grant date. If the acquiror's stock was not traded on a public market, the fair market value of the acquiror's stock may be determined in good faith by the acquiror's board of directors, and the exercise price of the new options would reflect that determination. If we are acquired by another entity, options that are not tendered for exchange may receive a lower or higher exercise price, depending on the terms of the transaction, than those options that are tendered for exchange.

      Regardless of any such acquisition, the new option grant date will be the first business day that is six months and one day after the cancellation date. Consequently, you may not be able to exercise your new options until after the effective date of the acquisition. If you participate in the offer and the acquisition occurs after the expiration date but before the new option grant date, you will not be able to exercise your option to purchase Brocade common stock before the effective date of the acquisition.

      You should be aware that these types of transactions could significantly affect our stock price, including potentially substantially increasing the price of our shares. Depending on the timing and structure of a transaction of this type, you might lose the benefit of any price appreciation in our common stock resulting from an acquisition. The exercise price of new options granted to you after the announcement of an acquisition of Brocade would reflect any appreciation in our stock price resulting from the announcement, and could therefore exceed the exercise price of your current options. This could result in option holders who do not participate in this offer receiving a greater financial benefit than option holders who do participate. In addition, your new options may be exercisable for stock of the acquiror, not Brocade common stock, while option holders who decide not to participate in this offer could exercise their options before the effective date of the acquisition and sell their Brocade common stock before the effective date.

      Finally, if we are acquired, the acquiror may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the new option grant date. Termination of your employment for this or any other reason before the new option grant date means that you will not receive any new options, and will not receive any other compensation for your exchanged options.

      If a change in our capitalization, such as a stock split, subdivision, combination, stock dividend or other similar event, occurs after the cancellation date but before the new option grant date, an appropriate adjustment will be made to the number of shares subject to each option, without any change in the aggregate purchase price.

      Events Occurring after the New Option Grant Date. If a change in our capitalization, such as a stock split, reverse stock split, combination, stock dividend, reclassification or other similar event, occurs after the new option grant date, an appropriate adjustment will be made to the number of shares subject to each option, without any change in the aggregate purchase price.

      If we liquidate or dissolve, your outstanding options will terminate immediately before the consummation of the liquidation or dissolution. The administrator may, however, provide for the acceleration of the exercisability of any option.

      Each plan provides that if we merge or are consolidated with another corporation, or if our property or stock is acquired by another corporation, each option may be assumed by the successor corporation or an equivalent option or right, may be substituted for the option by the successor corporation. If an option is not so assumed or substituted for, the administrator will notify the optionees that the options accelerate and become fully exercisable for a period of fifteen days from the date of the notice, and the option will terminate upon the expiration of such period.

      TRANSFERABILITY OF OPTIONS.

      New options may not be transferred, other than by will or the laws of descent and distribution, unless the administrator indicates otherwise in your option agreement. In the event of your death, any person who acquires the right to exercise the option by bequest or inheritance may exercise issued options.

      REGISTRATION OF SHARES UNDERLYING OPTIONS.

      All of the shares of Brocade common stock issuable upon exercise of new options will be registered under the Securities Act of 1933, as amended (the Securities Act) on registration statements on Form S-8 filed with the SEC. Unless you are one of our affiliates, you will be able to sell the shares issuable upon exercise of your new options free of any transfer restrictions under applicable U.S. securities laws.

      U.S. FEDERAL INCOME TAX CONSEQUENCES.

      You should refer to Section 14 of this offer for a discussion of the U.S. federal income tax consequences of the new options and the exchanged options, as well as the consequences of accepting or rejecting this offer. If you are a resident of the United States, but are also subject to the tax laws of another non-U.S. jurisdiction, you should be aware that there might be other tax and social security consequences that may apply to you. Please refer to Schedules C through Q for more information. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

      TAX CONSEQUENCES IN OTHER COUNTRIES.

      You should refer to Schedules C through Q of this offer to exchange for a discussion of the tax consequences in your country of the new options and the options tendered for exchange, as well as the consequences of accepting or rejecting this offer. If you are a resident of more than one country, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

10.   INFORMATION CONCERNING BROCADE.

      Our principal executive offices are located at 1745 Technology Drive, San Jose, CA 95110, and our telephone number is (408) 487-8000. Questions regarding this option exchange should be directed to Elizabeth Moore at Brocade at telephone number: (408) 392-5019.

      Brocade is a provider of infrastructure for Storage Area Networks (SANs), offering a product family of Fibre Channel fabric switches which provide an intelligent networking foundation for SANs. Brocade delivers products, and provides education and services that allow companies to implement highly available, scalable, manageable, and secure environments for business-critical applications. The Brocade SilkWorm family of Fibre Channel fabric switches enables customers to create a high-performance SAN fabric that is highly reliable and scalable to support the interconnection of server and storage devices, providing investment protection for the customer. Brocade products are sold through original equipment manufacturer (OEM) partners, master resellers and fabric partners.

      The financial information included in our annual report on Form 10-K for the fiscal year ended October 27, 2001 and our quarterly report on Form 10-Q for the quarter ended July 27, 2002 is incorporated herein by reference. Please see
Section 18 of this offer to exchange entitled, "Additional Information," for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

      We had a book value per share of $2.85 at July 27, 2002.

      The following table sets forth our ratio of earnings to fixed charges for the periods specified:

                                                 FISCAL YEAR ENDED
                                              ------------------------  NINE MONTHS ENDED
                                              OCTOBER 28,  OCTOBER 27,      JULY 27,
                                                 2000         2001            2002
                                              -----------  -----------  -----------------
Ratio of earnings to fixed charges..........     62.9x        4.2x            5.8x

      The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt discount and issuance costs on all indebtedness, and the estimated portion of rental expense deemed by Brocade to be representative of the interest factor of rental payments under operating leases.

11. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

      A list of our directors and executive officers is attached to this offer to exchange as Schedule A. Non-employee directors may not participate in this offer. Gregory L. Reyes is the only employee director, and therefore is the only director eligible to participate in this offer. As of December 9, 2002, our executive officers and directors (8 persons) as a group beneficially owned options outstanding under the 1999 Stock Plan to purchase a total of 15,455,760 of our shares, which represented approximately 42% of the shares subject to all options outstanding under the 1999 Stock Plan as of that date. As of the same date, our executive officers and directors as a group beneficially owned options outstanding under our 1999 Nonstatutory Stock Option Plan to purchase a total of 342,026 of our shares, which represented approximately 1% of the shares subject to all options outstanding under the 1999 Nonstatutory Stock Option Plan. Executive officers and directors as a group beneficially owned options outstanding under all of the above-referenced plans to purchase a total of 15,797,786 of our shares, which represented approximately 20% of the shares subject to all options outstanding under these plans as of that date. Of the options owned by executive officers, 15,572,786 are eligible to be tendered in the offer.

      The following table below sets forth the beneficial ownership of each of our executive officers and directors of options under the eligible plans outstanding as of December 9, 2002. The percentages in the table below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase shares of our common stock under the eligible plans and eligible agreements, which was 77,168,751 as of December 9, 2002. Executive officers are eligible to participate in the offer. As noted on the table, non-employee directors are not eligible to participate in the offer.

                                                                                     NUMBER OF SHARES      PERCENTAGE OF
                                                                                        COVERED BY             TOTAL
                                                                                        OUTSTANDING         OUTSTANDING
                                                                                      OPTIONS GRANTED      OPTIONS UNDER
                                                                                    UNDER THE ELIGIBLE     THE ELIGIBLE
                 NAME                                    POSITION                          PLANS               PLANS
-----------------------------------     -------------------------------------       -----------------      -------------
Gregory L. Reyes...................     Chairman and Chief Executive Officer           11,032,133               14%
Michael J. Byrd....................     President and Chief Operating Officer           1,891,268                2%
Antonio Canova.....................     Vice President, Finance and Chief                 831,162                1%
                                           Financial Officer
Jack Cuthbert......................     Vice President, Worldwide Sales                 1,893,223                2%
Neal Dempsey**.....................     Director                                           75,000                *
Seth D. Neiman**...................     Director                                           75,000                *
Christopher B. Paisley**...........     Director                                               --               --
Larry W. Sonsini**.................     Director                                               --               --

----------
*  Less than 1%
** Not eligible to participate in the offer.

      Neither we, nor, to the best of our knowledge, any of our directors or executive officers, nor any affiliates of ours, engaged in transactions involving options to purchase our common stock under the plans, or in transactions involving our common stock during the past 60 days before and including December 9, 2002.

12. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

      Options that we acquire through the offer will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of new awards under the plan pursuant to which they were granted. To the extent shares returning to the plans are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants, respectively, without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

      If we were to grant the new options under a traditional stock option repricing, in which an employee's current options would be immediately repriced, or on any date that is earlier than six months and one day after the date on which we cancel the options accepted for exchange, we would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of increases in our stock price as a compensation expense for the new options issued under this offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for six months and one day, we believe that we will not have to treat the new options as variable awards and will avoid these accounting charges. As a result, we believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer.

13.   LEGAL MATTERS; REGULATORY APPROVALS.

      We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any Nasdaq listing requirements that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in Section 7 of this offer to exchange.

      If we are prohibited by applicable laws or regulations from granting new options on the new option grant date, we will not grant any new options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the new option grant date we will not grant any new options and you will not receive any other compensation for the options you tendered.

14.   MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

      The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations as of the date of this offering circular, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are a resident of the United States, but are also subject to the tax laws of another country, you should be aware that there might be other tax and social security consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

      Option holders who exchange outstanding options for new options should not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

      The new options granted in exchange for your exchanged options will be nonstatutory stock options.

      WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER, AS THE TAX CONSEQUENCES TO YOU ARE DEPENDENT ON YOUR INDIVIDUAL TAX SITUATION.

      INCENTIVE STOCK OPTIONS.

      Under current U.S. tax law, an option holder will not realize taxable income upon the grant of an incentive stock option. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, an option holder's alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an option holder's death or disability, if an option is exercised more than 3 months after the option holder's termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options.

      If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

      - at least 2 years after the date the incentive stock option was granted, and

      - at least 1 year after the date the incentive stock option was exercised.

      If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale. If the disposition is not qualifying, which we refer to as a "disqualifying disposition," the excess of the fair market value of the option shares on the date the option was exercised over the exercise price will be taxable income to the option holder at the time of the disposition.

      Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than 1 year after the option was exercised.

      Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

      You should note that there is a risk that any incentive stock options you have may be affected, even if you do not participate in the exchange. We do not believe that our offer to you will change any of the terms of your eligible incentive stock options if you do not accept the offer. We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercises of such options) if you do not participate in this offer to exchange options. However, the IRS may characterize this offer to exchange options as a "modification" of those incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of all of the incentive stock options that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings given by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling, nor may they assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We therefore do not know if the IRS will assert the position that our offer constitutes a "modification" of incentive stock options eligible for tender. A successful assertion by the IRS of this position could extend the options' holding period to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your incentive stock option shares prior to the lapse of the new extended holding period, your incentive stock option could be taxed similarly to a nonstatutory stock option.

      NONSTATUTORY STOCK OPTIONS.

      All exchanged options will be replaced with options that are nonstatutory stock options for purposes of the Internal Revenue Code, regardless of whether the exchanged options are incentive stock options or nonstatutory stock options.

      Under current law, an option holder will not realize taxable income upon the grant of a nonstatutory stock option. However, when an option holder exercises the option, the difference between the exercise price of the option, and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder.

      We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

      WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

15.   TERMS OF THE OFFER SPECIFIC TO PARTICIPANTS RESIDING IN FOREIGN
      JURISDICTIONS.

      If you are a tax resident or citizen of a foreign jurisdiction or are otherwise subject to a tax liability of a foreign jurisdiction, your tax consequences with respect to the exchange will vary from those tax consequences described above for United States citizens or permanent residents. Employees in foreign jurisdictions should refer to Schedules C through Q for a discussion of the tax and legal consequences of electing to participate in the offer.

      WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE TAX AND SOCIAL INSURANCE CONTRIBUTION CONSEQUENCES OF THIS OFFER, AS THE TAX CONSEQUENCES TO YOU ARE DEPENDENT ON YOUR INDIVIDUAL TAX SITUATION.

      IN ADDITION, IF YOU ARE A RESIDENT OF MORE THAN ONE COUNTRY, YOU SHOULD BE AWARE THAT THERE MIGHT BE OTHER TAX AND SOCIAL SECURITY CONSEQUENCES THAT MAY APPLY TO YOU. WE STRONGLY RECOMMEND THAT YOU CONSULT WITH YOUR OWN ADVISORS TO DISCUSS THE CONSEQUENCES TO YOU OF THIS TRANSACTION.

16.   EXTENSION OF OFFER; TERMINATION; AMENDMENT.

      We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this offer to exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the expiration date, we will also extend your right to withdraw tenders of eligible options until such extended expiration date. In the case of an extension, we will issue a press release or other public announcement no later than 6:00 a.m., Pacific time, on the next business day after the previously scheduled expiration date.

      We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this offer to exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

      Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this offer to exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer.

      The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least 10 business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer's period so that at least 5 business days, or such longer period as may be required by the tender offer rules, remain after such change.

      For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

17.   FEES AND EXPENSES.

      We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.

18.   ADDITIONAL INFORMATION.

      This offer to exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

      1. The description of our Common Stock contained in our registration statement on Form 8-A filed with the SEC on March 19, 1999 and any further amendment or report filed hereafter for the purpose of updating such description,

      2. The description of our Preferred Stock Purchase Rights contained in our registration statement on Form 8-A filed with the SEC on February 11, 2002 and any further amendment or report filed hereafter for the purpose of updating such description,

      3. Our annual report on Form 10-K for our fiscal year ended October 27, 2001,

      4. Our current report on Form 8-K filed with the SEC on February 8, 2002,

      5.    Our current report on Form 8-K filed with the SEC on June 21, 2002,

      6. Our quarterly report on Form 10-Q for fiscal quarter ended January 26, 2002,

      7. Our quarterly report on Form 10-Q for fiscal quarter ended April 27, 2002,

      8. Our quarterly report on Form 10-Q for fiscal quarter ended July 27, 2002,

      9.    Our current report on Form 8-K dated November 7, 2002, and

      10. Our current report on Form 8-K filed with the SEC on November 25, 2002.

      These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC's public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

      Each person to whom a copy of this offer to exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at Brocade Communications Systems, Inc. 1745 Technology Drive, San Jose, CA 95110,
Attention: Elizabeth Moore, or telephoning Elizabeth Moore at (408) 392-5019.

      As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

      The information contained in this offer about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

19.   FINANCIAL STATEMENTS.

      Attached as Schedule B to this offer are our financial statements that are included in our annual report on Form 10-K for our fiscal year ended October 27, 2001, and our quarterly report on Form 10-Q for our fiscal quarter ended July 27, 2002. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 18 of this offer to exchange.

20.   MISCELLANEOUS.

      We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

      WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO EXCHANGE AND IN THE RELATED OPTION EXCHANGE PROGRAM DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.


                      Brocade Communications Systems, Inc.
                                December 9, 2002

                                   SCHEDULE A

                  INFORMATION CONCERNING THE EXECUTIVE OFFICERS
              AND DIRECTORS OF BROCADE COMMUNICATIONS SYSTEMS, INC.



      The directors of Brocade Communications Systems, Inc. are set forth in the following table:

                 NAME                             POSITION AND OFFICES HELD
------------------------------------  ---------------------------------------------------
Gregory L. Reyes....................  Chairman and Chief Executive Officer
Neal Dempsey........................  Director
Seth D. Neiman......................  Director
Christopher B. Paisley..............  Director
Larry W. Sonsini....................  Director
Michael J. Byrd ....................  President and Chief Operating Officer
Antonio Canova .....................  Vice President, Finance and Chief Financial Officer
Jack Cuthbert ......................  Vice President, Worldwide Sales

      The address of each executive officer and director is: c/o Brocade Communications Systems, Inc., 1745 Technology Drive, San Jose, CA 95110.

      None of the directors listed on this Schedule A, except Gregory L. Reyes, are eligible to participate in this option exchange program.

                                   SCHEDULE B

                              FINANCIAL STATEMENTS
                     OF BROCADE COMMUNICATIONS SYSTEMS, INC.


                                                                                    PAGE
                                                                                    ----
Condensed Consolidated Statements of Operations for the Three and Nine Months
Ended July 27, 2002 and July 28, 2001                                                B-2

Condensed Consolidated Balance Sheets as of July 27, 2002 and October 27, 2001       B-3

Condensed Consolidated Statements of Cash Flows for the Nine Months Ended
July 27, 2002 and July 28, 2001                                                      B-4

Notes to Condensed Consolidated Financial Statements                                 B-5

Report of Independent Public Accountants                                            B-15

Consolidated Statements of Operations for the Fiscal Years Ended October 27, 2001,
October 28, 2000 and October 31, 1999                                               B-16

Consolidated Balance Sheets as of October 27, 2001 and October 28, 2000             B-17

Consolidated Statements of Stockholders' Equity as of October 27, 2001 and
October 28, 2000                                                                    B-18

Consolidated Statements of Cash Flows for the Fiscal Years Ended October 27, 2001,
October 28, 2000 and October 31, 1999                                               B-19

Notes to Consolidated Financial Statements                                          B-20

                      BROCADE COMMUNICATIONS SYSTEMS, INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                           THREE MONTHS ENDED               NINE MONTHS ENDED
                                                    -------------------------------   ------------------------------
                                                    JULY 27, 2002     JULY 28, 2001   JULY 27, 2002    JULY 28, 2001
                                                    -------------     -------------   -------------    -------------
Net revenues                                          $ 151,234         $116,279        $ 409,262         $396,509
Cost of revenues                                         60,299           46,484          162,950          158,611
                                                      ---------         --------        ---------         --------
     Gross margin                                        90,935           69,795          246,312          237,898
                                                      ---------         --------        ---------         --------
Operating expenses:
   Research and development                              33,209           27,419           95,523           81,952
   Sales and marketing                                   30,338           22,599           82,722           69,632
   General and administrative                             4,756            4,387           14,139           13,373
   Amortization of deferred stock compensation              243              280              727              840
                                                      ---------         --------        ---------         --------
     Total operating expenses                            68,546           54,685          193,111          165,797
                                                      ---------         --------        ---------         --------
Income from operations                                   22,389           15,110           53,201           72,101
Interest and other income, net                            6,827            2,098           16,823            8,654
Interest expense                                         (3,387)              --           (8,057)              --
                                                      ---------         --------        ---------         --------
Income before provision for income taxes                 25,829           17,208           61,967           80,755
Provision for income taxes                                7,481            5,163           17,970           24,227
                                                      ---------         --------        ---------         --------
Net income                                            $  18,348         $ 12,045        $  43,997         $ 56,528
                                                      =========         ========        =========         ========

Net income per share - Basic                          $    0.08         $   0.05        $    0.19         $   0.26
                                                      =========         ========        =========         ========
Net income per share - Diluted                        $    0.08         $   0.05        $    0.18         $   0.23
                                                      =========         ========        =========         ========
Shares used in per share calculation - Basic            233,017          222,863          230,819          219,619
                                                      =========         ========        =========         ========
Shares used in per share calculation - Diluted          240,106          246,219          244,672          244,272
                                                      =========         ========        =========         ========

              The accompanying notes are an integral part of these
                  Condensed Consolidated Financial Statements.

                      BROCADE COMMUNICATIONS SYSTEMS, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT PAR VALUE)

                                                                    JULY 27, 2002    OCTOBER 27, 2001
                                                                    -------------    ----------------
                                                                     (unaudited)
ASSETS

Current assets:
   Cash and cash equivalents                                         $   195,784         $ 150,118
   Short-term investments                                                 76,723           105,030
                                                                     -----------         ---------
      Total cash, cash equivalents and short-term investments            272,507           255,148
Marketable equity securities                                                 193               332
Accounts receivable, net of allowances of $3,563 and
   $3,025, respectively                                                   87,857            68,900
Inventories, net                                                           7,064            10,307
Deferred tax assets, net                                                  29,386            28,025
Prepaid expenses and other current assets                                 15,910            10,022
                                                                     -----------         ---------
      Total current assets                                               412,917           372,734

Long-term investments                                                    609,802                --
Property and equipment, net                                              138,193            97,457
Deferred tax assets, net                                                 219,385           207,209
Convertible subordinated debt issuance costs                              10,891                --
Other assets                                                               9,401             6,322
                                                                     -----------         ---------
      Total assets                                                   $ 1,400,589         $ 683,722
                                                                     ===========         =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                                  $    58,292         $  25,082
   Accrued employee compensation                                          19,412            21,994
   Deferred revenue                                                       18,332            12,630
   Current liabilities associated with lease losses                        9,291            11,339
   Other accrued liabilities                                              52,881            43,895
                                                                     -----------         ---------
      Total current liabilities                                          158,208           114,940

Non-current liabilities associated with lease losses                      23,963            30,896
Convertible subordinated debt                                            550,000                --

Commitments and contingencies (Note 7)

Stockholders' equity:
   Preferred stock, $0.001 par value
      5,000 shares authorized, no shares outstanding                          --                --
Common stock, $0.001 par value, 800,000 shares authorized:
   Issued and outstanding: 234,214 and 229,762 shares at
      July 27, 2002 and October 27, 2001, respectively                       234               230
Additional paid-in capital                                               569,929           493,738
Deferred stock compensation                                                 (311)           (1,038)
Accumulated other comprehensive income                                    10,135               522
Retained earnings                                                         88,431            44,434
                                                                     -----------         ---------
      Total stockholders' equity                                         668,418           537,886
                                                                     -----------         ---------
      Total liabilities and stockholders' equity                     $ 1,400,589         $ 683,722
                                                                     ===========         =========

              The accompanying notes are an integral part of these
                  Condensed Consolidated Financial Statements.

                      BROCADE COMMUNICATIONS SYSTEMS, INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                                              NINE MONTHS ENDED
                                                                                         ----------------------------
                                                                                          JULY 27,          JULY 28,
                                                                                            2002              2001
                                                                                         ----------        ----------
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                                                                               $  43,997         $  56,528
Adjustments to reconcile net income to net cash provided by operating activities:
   Tax benefits from employee stock option transactions                                     26,200           123,523
   Deferred taxes                                                                          (20,293)         (105,830)
   Depreciation, amortization, and loss on disposal of property and equipment               22,734            11,407
   Amortization of debt issuance costs                                                       1,484                --
   Gain on sale of marketable equity securities                                                 --            (6,632)
   Impairment losses on investments                                                             --             4,700
   Provision for doubtful accounts receivable and sales returns                              1,700             1,145
   Non-cash compensation expense                                                               727               857
   Changes in operating assets and liabilities:
     Accounts receivable                                                                   (20,657)           (1,282)
     Inventories                                                                             3,243            (7,183)
     Prepaid expenses and other assets                                                      (8,967)           (9,378)
     Accounts payable                                                                       33,210             1,460
   Accrued employee compensation                                                            (2,582)          (13,212)
     Deferred revenue                                                                        5,702            11,340
     Other accrued liabilities                                                               8,986            13,397
     Liabilities associated with lease losses                                               (5,580)               --
                                                                                         ---------         ---------
       Net cash provided by operating activities                                            89,904            80,840
                                                                                         ---------         ---------

CASH FLOWS FROM INVESTING ACTIVITIES:

   Purchases of property and equipment                                                     (65,179)          (63,599)
   Purchases of investments                                                               (640,777)          (23,195)
   Proceeds from maturities of short-term investments                                       74,098            57,690
   Proceeds from sale of marketable equity securities                                           --            11,632
   Other investing activities                                                                   --           (17,062)
                                                                                         ---------         ---------
     Net cash used in investing activities                                                (631,858)          (34,534)
                                                                                         ---------         ---------

CASH FLOWS FROM FINANCING ACTIVITIES:

   Proceeds from issuance of common stock, net                                              49,995            73,806
   Proceeds from issuance of convertible subordinated debt                                 537,625                --
                                                                                         ---------         ---------
     Net cash provided by financing activities                                             587,620            73,806
                                                                                         ---------         ---------
                                                                                            45,666           120,112
Net increase in cash and cash equivalents
Cash and cash equivalents, beginning of period                                             150,118            27,265
                                                                                         ---------         ---------
Cash and cash equivalents, end of period                                                 $ 195,784         $ 147,377
                                                                                         =========         =========

              The accompanying notes are an integral part of these
                  Condensed Consolidated Financial Statements.

                      BROCADE COMMUNICATIONS SYSTEMS, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (unaudited)

1.       ORGANIZATION AND OPERATIONS OF BROCADE

         Brocade Communications Systems, Inc. (Brocade or the Company) is the world's leading provider of infrastructure for Storage Area Networks (SANs), offering a product family of Fibre Channel fabric switches which provide an intelligent networking foundation for SANs. Brocade delivers products and provides education and services that allow companies to implement highly available, scalable, manageable, and secure environments for business-critical applications. The Brocade SilkWorm family of Fibre Channel fabric switches enables customers to create a high-performance SAN fabric that is highly reliable and scalable to support the interconnection of server and storage devices, providing investment protection for the customer. Brocade products are sold through original equipment manufacturer (OEM) partners, master resellers and fabric partners.

         Brocade was incorporated on May 14, 1999 as a Delaware corporation and is the successor to operations originally begun on August 24, 1995. The Company's headquarters are located in San Jose, California.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         BASIS OF PRESENTATION

         The accompanying financial data as of July 27, 2002, and for the three and nine-month periods ended July 27, 2002 and July 28, 2001, have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. The October 27, 2001 Condensed Consolidated Balance Sheet was derived from audited consolidated financial statements, but does not include all disclosures required by generally accepted accounting principles. However, the Company believes that the disclosures are adequate to make the information presented not misleading. These Condensed Consolidated Financial Statements should be read in conjunction with the Consolidated Financial Statements and notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended October 27, 2001.

         In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present a fair statement of financial position as of July 27, 2002, results of operations for the three and nine-month periods ended July 27, 2002 and July 28, 2001, and cash flows for the nine-month periods ended July 27, 2002 and July 28, 2001, have been made. The results of operations for the three and nine-month periods ended July 27, 2002 are not necessarily indicative of the operating results for the full fiscal year or any future periods.

         CASH, CASH EQUIVALENTS, SHORT-TERM INVESTMENTS AND LONG-TERM
         INVESTMENTS

         The Company considers all highly liquid investment securities with original maturities of three months or less to be cash equivalents. Investment securities with original maturities of more than three months but less than one year are considered short-term investments. Investment securities with original maturities of one year or more are considered long-term investments. The Company's investments consist of debt securities issued by United States government agencies. All investments are classified as available-for-sale. Unrealized gains and losses are included in accumulated other comprehensive income in the accompanying Condensed Consolidated Balance Sheets, net of any related tax effect.

         MARKETABLE EQUITY SECURITIES AND OTHER INVESTMENTS

         Marketable equity securities consist of equity holdings in public companies and are classified as available-for-sale when there are no restrictions on the Company's ability to immediately liquidate such securities. The fair value of marketable equity securities is determined using quoted market prices for those securities. Unrealized gains and losses are included in accumulated other comprehensive income in the accompanying Condensed Consolidated Balance Sheets, net of any related tax effect. Realized gains and losses are calculated based on the specific identification method and are included in interest and other income, net in the Condensed Consolidated Statements of Operations.

         The Company also has certain other minority equity investments in non-publicly traded companies. These investments are included in other assets in the accompanying Condensed Consolidated Balance Sheets, are carried at cost, and are accounted for under the cost method. The Company holds less than 20 percent of the voting equity of such companies, and neither has nor seeks control or significant influence over the respective company's operating and financial policies. The Company monitors its investments for impairment on a quarterly basis and makes appropriate reductions in carrying values when such impairments are determined to be other-than-temporary. Factors used in determining an impairment include, but are not limited to, the current business environment including competition and uncertainty of financial condition; going concern considerations such as the inability to obtain additional private financing to fulfill the investee company's stated business plan and cash burn rate; the need for changes to the respective investee company's existing business model due to changing business environments and its ability to successfully implement necessary changes; and comparable valuations. If an investment is determined to be impaired, a determination is made as to whether such impairment is other-than-temporary.

         For the three and nine-month periods ended July 28, 2001, the Company recorded impairment charges of $1.2 million and $4.7 million, respectively, related to other-than-temporary declines in the fair value of certain minority equity investments in non-publicly traded companies. The impairment charges reduced the carrying value of the Company's investments to the estimated fair value. The impairment charges are included in interest and other income, net in the accompanying Condensed Consolidated Statements of Operations. No impairment charges were recorded for the three and nine-month periods ended July 27, 2002. As of July 27, 2002, and October 27, 2001, the carrying value of the Company's minority equity investments in non-publicly traded companies was $2.2 million.

         NOTES RECEIVABLE FROM NON-EXECUTIVE EMPLOYEES

         The Company occasionally provides loans to various employees generally related to the respective employees' relocation to the San Francisco Bay area in connection with their employment with the Company. The loans are generally evidenced by secured promissory notes to the Company and bear interest at prevailing rates. Notes receivable from employees are included in prepaid expenses and other current assets, and other assets in the accompanying Condensed Consolidated Balance Sheets. None of these loans have been issued to executive officers.

         REVENUE RECOGNITION

         Product revenue. Product revenue is generally recognized when persuasive evidence of an arrangement exists, delivery has occurred, fee is fixed or determinable, and collectibility is probable. However, revenue recognition is deferred for shipments to new customers and for shipments to existing customers when significant support services are required to successfully integrate Brocade products into the customer's products. These revenues, and related costs, are deferred and recognized when the customer has successfully integrated Brocade products into its product offerings and Brocade has met any support obligations. In addition, revenue from sales to master resellers is recognized upon reported sell-through.

         Service revenue. Service revenue, which to date has not been material, consists of training, warranty, and maintenance arrangements, including post-contract customer support (PCS) services. PCS services are offered under renewable, annual fee-based contracts or as part of multiple element arrangements and typically include upgrades and enhancements to the Company's software operating system, and telephone support. For multiple element arrangements, the Company allocates revenue to each element based upon vendor-specific objective evidence (VSOE). VSOE for each element is based upon the price charged when the element is sold separately. Service revenue, including revenue allocated to undelivered elements, is deferred and recognized ratably over the contractual period, which is generally one to three years. Training revenue is recognized upon completion of the training.

         The Company accrues for warranty costs and reduces revenue for estimated sales returns and other allowances at the time of shipment. Warranty costs, sales returns and other allowances are estimated based upon historical experience.

         COMPUTATION OF NET INCOME PER SHARE

         Basic net income per share is computed using the weighted-average number of common shares outstanding during the period, less shares subject to repurchase. Diluted net income per share is computed using the weighted-average number of common and dilutive potential common shares outstanding during the period. Dilutive potential common shares result from the assumed exercise of outstanding stock options that have a dilutive effect on earnings per share, and from the assumed conversion of outstanding convertible debt if it has a dilutive effect on earnings per share.

         CONCENTRATIONS

         Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, short-term and long-term investments, and accounts receivable. Cash, cash equivalents, and short-term and long-term investments are primarily maintained at four major financial institutions in the United States. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand. The Company generally invests in United States government agency debt securities and limits the amount of credit exposure to any one entity. During the nine months ended July 27, 2002, the Company invested $640.8 million, primarily consisting of the proceeds from its convertible debt offering, in debt securities of three separate United States government agencies.

         For the quarters ended July 27, 2002 and July 28, 2001, four and three customers each contributed greater than 10 percent of the Company's total revenues, for combined totals of 76 percent and 54 percent of total revenues, respectively. For the nine-month periods ended July 27, 2002 and July 28, 2001, four and two customers each contributed greater than 10 percent of the Company's total revenues, for combined totals of 73 percent and 48 percent of total revenues, respectively. The level of sales to any single customer may vary and the loss of any one of these customers, or a decrease in the level of sales to any one of these customers, could have a material adverse impact on the Company's financial condition or results of operations.

         A majority of the Company's trade receivable balance is derived from sales to OEM partners in the computer storage and server industry. As of July 27, 2002, and October 27, 2001, 72 percent and 76 percent of accounts receivable, respectively, were concentrated with five customers. The Company performs on-going credit evaluations of its customers and generally does not require collateral on accounts receivable. The Company has established reserves for credit losses and sales returns and other allowances. The Company has not experienced material credit losses in any of the periods presented.

         The Company's business is concentrated in the storage area networking industry, which has been impacted by unfavorable economic conditions and reduced information technology (IT) spending rates. Accordingly, the Company's future success depends upon the buying patterns of customers in the storage area networking industry, their response to current and future IT investment trends, and the continued demand by such customers for the Company's products. The Company's continued success will depend upon its ability to enhance its existing products and to develop and introduce, on a timely basis, new cost-effective products and features that keep pace with technological developments and emerging industry standards.

         COMPREHENSIVE INCOME

         The components of comprehensive income, net of tax, are as follows (in thousands):

                                                                         THREE MONTHS ENDED           NINE MONTHS ENDED
                                                                       -----------------------     -----------------------
                                                                       JULY 27,      JULY 28,      JULY 27,       JULY 28,
                                                                         2002          2001          2002           2001
                                                                       --------      --------      --------       --------
    Net income ...................................................      $18,348      $ 12,045       $43,997      $ 56,528
    Other comprehensive income:
         Change in net unrealized gains (losses) on marketable
             equity securities and investments ...................        9,241          (786)        9,613       (30,666)
         Reclassification adjustment for gains previously included
             in net income .......................................         --             632          --           4,642
                                                                        -------      --------       -------      --------
    Total comprehensive income ...................................      $27,589      $ 11,891       $53,610      $ 30,504
                                                                        =======      ========       =======      ========

         RECLASSIFICATIONS

         Certain prior year amounts have been reclassified to conform to the current year presentation.

         RECENT ACCOUNTING PRONOUNCEMENTS

         In October 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS 144). SFAS 144 supersedes SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS 121), and certain provisions of APB Opinion No. 30 "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" (APB 30). SFAS 144 establishes standards for long-lived assets to be disposed of, and redefines the valuation and presentation of discontinued operations. SFAS 144 is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. Management does not expect the adoption of SFAS 144 to have a material effect on the Company's financial position, results of operations, or cash flows.

3.       FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following tables summarize the Company's available-for-sale securities (in thousands):

                                                                             GROSS            GROSS
                                                          AMORTIZED       UNREALIZED        UNREALIZED          FAIR
                                                            COST             GAINS            LOSSES            VALUE
                                                          ---------        ---------        ---------         ---------
JULY 27, 2002
U.S. government agency debt securities............        $ 669,479        $  17,046        $     --          $ 686,525
Marketable equity securities......................              347              --              (154)              193
                                                          ---------        ---------        ---------         ---------
         Total....................................        $ 669,826        $  17,046        $    (154)        $ 686,718
                                                          =========        =========        =========         =========

Reported as:
     Short-term investments.......................                                                            $  76,723
     Marketable equity securities.................                                                                  193
     Long-term Investments........................                                                              609,802
                                                                                                              ---------
         Total....................................                                                            $ 686,718
                                                                                                              =========

OCTOBER 27, 2001

U.S. government agency debt securities............        $ 104,493        $     537        $     --          $ 105,030
Marketable equity securities......................              347               24              (39)              332
                                                          ---------        ---------        ---------         ---------
         Total....................................        $ 104,840        $     561        $     (39)        $ 105,362
                                                          =========        =========        =========         =========

Reported as:
     Short-term investments.......................                                                            $ 105,030
     Marketable equity securities.................                                                                  332
                                                                                                              ---------
         Total....................................                                                            $ 105,362
                                                                                                              =========

         No gains or losses were realized for the three and nine-month periods ended July 27, 2002. For the three and nine-month periods ended July 28, 2001, gross gains of $0.9 million and $6.6 million, respectively, were realized on the sale of marketable equity securities and are included in interest and other income, net in the accompanying Condensed Consolidated Statements of Operations. As of July 27, 2002, and October 27, 2001, net unrealized holding gains of $16.9 million and $0.5 million, respectively, were included in accumulated other comprehensive income in the accompanying Condensed Consolidated Balance Sheets, net of any related tax effect.

         The following table summarizes maturities of the Company's investments in debt securities issued by United States government agencies as of July 27, 2002 (in thousands):

                                            AMORTIZED COST             FAIR VALUE
                                            --------------             ----------
    Less than one year                        $ 76,275                  $ 76,723
    Due in 1 - 2 years                          46,031                    47,151
    Due in 2 - 3 years                         547,173                   562,651
                                              --------                  --------
                 Total                        $669,479                  $686,525
                                              ========                  ========

4.       LIABILITIES ASSOCIATED WITH FACILITIES LEASE LOSSES

         During the quarter ended October 27, 2001, the Company recorded a charge of $39.8 million related to estimated facilities lease losses, net of expected sublease income, and a charge of $5.7 million in connection with the impairment of certain related leasehold improvements. These estimated charges represented the low-end of an estimated range that may be adjusted upon the occurrence of future triggering events. Under certain circumstances, the high-end of this range was estimated to be $63.0 million. Triggering events may include, but are not limited to, changes in estimated time to sublease the facilities, sublease terms, and sublease rates.

         During the quarter ended July 27, 2002, the Company revised certain estimates and assumptions used to calculate its reserves for facilities lease losses and related asset impairment charges including those related to expected sublease rates, estimated time to sublease, expected future operating costs, and expected future use of the facilities. These revised estimates and assumptions were based on current conditions and events. The net impact of these changes in estimates and assumptions was not material. Should there be further changes in real estate market conditions or should it take longer than expected to find a suitable tenant to sublease the facilities, adjustments to the facilities lease losses reserve may be necessary in future periods based upon the then current actual events and circumstances.

         The following table summarizes the activity for the facilities lease losses reserve, net of expected sublease income, for the nine-month period ended July 27, 2002 (in thousands):

                                                                                                      FACILITIES
                                                                                                     LEASE LOSSES
                                                                                                     ------------

Reserve balances at October 27, 2001.....................................................              $  38,834
Cash payments............................................................................                 (5,209)
Non-cash charges and adjustments.........................................................                   (371)
                                                                                                       ---------
     Reserve balances at July 27, 2002...................................................              $  33,254
                                                                                                       =========

         Cash payments for facilities leases related to the above noted facilities lease losses will be paid over the respective lease terms through fiscal 2006.

5.       CONVERTIBLE SUBORDINATED DEBT

         On December 21, 2001, and January 10, 2002, the Company sold, in private placements pursuant to Section 4(2) of the Securities Act of 1933, as amended, $550 million in aggregate principal amount of 2 percent convertible subordinated notes due 2007. The initial purchasers of the notes were Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., Salomon Smith Barney, Inc. and Merrill Lynch Pierce Fenner and Smith Incorporated, who purchased the notes from the Company at a discount of 2.25 percent of the aggregate principal amount. Holders of the notes may, in whole or in part, convert the notes into shares of the Company's common stock at a conversion rate of 22.8571 shares per $1,000 principal amount of notes (aggregate of approximately 12.6 million shares) at any time prior to maturity on January 1, 2007. At any time on or after January 5, 2005, the Company may redeem the notes in whole or in part at the following prices expressed as a percentage of the principal amount:

REDEMPTION PERIOD                                                                                             PRICE
-----------------                                                                                            -------
Beginning on January 5, 2005 and ending on December 31, 2005........................................         100.80%
Beginning on January 1, 2006 and ending on December 31, 2006........................................         100.40%
On January 1, 2007..................................................................................         100.00%

         The Company is required to pay interest on January 1 and July 1 of each year, beginning July 1, 2002. Debt issuance costs of $12.4 million are being amortized over a five-year term using the straight-line method, which approximates the effective interest rate method. The amortization of debt issuance costs will accelerate upon early redemption or conversion of the notes. During the quarter ended April 27, 2002, the net proceeds of $537.6 million were invested in United States government agency debt securities. The net proceeds remain available for general corporate purposes, including working capital and capital expenditures.

6.       BALANCE SHEET DETAIL

         Inventories consisted of the following and are shown net of reserves for excess and obsolete inventory (in thousands):

                                                                                            July 27,          October 27,
                                                                                              2002                2001
                                                                                           ---------           ---------
Raw materials....................................................................          $   1,835           $   6,572
Finished goods...................................................................              5,229               3,735
                                                                                           ---------           ---------
     Total.......................................................................          $   7,064           $  10,307
                                                                                           =========           =========

         Property and equipment, net consisted of the following (in thousands):

                                                          JULY 27,        OCTOBER 27,
                                                            2002            2001
                                                         ---------        --------
    Computers, equipment and software                    $ 148,471       $  98,775
    Furniture and fixtures                                   3,356           3,200
    Leasehold improvements                                  28,730          18,435
                                                         ---------       ---------
                                                           180,557         120,410
    Less: Accumulated depreciation and amortization        (42,364)        (22,953)
                                                         ---------       ---------
         Total                                           $ 138,193       $  97,457
                                                         =========       =========

         Leasehold improvements at July 27, 2002, and October 27, 2001, are shown net of estimated impairments related to facilities lease losses (see Note
4).

7.       COMMITMENTS AND CONTINGENCIES

         LEASES

         The Company leases its facilities and certain equipment under various operating lease agreements expiring through November 2013. In connection with its facilities lease agreements, the Company has signed unconditional, irrevocable letters of credit totaling $18.7 million as security for the leases. Future minimum lease payments under all non-cancelable operating leases as of July 27, 2002 were $269.5 million. In addition to base rent on its facilities leases, many of the operating lease agreements require that the Company pay a proportional share of the respective facilities' operating expenses.

         As of July 27, 2002, the Company had a facilities lease losses reserve, net of expected sublease income, related to future facilities lease commitments of $33.3 million (see Note 4).

         MANUFACTURING AND PURCHASE COMMITMENTS

         The Company has a manufacturing agreement with Solectron Corporation (Solectron) under which the Company provides to Solectron a twelve-month product forecast and places purchase orders with

Solectron sixty calendar days in advance of the scheduled delivery of products to the Company's customers. As of July 27, 2002, the Company's commitment to Solectron for such inventory components, net of purchase commitment reserves, was $35.9 million, which the Company expects to utilize during future normal ongoing operations. Although the Company's purchase orders placed with Solectron are cancelable, the terms of the agreement require the Company to purchase from Solectron all inventory components not returnable or usable by other Solectron customers.

         In addition, the Company purchases several key components used in the manufacture of its products. As of July 27, 2002, the Company had non-cancelable purchase commitments for various components, net of purchase commitment reserves, totaling $12.4 million, which the Company expects to utilize during future normal ongoing operations.

         The Company has established purchase commitment reserves of $3.2 million for excess inventory components committed to be purchased from Solectron and other key component vendors that it believes may not be realizable during future normal ongoing operations. These purchase commitment reserves represent the difference between the cost of the components and their estimated fair value based upon assumptions about market conditions and the Company's current forecast of revenue. To the extent that such forecasts are not achieved or actual market conditions are less favorable than those projected, the Company's commitments and associated reserve levels may change. The Company monitors its purchase commitment reserve requirements on a quarterly basis.

         LEGAL PROCEEDINGS

         On February 14, 2002, a suit captioned McDATA Corp. v. Brocade Communications Systems, Inc. was filed against the Company in the United States District Court for the District of Colorado. The complaint alleged that the Brocade SilkWorm 3800 Enterprise Fibre Channel Fabric Switch and Brocade SilkWorm 12000 Core Fabric Switch infringe U.S. Patent No. 6,233,236, entitled "Method and Apparatus for Measuring Traffic Within a Switch." The complaint seeks unspecified compensatory and exemplary damages and to permanently enjoin the Company from infringing the patent in the future. On March 4, 2002, McDATA Corporation (McDATA) filed an amended complaint, in which it additionally alleged that the Brocade SilkWorm 3200 Entry Fabric Switch infringed this patent. In connection with this suit, on March 4, 2002, McDATA filed a motion for a preliminary injunction against the Company with regard to the patent. The Company filed an answer and counterclaims on April 8, 2002 asserting, among other things, no infringement and that the patent is invalid, unenforceable and covered by an existing covenant not to sue between the Company and McDATA. A hearing on McDATA's motion for preliminary injunction was held on July 15, 2002, and the Company is awaiting a decision on the matter. The Company believes that it has meritorious defenses to the claims and intends to defend the action vigorously.

         On July 20, 2001, the first of a number of putative class actions was filed in the United States District Court for the Southern District of New York against the Company, certain of its officers and directors, and certain of the underwriters in the Company's initial public offering. Those cases were consolidated under the caption Chae v. Brocade Communications Systems, Inc. et al. The complaints generally alleged that various investment bank underwriters engaged in improper and undisclosed activities related to the allocation of shares in the Company's initial public offering. On March 1, 2002, the Court entered an order dismissing without prejudice all claims against the Company and its officers and directors named in the consolidated proceeding. On April 19, 2002, a consolidated amended class action captioned In Re Brocade Communications Systems, Inc. Initial Public Offering Securities Litigation, 01 CV 6613, was filed asserting claims against the Brocade parties that are substantially similar to those alleged in the earlier case. The complaint seeks unspecified damages on behalf of a purported class of purchasers of common stock from

May 24, 1999 to December 6, 2000. Motions to dismiss have been filed. The Company believes that it has meritorious defenses to the claims and intends to defend the action vigorously.

8.       STOCKHOLDER RIGHTS PLAN

         On February 5, 2002, the Company's Board of Directors adopted a stockholder rights plan. Under the plan, the Company declared and paid a dividend of one right for each share of common stock held by stockholders of record as of the close of business on February 19, 2002. Each right initially entitles stockholders to purchase a fractional share of the Company's preferred stock at $280 per share. However, the rights are not immediately exercisable and will become exercisable only upon the occurrence of certain events. If a person or group acquires or announces a tender or exchange offer that would result in the acquisition of 15 percent or more of the Company's common stock while the stockholder rights plan remains in place, then, unless the rights are redeemed by the Company for $0.001 per right, the rights will become exercisable by all rights holders except the acquiring person or group for shares of the Company or the third party acquirer having a value of twice the right's then-current exercise price. The stockholder rights plan may have the effect of deterring or delaying a change in control of Brocade.

9.       NET INCOME PER SHARE

         The following table presents the calculation of basic and diluted net income per common share (in thousands, except per share data):

                                                                  THREE MONTHS ENDED              NINE MONTHS ENDED
                                                             -------------------------       -------------------------
                                                              JULY 27,        JULY 28,         JULY 27,        JULY 28,
                                                               2002            2001             2002             2001
                                                             ---------       ---------       ---------       ---------
    Net income                                               $  18,348       $  12,045       $  43,997       $  56,528
                                                             =========       =========       =========       =========
    Basic and diluted net income per share:
       Weighted-average shares of common stock                 233,760         228,068         232,573         226,006
         outstanding

       Less: Weighted-average shares of common stock
         subject to repurchase                                    (743)         (5,205)         (1,754)         (6,387)
                                                             ---------       ---------       ---------       ---------
    Weighted-average shares used in computing basic net
       income per share                                        233,017         222,863         230,819         219,619
    Dilutive potential common shares                             7,089          23,356          13,853          24,653
                                                             ---------       ---------       ---------       ---------
    Weighted-average shares used in computing diluted
       net income per share                                    240,106         246,219         244,672         244,272
                                                             =========       =========       =========       =========
    Basic net income per share                               $    0.08       $    0.05       $    0.19       $    0.26
                                                             =========       =========       =========       =========
    Diluted net income per share                             $    0.08       $    0.05       $    0.18       $    0.23
                                                             =========       =========       =========       =========

         For the quarters ended July 27, 2002 and July 28, 2001, potential common shares in the form of stock options to purchase 65.1 million and 27.9 million weighted-average shares of common stock, respectively, were antidilutive and, therefore, not included in the computation of diluted earnings per share. For the nine-month periods ended July 27, 2002 and July 28, 2001, potential common shares in the form of stock options to purchase 43.9 million and 18.8 million weighted-average shares of common stock, respectively, were antidilutive and therefore not included in the computation of diluted earnings per share. In addition, for the three and nine-month periods ended July 27, 2002, potential common shares resulting from the potential conversion of the Company's convertible subordinated debt of 12.6 million and 10.0 million weighted-average common shares, respectively, were antidilutive and, therefore, not included in the computation of diluted earnings per share.

10.      SEGMENT INFORMATION

         The Company is organized and operates as one operating segment: the design, development, manufacturing, marketing and selling of infrastructure for SANs. The Chief Executive Officer is the Company's Chief Operating Decision Maker (CODM), as defined by SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." The CODM allocates resources and assesses the performance of the Company based on consolidated revenues and overall profitability.

         Revenues are attributed to geographic areas based on the location of the customer to which products are shipped. Domestic and international revenues were 75 percent and 25 percent of total revenues, respectively, for the quarter ended July 27, 2002, and 71 percent and 29 percent, respectively, for the nine-month period ended July 27, 2002. Domestic and international revenues were 71 percent and 29 percent of total revenues, respectively, for the quarter ended July 28, 2001, and 72 percent and 28 percent of total revenues, respectively, for the nine-month period ended July 28, 2001. Domestic revenues include sales to certain OEM customers who then distribute Brocade product to their international customers. To date service revenue has not exceeded 10 percent of total revenues. Identifiable assets located in foreign countries were not material as of July 27, 2002, and October 27, 2001.

         For the quarters ended July 27, 2002 and July 28, 2001, four and three customers each contributed greater than 10 percent of the Company's total revenues, for combined totals of 76 percent and 54 percent of total revenues, respectively. For the nine-month periods ended July 27, 2002 and July 28, 2001, four and two customers each contributed greater than 10 percent of the Company's total revenues, for combined totals of 73 percent and 48 percent of total revenues, respectively.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Brocade Communications Systems, Inc.:

         We have audited the accompanying consolidated balance sheets of Brocade Communications Systems, Inc. (a Delaware corporation) and subsidiaries as of October 27, 2001 and October 28, 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended October 27, 2001. These financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Brocade Communications Systems, Inc. and subsidiaries as of October 27, 2001 and October 28, 2000 and the results of their operations and their cash flows for each of the three years in the period ended October 27, 2001, in conformity with accounting principles generally accepted in the United States.

         Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed under Item 14(a)(2) is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                              ARTHUR ANDERSEN LLP

San Jose, California
November 20, 2001
(except with respect to the matters discussed in Note 12, as to which the date is January 10, 2002.)

                      BROCADE COMMUNICATIONS SYSTEMS, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   FISCAL YEAR ENDED
                                                       -----------------------------------------
                                                       OCTOBER 27,     OCTOBER 28,   OCTOBER 31,
                                                          2001            2000          1999
                                                       -----------     -----------   -----------
    Net revenues                                        $ 513,030       $329,045      $ 68,692
    Cost of revenues                                      212,956        137,456        33,497
                                                        ---------       --------      --------
         Gross margin                                     300,074        191,589        35,195
                                                        ---------       --------      --------
    Operating expenses:
       Research and development                           110,749         50,505        15,267
       Sales and marketing                                 94,931         46,524        13,288
       General and administrative                          17,737         10,506         3,849
       Amortization of deferred stock compensation          1,082          1,120         1,937
       Facilities lease losses and other charges           49,888           --            --
                                                        ---------       --------      --------
         Total operating expenses                         274,387        108,655        34,341
                                                        ---------       --------      --------
    Income from operations                                 25,687         82,934           854
    Interest and other income, net                          8,207          5,382         1,737
    Loss on investments, net                              (16,092)          --            --
                                                        ---------       --------      --------
    Income before provision for income taxes               17,802         88,316         2,591
    Provision for income taxes                             14,954         20,385           106
                                                        ---------       --------      --------
    Net income                                          $   2,848       $ 67,931      $  2,485
                                                        =========       ========      ========

    Net income per share - Basic                        $    0.01       $   0.33      $   0.02
                                                        =========       ========      ========
    Net income per share - Diluted                      $    0.01       $   0.28      $   0.01
                                                        =========       ========      ========
    Shares used in per share calculation - Basic          221,051        207,454       104,376
                                                        =========       ========      ========
    Shares used in per share calculation - Diluted        243,162        242,504       204,584
                                                        =========       ========      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                      BROCADE COMMUNICATIONS SYSTEMS, INC.

                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT PAR VALUE)

                                                                       OCTOBER 27,     OCTOBER 28,
                                                                           2001           2000
                                                                       -----------     -----------
    ASSETS

    Current assets:
      Cash and cash equivalents                                         $ 150,118       $  27,265
      Short-term investments                                              105,030         127,774
                                                                        ---------       ---------
          Total cash, cash equivalents and short-term investments         255,148         155,039
      Marketable equity securities                                            332          49,251
      Accounts receivable, net of allowances for doubtful accounts
       of $3,025 and $2,970, respectively                                  68,900          72,242
      Inventories, net                                                     10,307             798
      Deferred tax assets, net                                             28,025          13,775
      Prepaid expenses and other current assets                            10,022           3,225
                                                                        ---------       ---------
          Total current assets                                            372,734         294,330
    Property and equipment, net                                            97,457          38,769
    Deferred tax assets, net                                              207,209         116,475
    Other assets                                                            6,322           5,605
                                                                        ---------       ---------
          Total assets                                                  $ 683,722       $ 455,179
                                                                        =========       =========

    LIABILITIES AND STOCKHOLDERS' EQUITY

    Current liabilities:
      Accounts payable                                                  $  25,082       $  23,958
      Accrued employee compensation                                        21,994          23,363
      Deferred revenue                                                     12,630           2,056
      Current liabilities associated with lease losses                     11,339            --
      Other accrued liabilities                                            43,895          14,925
                                                                        ---------       ---------
          Total current liabilities                                       114,940          64,302

    Non-current liabilities associated with lease losses                   30,896            --

    Commitments and contingencies (Note 6)

    Stockholders' equity:
      Preferred stock, $0.001 par value
       5,000 shares authorized, no shares outstanding                        --              --
      Common stock, $0.001 par value, 800,000 shares authorized:
       Issued and outstanding: 229,762 and 222,559 shares at
       October 27, 2001 and October 28, 2000, respectively                    230             223
      Additional paid-in capital                                          493,738         306,868
      Deferred stock compensation                                          (1,038)         (2,320)
      Accumulated other comprehensive income                                  522          44,520
      Retained earnings                                                    44,434          41,586
                                                                        ---------       ---------
          Total stockholders' equity                                      537,886         390,877
                                                                        ---------       ---------
          Total liabilities and stockholders' equity                    $ 683,722       $ 455,179
                                                                        =========       =========

  The accompanying notes are an integral part of these consolidated financial statements.

                      BROCADE COMMUNICATIONS SYSTEMS, INC.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)


                                                                       REDEEMABLE
                                                                       CONVERTIBLE                                COMMON
                                                                     PREFERRED STOCK                              STOCK
                                                       ---------------------------------------              -----------------------
                                                       SHARES            AMOUNT       WARRANTS              SHARES           AMOUNT
                                                       ------            ------       --------              ------           ------
    Balances at October 31, 1998                      9,235            $35,261           $ 648              41,560            $  42
    Issuance of Series D redeemable
       convertible preferred stock, net                 299              2,322            (326)               --               --
    Conversion of redeemable convertible
       preferred stock to common stock               (9,534)            37,583)           (322)            117,000              117
    Issuance of common stock                             --                 --              --              35,680               35
    Issuance of stock for notes receivable
       from stockholders                                 --                 --              --              18,816               19
    Repayments on notes receivable from
       stockholders                                      --                 --              --                  --               --
    Exercise of warrants for common stock                --                 --              --               2,272                2
    Compensation charges                                 --                 --              --                  --               --
    Deferred stock compensation                          --                 --              --                  --               --
    Amortization of deferred stock
       compensation                                      --                 --              --                  --               --
    Repurchase of common stock                           --                 --              --              (1,248)              (1)
    Change in unrealized gain (loss) on
       short-term investments                            --                 --              --                  --               --
    Net income                                           --                 --              --                  --               --
                                                     ------            -------           -----            --------            -----
    Balances at October 31, 1999                         --                 --              --             214,080              214

    Issuance of common stock                             --                 --              --               8,479                9
    Repayments on notes receivable from
       stockholders                                      --                 --              --                  --               --
    Tax benefits of employee stock transactions          --                 --              --                  --               --
    Amortization of deferred stock
       compensation                                      --                 --              --                  --               --
    Change in unrealized gain (loss) on
       marketable equity securities and
       short-term investments                            --                 --              --                  --               --
    Net income                                           --                 --              --                  --               --
                                                     ------            -------           -----            --------            -----
    Balances at October 28, 2000                         --                 --              --             222,559              223
    Issuance of common stock                             --                 --              --               7,369                7
    Tax benefits of employee stock transactions          --                 --              --                  --               --
    Charitable contribution of stock                     --                 --              --                  42               --
    Compensation charges                                 --                 --              --                  --               --
    Deferred stock compensation adjustment               --                 --              --                  --               --
    Amortization of deferred stock
       compensation                                      --                 --              --                  --               --
    Repurchase of common stock                           --                 --              --                (208)              --
    Change in unrealized gain (loss) on
       marketable equity securities and
       short-term investments                            --                 --              --                  --               --
    Reclassification adjustment for gains
       previously included in net income                 --                 --              --                  --               --

    Net income                                           --                 --              --                  --               --
                                                     ------            -------           -----            --------            -----
    Balances at October 27, 2001                         --              $  --             $--             229,762            $ 230
                                                     ======            =======           =====            ========            =====


                                                                                   WARRANTS                              NOTES
                                                               ADDITIONAL           FOR             DEFERRED          RECEIVABLE
                                                                PAID-IN            COMMON            STOCK               FROM
                                                                CAPITAL             STOCK         COMPENSATION        STOCKHOLDERS
                                                               -----------        ---------       ------------        ------------
    Balances at October 31, 1998                               $   2,183            $  --            $  (300)           $  (450)
    Issuance of Series D redeemable
       convertible preferred stock, net                               --               --                 --                 --
    Conversion of redeemable convertible
       preferred stock to common stock                            37,466              322                 --                 --
    Issuance of common stock                                      67,999               --                 --                 --
    Issuance of stock for notes receivable
       from stockholders                                           6,393               --                 --             (6,412)
    Repayments on notes receivable from
       stockholders                                                   --               --                 --              1,202
    Exercise of warrants for common stock                            380             (322)                --                 --
    Compensation charges                                              80               --                 --                 --
    Deferred stock compensation                                    5,077               --             (5,077)                --
    Amortization of deferred stock
       compensation                                                   --               --              1,937                 --
    Repurchase of common stock                                       (92)              --                 --                 --
    Change in unrealized gain (loss) on
       short-term investments                                         --               --                 --                 --
    Net income                                                        --               --                 --                 --
                                                               ---------            -----            -------            -------
    Balances at October 31, 1999                                 119,486               --             (3,440)            (5,660)

    Issuance of common stock                                      39,026               --                 --                 --
    Repayments on notes receivable from
       stockholders                                                   --               --                 --              5,660
    Tax benefits of employee stock transactions                  148,356               --                 --                 --
    Amortization of deferred stock
       compensation                                                   --               --              1,120                 --
    Change in unrealized gain (loss) on
       marketable equity securities and
       short-term investments                                         --               --                 --                 --
    Net income                                                        --               --                 --                 --
                                                               ---------            -----            -------            -------
    Balances at October 28, 2000                                 306,868               --             (2,320)                --
    Issuance of common stock                                      81,328               --                 --                 --
    Tax benefits of employee stock transactions                  104,682               --                 --                 --
    Charitable contribution of stock                               1,000               --                 --                 --
    Compensation charges                                             107               --                 --                 --
    Deferred stock compensation adjustment                          (200)              --                200                 --
    Amortization of deferred stock
       compensation                                                   --               --              1,082                 --
    Repurchase of common stock                                       (47)              --                 --                 --
    Change in unrealized gain (loss) on
       marketable equity securities and
       short-term investments                                         --               --                 --                 --
    Reclassification adjustment for gains
       previously included in net income                              --               --                 --                 --

    Net income                                                        --               --                 --                 --
                                                               ---------            -----            -------            -------
    Balances at October 27, 2001                               $ 493,738            $  --            $(1,038)             $  --
                                                               =========            =====            =======            =======



                                                           ACCUMULATED                             TOTAL
                                                             OTHER            RETAINED           STOCKHOLDERS'
                                                          COMPREHENSIVE       EARNINGS             EQUITY            COMPREHENSIVE
                                                          INCOME (LOSS)       (DEFICIT)           (DEFICIT)          INCOME (LOSS)
                                                          -------------       ---------          -------------       -------------
    Balances at October 31, 1998                           $     --            $(28,830)           $ (27,355)
    Issuance of Series D redeemable
       convertible preferred stock, net                          --                  --                   --                    --
    Conversion of redeemable convertible
       preferred stock to common stock                           --                  --               37,905                    --
    Issuance of common stock                                     --                  --               68,034                    --
    Issuance of stock for notes receivable
       from stockholders                                         --                  --                   --                    --
    Repayments on notes receivable from
       stockholders                                              --                  --                1,202                    --
    Exercise of warrants for common stock                        --                  --                   60                    --
    Compensation charges                                         --                  --                   80                    --
    Deferred stock compensation                                  --                  --                   --                    --
    Amortization of deferred stock
       compensation                                              --                  --                1,937                    --
    Repurchase of common stock                                   --                  --                  (93)                   --
    Change in unrealized gain (loss) on
       short-term investments                                   (49)                                     (49)                 (49)
    Net income                                                  --                 2,485               2,485                 2,485
                                                           --------            --------            ---------             ---------
    Balances at October 31, 1999                                (49)            (26,345)              84,206             $   2,436
                                                                                                                         =========
    Issuance of common stock                                     --                  --               39,035                    --
    Repayments on notes receivable from
       stockholders                                              --                  --                5,660                    --
    Tax benefits of employee stock transactions                  --                  --              148,356                    --
    Amortization of deferred stock
       compensation                                              --                  --                1,120                    --
    Change in unrealized gain (loss) on
       marketable equity securities and
       short-term investments                                44,569                  --               44,569                44,569
    Net income                                                   --                67,931             67,931                67,931
                                                           --------            --------            ---------             ---------
    Balances at October 28, 2000                             44,520              41,586              390,877             $ 112,500
                                                                                                                         =========
    Issuance of common stock                                     --                  --               81,335                    --
    Tax benefits of employee stock transactions                  --                  --              104,682                    --
    Charitable contribution of stock                             --                  --                1,000                    --
    Compensation charges                                         --                  --                  107                    --
    Deferred stock compensation adjustment                       --                  --                   --                    --
    Amortization of deferred stock
       compensation                                              --                  --                1,082                    --
    Repurchase of common stock                                   --                  --                  (47)                   --
    Change in unrealized gain (loss) on
       marketable equity securities and
       short-term investments                               (43,998)                 --              (43,998)              (43,998)
    Reclassification adjustment for gains
       previously included in net income                         --                  --                   --                 8,112

    Net income                                                   --               2,848                2,848                 2,848
                                                           --------            --------            ---------             ---------
    Balances at October 27, 2001                           $    522            $ 44,434            $ 537,886             $ (33,038)
                                                           ========            ========            =========             =========

   The accompanying notes are an integral part of these consolidated financial statements.

                      BROCADE COMMUNICATIONS SYSTEMS, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                        FISCAL YEAR ENDED
                                                                            ------------------------------ -----------
                                                                            OCTOBER 27,     OCTOBER 28,    OCTOBER 31,
                                                                               2001           2000            1999
                                                                            -----------     -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
       Net income                                                           $   2,848       $  67,931       $  2,485
       Adjustments to reconcile net income to net cash
         provided by operating activities:
         Tax benefits from employee stock option transactions                 104,682         148,356           --
         Deferred taxes                                                      (104,984)       (130,250)          --
         Depreciation and amortization                                         16,959           6,876          3,693
         Impairment losses on investments, net of gains                        16,092            --             --
         Provisions for doubtful accounts receivable and sales returns          1,444           1,097          2,218
         Non-cash compensation expense                                          1,189           1,120          2,017
         Charitable stock contribution charge                                   1,000            --             --
         Asset impairment charges                                               6,683            --             --
         Changes in assets and liabilities:
           Accounts receivable                                                  1,898         (56,200)       (15,927)
           Inventories                                                        (10,020)            539            407
           Prepaid expenses and other assets                                   (8,157)         (1,479)        (4,168)
           Accounts payable                                                     1,124          13,294          7,417
           Accrued employee compensation                                       (1,369)         18,949          3,786
           Deferred revenue                                                    10,574          (5,632)         7,145
           Other accrued liabilities                                           32,924           5,053          7,397
           Liabilities associated with lease losses                            38,834            --             --
                                                                            ---------       ---------       --------
             Net cash provided by operating activities                        111,721          69,654         16,470
                                                                            ---------       ---------       --------
    CASH FLOWS FROM INVESTING ACTIVITIES:

       Purchases of property and equipment                                    (82,330)        (40,698)        (3,317)
       Purchases of short-term investments                                    (49,194)        (90,306)       (75,769)
       Proceeds from maturities of short-term investments                      72,207          26,619         12,000
       Proceeds from sales of marketable equity securities                     12,765            --             --
       Purchases of non-marketable minority equity investments                (23,562)         (7,799)          --
                                                                            ---------       ---------       --------
             Net cash used in investing activities                            (70,114)       (112,184)       (67,086)
                                                                            ---------       ---------       --------
    CASH FLOWS FROM FINANCING ACTIVITIES:
       Proceeds from issuance of redeemable convertible
         preferred stock and warrants                                            --              --            1,996
       Proceeds from issuance of common stock, net                             81,288          39,035         67,952
       Proceeds from notes receivable from stockholders                          --             5,660          1,202
       Payments on line of credit                                                --              --           (1,672)
       Payments on capital lease obligations                                      (42)           (436)          (784)
       Proceeds from notes payable                                               --              --              247
       Payments on notes payable                                                 --              --           (3,209)
                                                                            ---------       ---------       --------
             Net cash provided by financing activities                         81,246          44,259         65,732
                                                                            ---------       ---------       --------
    Net increase in cash and cash equivalents                                 122,853           1,729         15,116
    Cash and cash equivalents, beginning of year                               27,265          25,536         10,420
                                                                            ---------       ---------       --------
    Cash and cash equivalents, end of year                                  $ 150,118       $  27,265       $ 25,536
                                                                            =========       =========       ========
    Supplemental disclosure of cash flow information:
       Cash paid for interest                                               $     236       $     475       $    359
                                                                            =========       =========       ========
       Cash paid for income taxes                                           $     537       $      26       $   --
                                                                            =========       =========       ========
       Conversion of redeemable convertible preferred stock
         upon initial public offering                                       $    --         $    --         $ 37,905
                                                                            =========       =========       ========
       Issuance of stock for notes receivable from stockholders             $    --         $    --         $  6,412
                                                                            =========       =========       ========

  The accompanying notes are an integral part of these consolidated financial statements.

                      BROCADE COMMUNICATIONS SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       ORGANIZATION AND OPERATIONS OF BROCADE

         Brocade Communications Systems, Inc. (Brocade or the Company) is the world's leading provider of infrastructure for Storage Area Networks (SANs), offering a product family of Fibre Channel fabric switches which provide an intelligent networking foundation for SANs. Brocade delivers products, and provides education and services that allow companies to implement highly available, scalable, manageable, and secure environments for business-critical storage applications. The Brocade SilkWorm family of Fibre Channel fabric switches enables customers to create a high-performance SAN fabric that is highly reliable and scalable to support the interconnection of hundreds of server and storage devices, and is compatible with existing and recently introduced products, providing investment protection for the customer. Brocade products are sold through OEM partners, master resellers, and fabric partners.

         Brocade was incorporated on May 14, 1999 as a Delaware corporation and is the successor to operations originally begun on August 24, 1995. The Company's headquarters are located in San Jose, California.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         FISCAL YEAR

         The Company changed its fiscal year end to the last Saturday in October, beginning with the fiscal year ended October 28, 2000. This change did not have a material impact on the Company's financial position or results of operations.

         PRINCIPLES OF CONSOLIDATION

         The Consolidated Financial Statements include the accounts of Brocade Communication Systems, Inc. and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

         CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

         The Company considers all highly liquid investment securities with original maturities of three months or less to be cash equivalents. Investment securities with original maturities of more than three months but less than one year are considered short-term investments. The Company's short-term investments consist of U.S. Treasuries and Federal Agency debt securities with original maturity dates between three months and one year. All short-term investments are classified as available-for-sale. Unrealized holding gains and losses are included in accumulated other comprehensive income in the accompanying consolidated balance sheets, net of any related tax effect. Realized gains and losses are included in loss on investments, net in the consolidated statements of operations and the specific identification method is used to determine the cost basis of securities sold. For the years ended October 27, 2001, October 28, 2000, and October 31, 1999, no gains or losses were realized on the sale of short-term investments.

         MARKETABLE EQUITY SECURITIES AND OTHER INVESTMENTS

         Marketable equity securities consist of equity holdings in public companies and are classified as available-for-sale when there are no restrictions on the Company's ability to immediately liquidate such securities. The fair value of marketable equity securities is determined using quoted market prices for those securities. Unrealized holding gains and losses are included in accumulated other comprehensive income in the accompanying consolidated balance sheets, net of any related tax effect. Realized gains and losses are calculated based on the specific identification method and are included in loss on investments, net in the consolidated statements of operations.

         The Company also has certain other minority equity investments in non-publicly traded companies. These investments are included in other assets on the Company's consolidated balance sheets, are carried at cost, and are accounted for under the cost method. The Company holds less than 20 percent of the voting equity of such companies, and neither has nor seeks corporate governance or significant influence over the respective company's operating and financial policies. The Company monitors its investments for impairment on a quarterly basis and makes appropriate reductions in carrying values when such impairments are determined to be other-than-temporary. Factors used in determining an impairment include, but are not limited to, the current business environment including competition and uncertainty of financial condition; going concern considerations such as the inability to obtain additional private financing to fulfill the investee's stated business plan and cash burn rate; the need for changes to the respective investee's existing business model due to changing business environments and its ability to successfully implement necessary changes; and comparable valuations. If an investment is determined to be impaired, a determination is made as to whether such impairment is other-than-temporary (see Note 4).

         FAIR VALUE OF FINANCIAL INSTRUMENTS

         Carrying amounts of certain of the Company's financial instruments, including cash and cash equivalents, marketable equity securities, accounts receivable, employee notes receivables, accounts payable, and accrued liabilities, approximate fair value because of their short maturities. The fair values of short-term investments and marketable equity securities are determined using quoted market prices for those securities or similar financial instruments.

         INVENTORIES, NET

         Inventories are stated at the lower of cost or market, using the first in, first out method. Inventory costs include material, labor and overhead. Inventories consisted of the following and are shown net of reserves for excess and obsolete inventory (in thousands):

                                           OCTOBER 27,      OCTOBER 28,
                                              2001             2000
                                           -----------      -----------
    Raw materials                           $ 6,572            $352
    Work-in-process                            --                 2
    Finished goods                            3,735             444
                                           -----------      -----------
         Total                              $10,307            $798
                                           ===========      ===========

         PROPERTY AND EQUIPMENT, NET

         Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally four years except for the Company's enterprise-wide, integrated business information system, which is being depreciated over seven years. Leasehold improvements are amortized using the straight-line method over the shorter of the useful life of the asset or the remaining term of the lease. Property and equipment consisted of the following (in thousands):

                                                         OCTOBER 27,     OCTOBER 28,
                                                            2001             2000
                                                         ---------       --------
    Computer equipment and software                      $ 104,236       $ 37,449
    Furniture and fixtures                                   3,200          2,006
    Leasehold improvements                                  12,974          8,517
                                                         ---------       --------
                                                           120,410         47,972
    Less: Accumulated depreciation and amortization        (22,953)        (9,203)
                                                         ---------       --------
         Total                                           $  97,457       $ 38,769
                                                         =========       ========

         Leasehold improvements at October 27, 2001, are shown net of estimated asset impairments related to facilities lease losses (see Note 3). Included in property and equipment at October 27, 2001, and October 28, 2000, are assets acquired under capital lease obligations with a total cost and related accumulated amortization of $2.6 million.

         ACCRUED EMPLOYEE COMPENSATION

         Accrued employee compensation consists of accrued wages, commissions, payroll taxes, vacation, payroll deductions for the employee stock purchase plan and other employee benefit payroll deductions.

         OTHER ACCRUED LIABILITIES

         Other accrued liabilities consisted of the following (in thousands):

                             OCTOBER 27,      OCTOBER 28,
                               2001             2000
                             -----------     -----------
    Income taxes payable      $17,030         $ 2,290
    Purchase commitments       13,216           1,572
    Accrued warranty            4,765           4,815
    Other                       8,884           6,248
                              -------         -------
         Total                $43,895         $14,925
                              =======         =======

         CONCENTRATIONS

         Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, short-term investments, and accounts receivable. Cash, cash equivalents, and short-term investments are primarily maintained at three major financial institutions in the United States. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand. The Company generally invests only in high credit quality, short-term debt instruments and limits the amount of credit exposure to any one entity.

         A majority of the Company's trade receivable balance is derived from sales to original equipment manufacturers in the computer storage and server industry. At October 27, 2001, and October 28, 2000, 76 percent and 70 percent of accounts receivable, respectively, were concentrated with five customers. The Company performs on going credit evaluations of its customers and generally does not require collateral on accounts receivable. The Company has established reserves for credit losses and product sales returns. The Company has not experienced material credit losses in any of the periods presented.

         For the fiscal years ended October 27, 2001, October 28, 2000, and October 31, 1999, three, two, and three customers each contributed over 10 percent of the Company's total revenues for combined totals of 56 percent, 49 percent, and 70 percent of total revenues, respectively. The level of sales to any single customer may vary and the loss of any one of these customers, or a decrease in the level of sales to any one of these customers, could have a material adverse impact on the Company's financial condition or results of operations. In addition, HP and Compaq, two of the Company's OEM customers, have announced their intent to merge, which could result in a disruption in the Company's sales to these two customers.

         The Company currently relies on single and limited supply sources for several key components used in the manufacture of its products. Additionally, the Company relies on a single third party manufacturer for the production of its products. The inability of the Company's single and limited source suppliers or the inability of the Company's third party manufacturer to fulfill supply and production requirements, respectively, could negatively impact future results.

         The Company's business is concentrated in the storage area networking industry. Accordingly, the Company's future success depends upon the buying patterns of such customers and the continued demand by such customers for the Company's products. The Company's continued success will depend upon its ability to enhance its existing products and to develop and introduce, on a timely basis, new products and features that keep pace with technological developments and emerging industry standards.

         REVENUE RECOGNITION

         Product revenue is generally recognized when persuasive evidence of an arrangement exists, delivery has occurred, fee is fixed or determinable, and collectibility is probable. However, revenue recognition is deferred for shipments to new customers and for shipments of next generation products to existing customers when significant support services are required to successfully integrate the Company's product into the customer's products. These revenues, and related costs, are deferred and recognized when the customer has successfully integrated the Company's product into its product offerings and the Company has met its support obligations. In addition, revenue from sales to master resellers is recognized upon reported sell-through. The Company's post-sales obligations are generally limited to product warranties. Service revenue is recognized over the contractual period, generally one to three years. Warranty costs, sales returns, and other allowances are accrued based on experience at the time of shipment.

         WARRANTY EXPENSE

         The Company provides for estimated expenses for warranty obligations as revenue is recognized to the extent not covered by its third-party contract manufacturer. The Company has not experienced any material warranty claims.

         RESEARCH AND DEVELOPMENT

         Costs to develop the Company's products are expensed as incurred in accordance with Statement of Financial Accounting Standards No. 2, "Accounting for Research and Development Costs" (SFAS 2).

         SOFTWARE DEVELOPMENT COSTS

         In accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," (SFAS 86), the Company capitalizes eligible computer software development costs upon the establishment of technological feasibility, which it has defined as completion of designing, coding and testing activities. For the years ended October 27, 2001, October 28, 2000, and October 31, 1999, the amount of costs eligible for capitalization, after consideration of factors such as realizable value, were not material and, accordingly, all software development costs have been charged to research and development expense in the accompanying consolidated statements of operations for all periods presented.

         Costs related to internally developed software and software purchased for internal use are capitalized in accordance with Statement of Position 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use." During the year ended October 28, 2000, the Company purchased an enterprise-wide, integrated business information system. At October 27, 2001, $15.3 million in capitalized costs related to the purchase and subsequent implementation of this system were included in property and equipment. These costs are being depreciated over a period of seven years.

         ADVERTISING COSTS

         The Company expenses all advertising costs as incurred.

         IMPAIRMENT OF LONG-LIVED ASSETS

         The company accounts for the impairment of long-lived assets pursuant to Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," (SFAS 121). Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. Measurement of an impairment loss for long-lived assets that management expects to hold and use is based on the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell. During the fourth quarter ended October 27, 2001, the Company recorded a charge of $5.7 million related to the impairment of certain leasehold improvements associated with estimated facilities lease losses, and a charge of $4.4 million primarily related to the impairment of certain 1 Gbit/sec related equipment no longer used in research and development and sales and marketing efforts (see Note 3).

         INCOME TAXES

         The Company accounts for income taxes pursuant to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," (SFAS
109). Income tax expense is based on pretax financial accounting income. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts. The Company believes its deferred tax assets will be realized through future profitable operations.

         COMPUTATION OF NET INCOME PER SHARE

         Net income per share is presented in conformity with Statement of Financial Accounting Standards No. 128, "Earnings Per Share," (SFAS 128), for all periods presented. In accordance with SFAS 128, basic net income per share is computed using the weighted-average number of common shares outstanding during the period, less shares subject to repurchase. Diluted net income per share is computed using the weighted-average number of common and dilutive common-equivalent shares outstanding during the period. Dilutive common-equivalent shares result from the assumed exercise of outstanding stock options that have a dilutive effect when applying the treasury stock method.

         The following table presents the calculation of basic and diluted net income per common share (in thousands, except per share amounts):

                                                                                   FISCAL YEAR ENDED
                                                                      -----------------------------------------
                                                                      OCTOBER 27,     OCTOBER 28,      OCTOBER 31,
                                                                          2001           2000            1999
                                                                      ---------       ---------       ---------
    Net income                                                        $   2,848       $  67,931       $   2,485
                                                                      =========       =========       =========
    Basic and diluted net income per share:

                                                                                   FISCAL YEAR ENDED
                                                                      -----------------------------------------
                                                                      OCTOBER 27,     OCTOBER 28,      OCTOBER 31,
                                                                          2001           2000            1999
                                                                      ---------       ---------       ---------
       Weighted-average common shares outstanding                       226,798         218,368         121,056
         Less: Weighted-average shares subject to repurchase             (5,747)        (10,914)        (16,680)
                                                                      ---------       ---------       ---------
           Weighted-average shares used in computing basic net
           income per share                                             221,051         207,454         104,376
       Dilutive effect of common share equivalents                       22,111          35,050         100,208
                                                                      ---------       ---------       ---------
           Weighted-average shares used in computing diluted net
           income per share                                             243,162         242,504         204,584
                                                                      =========       =========       =========
    Basic net income per share                                        $    0.01       $    0.33       $    0.02
                                                                      =========       =========       =========
    Diluted net income per share                                      $    0.01       $    0.28       $    0.01
                                                                      =========       =========       =========

         COMPREHENSIVE INCOME (LOSS)

         Comprehensive income is comprised of net income and unrealized holding gains (losses) on marketable equity securities and short-term investments.

         STOCK-BASED COMPENSATION

         The Company accounts for its stock option plans and its Employee Stock Purchase Plan in accordance with the provisions of Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees," (APB 25), whereby the difference between the exercise price and the fair value at the date of grant is recognized as compensation expense. Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," (SFAS 123), established a fair value based method of accounting for stock-based plans. Companies that elect to account for stock-based compensation plans in accordance with APB 25 are required to disclose the pro forma net income (loss) that would have resulted from the use of the fair value based method under SFAS 123. Accordingly, pro forma disclosures required under SFAS 123 are included in Note 7.

         STOCK SPLITS

         On November 8, 1999, January 21, 2000, and November 29, 2000, the Company's Board of Directors approved two-for-one splits of the Company's common stock. The stock began trading on a split-adjusted basis on December 3, 1999, March 15, 2000, and December 22, 2000, respectively. All references in the accompanying consolidated financial statements and notes thereto to earnings per share and the number of common shares have been retroactively restated to reflect the common stock splits.

         DERIVATIVES

         During the first quarter of fiscal 2001, the Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," (SFAS 133). SFAS 133, as amended, establishes accounting and reporting standards for derivative instruments and hedging activities and requires that an entity recognize derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. The adoption of SFAS 133 did not have a material impact on the Company's operations or financial position. At October 27, 2001, the Company did not hold any derivative instruments.

         FOREIGN CURRENCY TRANSLATION

         Assets and liabilities of non-U.S. subsidiaries that operate where the local currency is the functional currency are translated to U.S. dollars at exchange rates in effect at the balance sheet date with the resulting translation adjustments recorded directly to a separate component of accumulated other comprehensive income. Income and expense accounts are translated at average exchange rates during the year. Where the U.S. dollar is the functional currency, translation adjustments are recorded in income. Foreign currency translation adjustments have, to date, not been material. Gains and losses from foreign currency transactions, which were not material for any of the years presented, are included in interest and other income, net in the Company's consolidated statements of operations.

         USE OF ESTIMATES IN PREPARATION OF CONSOLIDATED FINANCIAL STATEMENTS

         The preparation of consolidated financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Estimates are used for but not limited to the useful lives of fixed assets, allowances for doubtful accounts and product returns, inventory and warranty reserves, fixed asset and investment impairment charges, facilities lease losses and other charges, accrued liabilities and other reserves, taxes, and contingencies. Actual results could differ from these estimates.

         RECLASSIFICATIONS

         Certain prior year amounts have been reclassified to conform to the current year presentation.

         RECENT ACCOUNTING PRONOUNCEMENTS

         During the fourth quarter of the year ended October 27, 2001, the Company adopted Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB 101). The adoption of SAB 101 did not have a material impact on the Company's operating results or financial position.

         In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 141 "Business Combinations" (SFAS 141) and Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" (SFAS 142). SFAS 141 requires that all business combinations initiated after June 30, 2001 be accounted for using the purchase method of accounting, thereby eliminating use of the pooling of interests method. SFAS 141 also requires that an intangible asset acquired in a business combination be recognized apart from goodwill if: (i) the intangible asset arises from contractual or other legal rights or (ii) the acquired intangible asset is capable of being separated from the acquired enterprise, as defined in SFAS 141.

         SFAS 142 requires, among other things, that goodwill not be amortized but should be subject to impairment testing at the "reporting unit level" at least annually and more frequently upon the occurrence of certain events, as defined by SFAS 142. A reporting unit is the same level as or one level below an operating segment, as defined by Statement of Financial Accounting Standards No. 131 "Disclosures About Segments of an Enterprise and Related Information."

         The Company is required to apply SFAS 141 to business combinations initiated after June 30, 2001 and is required to adopt SFAS 142 at the beginning of fiscal 2003, with the exception of goodwill and intangible assets with indefinite lives acquired after June 30, 2001, which will be immediately subject to the non-amortization and amortization provisions as defined by SFAS 142.

         Management does not expect the adoption of either SFAS 141 or SFAS 142 to have a material impact on the Company's financial position, results of operations, or cash flows.

         In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS 144). SFAS 144 supersedes SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS 121), and certain provisions of APB Opinion No. 30 "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" (APB
30). SFAS 144 establishes standards for long-lived assets to be disposed of, and redefines the valuation and presentation of discontinued operations. SFAS 144 is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. Management does not expect the adoption of SFAS 144 to have a material effect on the Company's financial position, results of operations, or cash flows.

3.       FACILITIES LEASE LOSSES AND ASSET IMPAIRMENT CHARGES

         FACILITIES LEASE LOSSES AND RELATED ASSET IMPAIRMENT CHARGES

         During the year ended October 27, 2001, the Company experienced the impact of unfavorable economic conditions and a reduction in IT spending rates. As a result of these continuing unfavorable economic conditions and the Company's reevaluation of future employee hiring in terms of timing and geographic location, the Company performed a comprehensive analysis of its real estate facility requirements and identified excess facility space, which has been offered for sublease. Factors considered in the analysis included, but were not limited to, anticipated future revenue growth rates and anticipated future headcount requirements for both headquarters and field personnel.

         Based upon the results of this analysis and the excess facilities space identified, during the fourth quarter ended October 27, 2001, the Company recorded a charge of $39.8 million related to facilities lease losses and a charge of $5.7 million in connection with the impairment of certain related leasehold improvements. In determining the facilities lease losses and related asset impairment charges, net of cost recovery efforts from expected sublease income, various assumptions were made, including, the time period over which the building will be vacant; expected sublease terms; and expected sublease rates.

         The facilities lease losses and related asset impairment charges are estimates in accordance with SFAS No. 5, "Accounting for Contingencies," and represent the low-end of an estimated range that may be adjusted upon the occurrence of future triggering events. Triggering events may include, but are not limited to, changes in estimated time to sublease, sublease terms, and sublease rates. Should operating lease rental rates continue to decline in current markets or should it take longer than expected to find a suitable tenant to sublease the facility, adjustments to the facilities lease losses reserve will be made in future periods, if necessary, based upon the then current actual events and circumstances. The Company has estimated that under certain circumstances the facilities lease losses could increase to $63.0 million.

A summary of the facilities lease losses incurred for the fiscal year ended October 27, 2001, is outlined as follows (in thousands):

                                                       FACILITIES
                                                       LEASE LOSSES
                                                       ------------
Total charge                                             $ 39,804
Cash portion                                                 (970)
                                                       ------------
   Reserve balances at October 27, 2001                  $ 38,834
                                                       ============

         The Company expects to make payments related to the above noted facilities lease losses over the next five years. In addition to the $38.8 million reserved for future lease commitments, net of expected sublease income, the Company has accrued $3.4 million for purchase commitments in connection with certain related leasehold improvements currently under construction. The Company expects to fully incur these purchase commitments during the first half of calendar year 2002.

         ASSET IMPAIRMENTS RELATED TO PRODUCT TRANSITION

         During the fourth quarter ended October 27, 2001, the Company announced the general availability of its SilkWorm 3800 enterprise fabric switch, the first in an expected family of 2 Gbit/sec per second products. As a result of the expected accelerated transition of the Company's product offerings from 1 to 2 Gbit/sec technology, the Company recorded a charge of $4.4 million primarily related to the impairment of certain 1 Gbit/sec related equipment no longer used in research and development and sales and marketing efforts.

4.       LOSS ON INVESTMENTS, NET

         Loss on investments, net for the year ended October 27, 2001, consisted of impairment losses on minority equity investments in non-publicly traded companies of $24.2 million, partially offset by gross realized gains on sales of marketable equity securities of $8.1 million.

The Company has made certain minority equity investments in non-publicly traded companies that develop technology or provide services that are complementary to or broaden the markets for its products, and to promote its business and strategic objectives. The Company's minority equity investments in non-public companies are included in other assets on the Company's consolidated balance sheets, are carried at cost, and are accounted for under the cost method. The Company holds less than 20 percent of the voting equity of such companies, and neither has nor seeks corporate governance or significant influence over the respective company's operating and financial policies. The Company monitors its investments for impairment on a quarterly basis and makes appropriate reductions in carrying values when such impairments are determined to be other-than-temporary. Factors used in determining an impairment include, but are not limited to, the current business environment including competition and uncertainty of financial condition; going concern considerations such as the inability to obtain additional private financing to fulfill the investee's stated business plan and cash burn rate; the need for changes to the respective investee's existing business model due to changing business environments and its ability to successfully implement necessary changes; and comparable valuations. If an investment is determined to be impaired, a determination is made as to whether such impairment is other-than-temporary.

         During the year ended October 27, 2001, the Company made minority equity investments in non-publicly traded companies of $23.6 million. The investments were made primarily in companies in the storage networking, Internet infrastructure, fabless semiconductor, networking services, and managed storage service provider industries. These companies were, and continue to be, development stage companies with significant risks. During the year ended October 27, 2001, the industries in which these companies compete experienced considerable market declines associated with a depressed macroeconomic environment and there remains significant uncertainty regarding the timing of any recovery. Many of these companies had spent the majority of their funding on operating activities and/or lost key business partners due to bankruptcy, and the Company determined that the carrying value of its investments were impaired. Based upon current market conditions and substantial doubt about these companies' ability to raise additional funding, achieve positive cash flow, and achieve projected revenues, the Company concluded the impairments were other-than-temporary and recorded impairment charges of $24.2 million. The impairment charges reduced the carrying value of the Company's investments to the estimated fair value. At October 27, 2001, and October 28, 2000, the carrying values of the Company's minority equity investments in non-publicly traded companies were $2.2 million and $2.8 million, respectively.

5.       FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following tables summarize the Company's available-for-sale securities (in thousands):

                                                                             GROSS            GROSS
                                                                          UNREALIZED       UNREALIZED           FAIR
                                                           COST              GAINS           LOSSES             VALUE
                                                      --------------    --------------   --------------    --------------
      OCTOBER 27, 2001
      U.S. government obligations                     $      104,493    $          537   $          --     $      105,030
      Marketable equity securities                               347                24              (39)              332
                                                      --------------    --------------   --------------    --------------
           Total                                      $      104,840    $          561   $          (39)   $      105,362
                                                      ==============    ==============   ==============    ==============

      Reported as:
        Short-term investments                                                                             $      105,030
        Marketable equity securities                                                                                  332
                                                                                                           --------------
           Total                                                                                           $      105,362
                                                                                                           ==============

      OCTOBER 28, 2000

      U.S. government obligations                     $      127,456    $          355   $          (37)   $      127,774
      Marketable equity securities                             5,000            44,251              --             49,251
                                                      --------------    --------------   --------------    --------------
           Total                                      $      132,456    $       44,606   $          (37)   $      177,025
                                                      ==============    ==============   ==============    ==============

      Reported as:
        Short-term investments                                                                             $      127,774
        Marketable equity securities                                                                               49,251
                                                                                                           --------------
           Total                                                                                           $      177,025
                                                                                                           ==============

         For the year ended October 27, 2001, gross gains of $8.1 million were realized on the sale of marketable equity securities. No gains or losses were realized on the sale of marketable equity securities for the years ended October 28, 2000, and October 31, 1999. At October 27, 2001, and October 28, 2000, net unrealized holding gains of $0.5 million and $44.5 million, respectively, were included in accumulated other comprehensive income in the accompanying consolidated balance sheets.

6.       COMMITMENTS AND CONTINGENCIES

         LEASES

         The Company leases its facilities under various operating lease agreements expiring through November 2013. In connection with these agreements the Company has signed unconditional, irrevocable letters of credit totaling $18.7 million as security for the leases. In addition to base rent, many of the operating lease agreements require that the Company pay a proportional share of the respective facilities' operating expenses. Rent expense for the years ended October 27, 2001, October 28, 2000, and October 31, 1999, was $16.5 million, $4.1 million, and $1.3 million, respectively.

         Future minimum lease payments under all noncancelable operating leases at October 27, 2001 were as follows (in thousands):

                                                               OPERATING
FISCAL YEAR ENDED OCTOBER,                                       LEASES
--------------------------                                  -------------
2002                                                        $      25,407
2003                                                               25,950
2004                                                               25,215
2005                                                               24,611
2006                                                               25,175
Thereafter                                                        154,330
                                                            -------------
  Total minimum lease payments                              $     280,688
                                                            =============

         At October 27, 2001, the Company had recorded $38.8 million in facilities lease loss reserves related to future lease commitments, net of expected sublease income (see Note 3).

         MANUFACTURING AND PURCHASE COMMITMENTS

         The Company has a manufacturing agreement with Solectron Corporation under which the Company provides to Solectron a twelve-month product forecast and places purchase orders with Solectron sixty calendar days in advance of the scheduled delivery of products to the Company's customers. Although the Company's purchase orders placed with Solectron are cancelable, the terms of the agreement would require the Company to purchase from Solectron all inventory components not returnable or usable by other Solectron customers. At October 27, 2001, the Company's commitment to Solectron for such inventory components was $37.9 million, net of purchase commitment reserves, which the Company expects to utilize during future normal ongoing operations.

         Independently of Solectron, the Company purchases several key components used in the manufacture of its products. At October 27, 2001, the Company had non-cancelable purchase commitments for various components totaling $8.3 million, net of purchase commitment reserves, which the Company expects to utilize during future normal ongoing operations.

         The Company has established purchase commitment reserves for inventory component commitments to Solectron and other key component vendors that it believes may not be realizable during future normal ongoing operations.

         LEGAL PROCEEDINGS

         The Company is subject to various legal proceedings, claims, and litigation that arise in the normal course of business. While the outcome of these matters is currently not determinable, management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on the Company's consolidated financial position, results of operations, or cash flows.

         On July 20, 2001, a putative class action captioned Chae v. Brocade Communications Systems, Inc. et al. was filed against the Company and three of its officers and directors (collectively the "Individual Defendants") in the United States District Court for the Southern District of New York. Also named as defendants were Morgan Stanley & Co., Inc., BT Alex Brown, Inc., and Dain Rauscher, Inc., the underwriters in the Company's initial public offering. The complaint alleges violations of Section 10(b) of the Securities Act of 1934 (and Rule 10b-5 promulgated thereunder) against all defendants and violations of
Section 20(a) of the Securities Act of 1934 against the Individual Defendants. The complaint seeks unspecified damages on behalf of a purported class of purchasers of common stock between May 24, 1999 and July 17, 2001. A second, substantively similar complaint, Radliff v. Brocade Communications Systems, Inc., was filed in the same court on September 25, 2001. The Company believes that the claims are without merit and intends to defend the actions vigorously.

7.       EMPLOYEE STOCK AND SAVINGS PLANS

         DEFERRED STOCK COMPENSATION

         In connection with the grant of certain stock options to employees during the year ended October 31, 1999, the Company recorded deferred stock compensation of $5.1 million, representing the difference between the deemed fair value of the common stock for accounting purposes and the option exercise price of such options at the date of grant. Such amounts are presented as reductions of stockholders' equity and amortized ratably over the vesting period of the applicable options. $1.1 million, $1.1 million, and $1.9 million were expensed during the years ended October 27, 2001, October 28, 2000, and October 31, 1999, respectively. Deferred stock compensation is decreased in the period of forfeiture for any accrued but unvested compensation arising from the early termination of an option holder's services. No deferred stock compensation related to any other periods presented has been recorded.

         1999 EMPLOYEE STOCK PURCHASE PLAN

         In March 1999, the Board of Directors approved the adoption of the Company's 1999 Employee Stock Purchase Plan (the "Purchase Plan"), and the Company's shareholders approved the Purchase Plan in April 1999. The Purchase Plan permits eligible employees to purchase shares of the Company's common stock through payroll deductions at 85 percent of the fair market value at certain plan-defined dates. The maximum number of shares of the Company's common stock available for sale under the Purchase Plan is 1.6 million shares, plus an annual increase to be added on the first day of the Company's fiscal year, equal to the lesser of 20.0 million shares, or 2.5 percent of the outstanding shares of common stock at such date. Accordingly, on October 28, 2001, 5.7 million additional shares were made available for issuance under the Purchase Plan. During the years ended October 27, 2001, and October 28, 2000, 190,000 shares and 604,000 shares were issued under the Purchase Plan, respectively. No shares were issued during fiscal 1999. At October 27, 2001, 11.7 million shares were available for future issuance under the Purchase Plan.

         1999 STOCK PLAN

         In March 1999, the Board of Directors approved the Company's 1999 Stock Plan (the "1999 Plan") and the Company's shareholders approved the 1999 Plan in April 1999. The 1999 Plan provides for the grant of incentive stock options and/or nonstatutory stock options to employees. Per the terms of the 1999 Plan, the maximum number of shares of the Company's common stock available for sale under the 1999 Plan is 60.9 million shares, plus an annual increase to be added on the first day of the Company's fiscal year, equal to the lesser of 40.0 million shares, or 5.0 percent of the outstanding shares of common stock at such date. Accordingly, on October 28, 2001, 11.5 million additional shares were made available for grant under the 1999 Plan. At October 27, 2001, the Company had reserved 32.1 million shares of authorized but unissued shares of common stock for future issuance under the 1999 Plan. Of this amount, 31.8 million shares were outstanding and 252,000 shares were available for future grants.

         1999 DIRECTOR OPTION PLAN

         In March 1999, the Board of Directors approved the 1999 Director Option Plan (the "Director Plan") and the Company's shareholders approved the Director Plan in April 1999. The Director Plan provides for the grant of common stock to Directors of the Company. At October 27, 2001, the Company had reserved 1.5 million shares of authorized but unissued shares of common stock for future issuance under the Director Plan. Of this amount, 480,000 shares were outstanding and 1.0 million shares were available for future grants.

         1999 NONSTATUTORY STOCK OPTION PLAN

         In September 1999, the Board of Directors approved the Company's 1999 Nonstatutory Stock Option Plan (the "NSO Plan"). The NSO Plan provides for the grant of nonstatutory stock options to employees and consultants. A total of
51.4 million shares of common stock have been reserved for issuance under the NSO Plan. At October 27, 2001, the Company had reserved approximately 48.5 million shares of authorized but unissued shares of common stock for future issuance under the NSO Plan. Of this amount, 48.4 million shares were outstanding and 88,000 shares were available for future grants.

         STOCK OPTIONS

         The Company, under the various stock option plans (the "Plans") discussed above, grants stock options for shares of common stock to employees and directors. In accordance with the Plans, the stated exercise price for Nonqualified Stock Options (NSOs) shall not be less than 85 percent of the estimated fair market value of common stock on the date of grant. Incentive Stock Options (ISOs) may not be granted at less than 100 percent of the estimated fair market value of the common stock, and stock options granted to a person owning more than 10 percent of the combined voting power of all classes of stock of the Company must be issued at 110 percent of the fair market value of the stock on the date of grant. The Plans provide that the options shall be exercisable over a period not to exceed ten years. The majority of options granted under the Plans generally vest over a period of four years. Certain options granted under the Plans vest over a period of one year. At October 27, 2001, the Company had reserved 82.1 million shares of authorized but unissued shares of common stock for future issuance under all of the Plans. Of this amount, 80.7 million shares were outstanding and 1.4 million shares were available for future grants.

         The following table summarizes stock option plan activity under all of the Plans (in thousands except per share amounts):

                                           FISCAL YEAR ENDED             FISCAL YEAR ENDED             FISCAL YEAR ENDED
                                            OCTOBER 27, 2001              OCTOBER 28, 2000              OCTOBER 31, 1999
                                         ---------------------         ---------------------         ----------------------
                                                      WEIGHTED                      WEIGHTED                      WEIGHTED
                                                      AVERAGE                       AVERAGE                       AVERAGE
                                                      EXERCISE                      EXERCISE                      EXERCISE
                                           SHARES       PRICE            SHARES       PRICE            SHARES       PRICE
                                           ------     ---------          ------     --------           ------     --------
Outstanding at beginning of year           44,871      $ 33.24           23,462      $  4.70           28,183      $  0.23
Granted                                    49,835      $ 34.15           30,756      $ 47.78           21,424      $  5.22
Exercised                                  (7,179)     $ 10.32           (7,873)     $  4.60          (24,605)     $  0.32
Cancelled                                  (6,806)     $ 36.90           (1,474)     $ 32.30           (1,540)     $  0.24
                                           ------                        ------                        ------
Outstanding at end of year                 80,721      $ 35.43           44,871      $ 33.24           23,462      $  4.70
                                           ======                        ======                        ======
Exercisable at end of year                 14,837      $ 33.23            3,418      $  7.50            1,799      $  0.22

         The following table summarizes information about stock options outstanding and exercisable at October 27, 2001 (in thousands except number of years and per share amounts):

                                       OPTIONS OUTSTANDING                                 OPTIONS EXERCISABLE
-------------------------------------------------------------------------------        -------------------------
                                                    WEIGHTED           WEIGHTED                         WEIGHTED
                                                    AVERAGE            AVERAGE                          AVERAGE
                                                   REMAINING           EXERCISE                        EXERCISE
 RANGE OF EXERCISE PRICES           NUMBER           YEARS              PRICE            NUMBER          PRICE
 ------------------------           ------         ---------           --------          ------        ---------
$  0.03  --  $  12.90               15,746            8.64             $ 8.35            3,672         $  4.51
$ 13.56  --  $  20.70               24,708            9.39             $20.60            3,147         $ 20.39
$ 22.28  --  $  44.66               16,250            8.27             $33.40            3,524         $ 34.09
$ 45.06  --  $  76.88               20,333            8.86             $66.46            3,458         $ 58.15
$ 78.00  --  $ 105.19                3,684            8.74             $88.30            1,036         $ 87.93
---------------------                -----            ----             ------            -----         -------
$  0.03  --  $ 105.19               80,721            8.86             $35.43           14,837         $ 33.23
=====================               ======            ====             ======           ======         =======

         At October 27, 2001, 3.8 million shares issued upon exercise of stock options with a weighted-average exercise price of $0.40 per share were subject to repurchase by the Company.

         During the 12-month period ended March 2001, the Company granted to employees 23.6 million options to purchase shares of its common stock at an average exercise price of approximately $71.00 per share. Also, during that same 12-month period, the Company hired in excess of 500 employees, which represented approximately 60 percent of the Company's workforce at that time. During the first calendar quarter of 2001, the Company's stock price experienced a considerable decline in value. As a result of this decline, the exercise prices of the majority of options granted to employees were well in excess of the market price of the Company's common stock. The Company believed it was in the best interest of its shareholders to ensure that its employee base was both retained and financially motivated. Accordingly, in April of 2001, the Company granted 20.3 million incremental options with exercise prices of $20.70 per share to its employees with existing options whose exercise prices were significantly in excess of the market price per share of the Company's common stock. The dilutive effect of common share equivalents associated with stock options for the years ended October 27, 2001, October 28, 2000, and October 31, 1999, were 16.4 million shares, 24.1 million shares, and 15.6 million shares, respectively.

         SFAS 123 requires disclosure of pro forma information regarding option grants made to employees based on specified valuation techniques that produce estimated compensation expense. Had compensation expense been determined under the provisions of SFAS 123, net income would have decreased to the following pro forma amounts, (in thousands except per share data):


                                                           FISCAL YEAR ENDED
                                           -----------------------------------------------
                                            OCTOBER 27,       OCTOBER 28,      OCTOBER 31,
                                              2001               2000             1999
                                           -----------       -----------       -----------
    Net income - as reported               $     2,848       $    67,931       $   2,485
    Net loss - Pro Forma                   $  (591,692)      $  (172,331)      $  (1,933)
    Basic earnings (loss) per share
        As reported                        $      0.01       $      0.33       $    0.02
        Pro Forma                          $     (2.68)      $     (0.83)      $   (0.02)
    Diluted earnings (loss) per share
        As reported                        $      0.01       $      0.28       $    0.01
        Pro Forma                          $     (2.68)      $     (0.83)      $   (0.02)

         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for each respective fiscal year ended:

                                         EMPLOYEE STOCK OPTION PLANS                  EMPLOYEE STOCK PURCHASE PLANS
                                --------------------------------------------  -------------------------------------
                                 OCTOBER 27,    OCTOBER 28,     OCTOBER 31,    OCTOBER 27,     OCTOBER 28,     OCTOBER 31,
                                     2001           2000            1999           2001            2000           1999
                                -------------  -------------   -------------  -------------   -------------    -----------
     Expected dividend yield            0.0%           0.0%            0.0%           0.0%            0.0%           *
     Risk-free interest rate        2.1-4.6%       5.4-5.9%        5.0-5.3%           2.1%            6.0%           *
     Expected volatility              127.4%          93.4%           60.0%         123.4%           80.3%           *
     Expected life from vest
       date (in years)                  0.5            0.5             0.5            0.5             0.5            *

         * Not applicable

         The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the Company's options. Based upon the above assumptions, the weighted-average fair value of employee stock options granted during the years ended October 27, 2001, October 28, 2000, and October 31, 1999, were $26.17, $30.82, and $2.42 per share, respectively.

         EMPLOYEE 401(K) PLAN

         The Company sponsors a savings plan, the Brocade Communications Systems 401(k) Plan (the Plan), which qualifies under Section 401(k) of the Internal Revenue Code and is designed to provide retirement benefits for its eligible employees through tax deferred salary deductions. Eligible employees may contribute from 1 percent to 20 percent of their annual compensation to the Plan, limited to a maximum annual amount as set periodically by the Internal Revenue Service. The Company matches employee contributions dollar for dollar up to a maximum of $1,500 per year per person. All matching contributions vest immediately. The Company's matching contributions to the Plan totaled $1.4 million and $0.6 million for the years ended October 27, 2001, and October 28, 2000, respectively.

8.  INCOME TAXES

         Income (loss) before provision for income taxes consisted of the following (in thousands):

                                                                        FISCAL YEAR ENDED
                                               --------------------------------------------------------------------
                                                OCTOBER 27,                   OCTOBER 28,              OCTOBER 31,
                                                    2001                         2000                       1999
                                               -------------              -------------               -------------
United States                                  $     (20,933)             $      88,316               $       2,591
International                                         38,735                        --                          --
                                               -------------              -------------               ------------
      Total                                    $      17,802              $      88,316               $       2,591
                                               =============              =============               =============

         The provision for income taxes consisted of the following (in thousands):

                                                             FISCAL YEAR ENDED
                                 -------------------------------------------------------------------------
                                  OCTOBER 27,                   OCTOBER 28,                   OCTOBER 31,
                                      2001                         2000                          1999
                                 -------------                -------------                 --------------
Federal:
   Current                       $      27,141                $      27,458                 $         393
   Deferred                            (19,626)                      (8,684)                         (323)
                                 -------------                -------------                 -------------
                                         7,515                       18,774                            70
                                 -------------                -------------                 -------------
State:
   Current                               8,706                        8,098                         1,516
   Deferred                             (4,966)                      (6,487)                       (1,480)
                                 -------------                -------------                 -------------
                                         3,740                        1,611                            36
                                 -------------                -------------                 -------------
Foreign:
   Current                               3,699                          --                            --
   Deferred                                --                           --                            --
                                 -------------                -------------                 ------------
                                         3,699                          --                            --
                                 -------------                -------------                 ------------
      Total                      $      14,954                $      20,385                 $         106
                                 =============                =============                 =============

         The difference between the U.S. federal statutory rate and the Company's income tax provision for financial statement purposes consisted of the following:

                                                                                  FISCAL YEAR ENDED
                                                                    ---------------------------------------------
                                                                     OCTOBER 27,     OCTOBER 28,     OCTOBER 31,
                                                                        2001            2000            1999
                                                                   -------------   -------------     ------------
Provision for income taxes at statutory rate                            35.0%           35.0%           35.0%
State taxes, net of federal tax benefit                                  6.1             7.7             5.7
Losses for which no tax benefit recognized                               --              --            (33.5)
Stock compensation not deductible for tax                                1.4             0.4            31.7
R&D tax credit                                                          (4.2)           (4.3)          (40.3)
NOL and credit carryforwards                                             --             (6.9)            --
Decrease in valuation allowance                                          --            (10.8)            --
Investment losses, not benefited                                        61.0             --              --
Foreign income taxed at other than U.S. rates                          (17.9)            --              --
Other nondeductible expenses                                             2.6             2.0             5.4
                                                                   -------------   -------------     ------------
   Provision for income taxes                                           84.0%           23.1%            4.0%
                                                                   =============   =============     ============

         At October 27, 2001, the Company did not have sufficient unrealized capital gains to offset capital losses resulting from impairments of minority equity investments in non-publicly traded companies recorded during the year ended October 27, 2001. Therefore, no tax benefit has been recorded associated with the impairment of those investments.

         U.S. income taxes were not provided for undistributed earnings of certain non-U.S. subsidiaries taxed at rates lower than U.S. rates. The Company intends to utilize these earnings through expansion of its business operations outside the United States for an indefinite period of time.

         The components of net deferred tax assets are as follows (in thousands):

                                           OCTOBER 27,             OCTOBER 28,
                                               2001                   2000
                                          -------------          -------------
Net operating loss carryforwards          $     158,527          $     107,166
Tax credit carryforwards                         37,920                  7,914
Capitalized startup costs                           --                     390
Reserves and accruals                            34,035                  9,295
Other                                              (156)                   979
Capitalized research expenditures                 4,908                  4,506
                                          -------------          -------------
   Total                                  $     235,234          $     130,250
                                          =============          =============

         As of October 27, 2001, the Company had federal net operating loss carryforwards of $420.2 million and state net operating loss carryforwards of $242.8 million. The federal net operating loss and other tax credit carryforwards expire on various dates between 2010 through 2021. The state net operating loss carryforwards expire on various dates between 2003 through 2021. Under current tax law, net operating loss and credit carryforwards available to offset future income in any given year may be limited upon the occurrence of certain events, including significant changes in ownership interests.

         The Company's income taxes payable for federal, state, and foreign purposes have been reduced and the deferred tax assets increased by the tax benefits associated with employee stock options. The benefits were credited directly to stockholders' equity and amounted to $104.7 million for the year ended October 27, 2001. Benefits reducing taxes payable amounted to $22.4 million and benefits increasing gross deferred tax assets amounted to $82.3 million for the year ended October 27, 2001. The Company believes that all deferred tax assets will be realized through profitable future operations and accordingly, there is no need for a valuation allowance for any of the deferred tax assets.

9.       INTEREST AND OTHER INCOME, NET

         Interest and other income, net consisted of the following (in thousands):

                                                             FISCAL YEAR ENDED
                                     ----------------------------------------------------------------
                                       OCTOBER 27,              OCTOBER 28,               OCTOBER 31,
                                           2001                     2000                      1999
                                     -------------            -------------             -------------
Interest income                      $      10,201            $       5,301             $       2,210
Interest expense                              (236)                     (45)                     (459)
Other income (expense), net                 (1,758)                     126                       (14)
                                     -------------            -------------             -------------
      Total                          $       8,207            $       5,382             $       1,737
                                     =============            =============             =============

10.      RELATED PARTY TRANSACTIONS

         During the year ended October 31, 1999, the Company sold 18.8 million shares of its common stock to officers and a director of the Company in consideration for full recourse promissory notes in the aggregate amount of $6.4 million. Should the officers terminate employment, the shares are subject to a right of repurchase by the Company that lapses over a four-year period. At October 27, 2001, all such promissory notes had been repaid in full and there were no outstanding balances.

         The Company holds minority equity investments in certain companies with which it does business. In addition, a member of the Company's Board of Directors serves as a Director of a company with whom the Company does business. For the years ended October 27, 2001, and October 28, 2000, total revenues from such companies were $7.0 million and $13.1 million, respectively. Accounts receivable balances due from such companies were $804,000 and $2.7 million at October 27, 2001, and October 28, 2000, respectively. Sales transactions with such companies were on terms no more favorable than those with unrelated parties.

         At October 27, 2001, the Company had outstanding loans to various employees totaling $4.5 million. These loans are generally related to the respective employees' relocation and subsequent purchase of a home in the San Francisco Bay Area in connection with their employment with the Company. The loans are evidenced by secured promissory notes to the Company and generally bear interest at rates ranging from 5.0 percent to 6.1 percent.

11.      SEGMENT INFORMATION

         The Company is organized and operates as one operating segment; the design, development, manufacturing, marketing and selling of switching solutions for SANs. The Company's Chief Operating Decision Maker, as defined by SFAS 131, "Disclosures about Segments of an Enterprise and Related Information," allocates resources and assesses the performance of the Company based on revenues and overall profitability. Revenues are attributed to geographic areas based on the location of the customer to which product is shipped. Domestic revenues include sales to certain OEM customers who then distribute product to their international customers. To date, service and software revenues have not exceeded 10 percent of total revenues.

         For the year ended October 27, 2001, three customers accounted for 26 percent, 20 percent, and 10 percent of total revenues respectively. For the year ended October 28, 2000, two customers accounted for 31 percent and 18 percent of total revenues, respectively. For the year ended October 31, 1999, three customers accounted for 34 percent, 26 percent, and 10 percent of total revenues, respectively. The level of sales to any customer may vary from quarter to quarter and the Company expects that significant customer concentration will continue for the foreseeable future. The loss of any one of these customers, or a decrease in the level of sales to any one of these customers, could have a material adverse impact on the Company's consolidated financial condition or results of operations.

         Geographic information for the years ended October 27, 2001, and October 28, 2000, are presented below (in thousands). For the year ended October 31, 1999, international revenues were not material. Identifiable assets located in foreign countries were not material at October 27, 2001, and October 28, 2000.

                                                                                          FISCAL YEAR ENDED
                                                                                   ----------------------------
                                                                                     OCTOBER 27,    OCTOBER 28,
                                                                                         2001           2000
                                                                                   -------------  -------------
Net Revenues:
   North America (principally the United States)                                   $     364,270  $     257,690
   Europe, the Middle East, and Africa                                                   117,896         69,217
   Asia Pacific                                                                           30,864          2,138
                                                                                   -------------  -------------
      Total                                                                        $     513,030  $     329,045
                                                                                   =============  =============

12.      SUBSEQUENT EVENTS

         On December 21, 2001, and January 10, 2002, the Company sold, in private placements pursuant to Section 4(2) of the Securities Act of 1933, as amended, $550 million in aggregate principal amount of 2 percent convertible subordinated notes due 2007. The initial purchasers of the notes were Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., Salomon Smith Barney, Inc. and Merrill Lynch, Pierce Fenner and Smith Incorporated, who purchased the notes from us at a discount of 2.25 percent of the aggregate principal amount. Holders of the notes may, in whole or in part, convert the notes into shares of the Company's common stock at a conversion rate of 22.8571 shares per $1,000 principal amount of notes at any time prior to maturity on January 1, 2007. The Company is required to pay interest on January 1 and July 1 of each year, beginning July 1, 2002. The Company intends to use the net proceeds of the offering of $537.6 million for general corporate purposes, including working capital and capital expenditures.

                                   SCHEDULE C

                      BROCADE COMMUNICATIONS SYSTEMS, INC.
          STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN AUSTRALIA


      The following is a general summary of the tax consequences of the cancellation of eligible options and grant of new options for individuals subject to tax in Australia. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering replacing their eligible options to consult with their own tax or financial advisors.

      If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

OPTION EXCHANGE

      The voluntary relinquishment of the eligible stock options in exchange for the right to receive a new option will give rise to a taxable amount (which may be nil in certain circumstances). This occurs because the cancellation of the eligible stock option will constitute a disposal of the option in exchange for the right to receive a new option at a later date ("New Right"). Note that the tax consequences of the exchange arise in relation to the cancellation of the eligible options and the issue of the New Right as opposed to the grant of new options.

   WHERE NO ELECTION WAS MADE

      If you did not make an election to be taxed in the income year of grant of the cancelled options, the exchange will be a taxable event. In this case, you will be subject to tax on the market value (as defined under Australian tax law) of the cancelled options on the cancellation date at your marginal rate of tax.

      Because the grant price of the cancelled options exceeds the current market value of the underlying shares at the time of the cancellation, the market value of the cancelled options is determined in accordance with a statutory formula. In accordance with the statutory formula, the market value of the cancelled option will be nil where the market value of the underlying shares at the time of cancellation is less than 50% of the grant price.

   WHERE AN ELECTION WAS MADE

      If you made an election to be taxed in the year of the grant of outstanding options, the exchange will be subject to capital gains tax. The capital gains tax consequences will arise when the agreement for the exchange is entered into.

      Where the market value of the cancelled options exceeds the cost base of the options, the assessable capital gain will be equal to:

      - where the cancelled options have been held for at least 12 months prior to the agreement for the exchange - the difference between the market value of the cancelled options at the time the exchange contract is entered into and the cost base of the cancelled options, less any prior year or current year capital losses, multiplied by 50%; or

      - where the options have been held for less than 12 months prior to the agreement for the exchange - the difference between the market value of the cancelled options at the time the exchange contract is entered into and the cost base of the cancelled options.

      Where:

      - the cost base of the cancelled options is the market value of the cancelled options on the date of grant; and

      -     the market value of the cancelled options.

      If the market value of the cancelled option is less than the cost base of the cancelled options, a capital loss equal to the difference should arise.

ACQUISITION OF NEW RIGHT

      The acquisition of the New Right (that is the conditional right to receive a new option 6 months and 1 day after the cancellation of the eligible options) will constitute the acquisition of a qualifying right under an employee share option scheme. You will not be subject to taxation on the acquisition of the New Right, unless you make an election to that effect. If you do not make an election, you will be subject to tax in respect of the New Right at a later date. The tax consequences under the alternatives are detailed below.

   ELECTION IS MADE - TAXED ON EXCHANGE

      If you make the election, then you must include an amount in your assessable income in the income year that the exchange offer was accepted. The amount included in your assessable income will be the market value of the New Right less the market value of the cancelled options (as detailed above). The market values are determined as at the date of the exchange pursuant to the offer.

      Note that if you make the election, then it will cover each right, option and share in Brocade Communications Systems, Inc. that you acquire during the income year.

   NO ELECTION IS MADE - ALTERNATIVE ASSESSMENT TIME

      If you do not make the election, then you must include an amount in your assessable income for the income year in which the earliest of the following assessment times occurs in relation to the New Right ("Alternative Assessment Time"):

      (i) when you dispose of the new option acquired pursuant to the New Right (other than by exercising it);

      (ii) when your employment with the Brocade Communications Systems, Inc. (or its affiliates) ceases;

      (iii) when the new option acquired pursuant to the New Right is exercised; and

      (iv) when the new option acquired pursuant to the New Right expires (subject to a 10 year limit).

      The amount which you must include in your assessable income for the income year in which the Alternative Assessment Time occurs in relation to the New Right will be:

      (i) where you dispose of the new option (or the shares acquired as a result of exercising the new option) in an arm's length transaction within 30 days after the Alternative Assessment Time - the amount or value of any consideration you receive for the disposal less the consideration paid to acquire the New Right (reduced by the exercise price of the new option, if the new option has been exercised); or

      (ii) in any other case - the market value of the New Right or new option (or the shares acquired as a result of exercising the new option) at the Alternative Assessment Time less the consideration paid to acquire the New Right (reduced by the grant price of the new option, if the new option has been exercised).

      The consideration paid to acquire the New Right is equal to the market value of the eligible options as at the date they were cancelled (detailed above).

NO BENEFIT WHERE NEW RIGHT OR NEW OPTIONS LOST

      If you lose the benefit of either the New Right or any new options without having been exercised (e.g., you cease working for Brocade Communications Systems, Inc. or its affiliates), you will be deemed to have never acquired the New Rights or the new options. In that case, no amount needs to be included in your assessable income in relation to the acquisition of the New Right. Where necessary, you may amend an assessment to exclude an amount previously included in assessable income in relation to the acquisition of the New Right. You may also be entitled to a capital loss equal to the consideration paid to acquire the New Right (being the market value of the outstanding options as at the date of their cancellation).

SALE OF SHARES

      If you exercise your new options for shares, you will be subject to capital gains tax on any gain you realize when you sell the shares. Provided you sell the shares in an arm's length transaction, the taxable amount will be:

      (i) where you have held the shares for less than one year - the difference between the sale proceeds and the cost base of the shares; or

      (ii) where you have held the shares for at least one year - one half the difference between the sale proceeds and the cost base of the shares (subject to you first applying any prior year or current year capital losses against the full capital gain).

      The cost base of the shares will be the market value of the shares as at the date of their issue (i.e., at the time of exercise). Provided the shares are sold in an arm's length transaction, if the sale proceeds are less than the cost base of the shares, then a capital loss will be available to offset current year or future year capital gains. A capital loss cannot be used to offset other income.

WITHHOLDING AND REPORTING

      Under current laws, your employer is not required to withhold for taxes with respect to the exchange, the issuance or sale of shares. You will be responsible for reporting and paying any taxes arising due to the exchange, the issuance and/or sale of shares, including income tax and Medicare levy and surcharge (if applicable).

EXCHANGE CONTROL INFORMATION

      Exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers.

                                   SCHEDULE D

                      BROCADE COMMUNICATIONS SYSTEMS, INC.
           STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN CANADA


      The following is a general summary of the tax consequences of the cancellation of eligible options and grant of new options for individuals subject to tax in Canada. This summary is general in nature and does not discuss all of the tax consequences (including provincial variations) that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering replacing their eligible options to consult with their own tax or financial advisors.

      If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

OPTION EXCHANGE

      The tax treatment as a result of the exchange of an eligible option for a new option is uncertain. It is possible that the Canada Customs and Revenue Agency (the "CCRA") will treat the exchange as: (i) a tax-neutral exchange of options; (ii) a taxable exchange of employee stock options; or (iii) two separate transactions (i.e., a tender of outstanding options for cancellation, followed by a grant of new and unrelated options), whereby the tender is viewed as a disposition for no consideration and no taxable income arises. For the purposes of this summary, it is assumed that the new options will qualify as two separate transactions under Canadian tax law, although this result is not certain.

GRANT OF NEW OPTION

      You will not be subject to tax when the new option is granted to you.

EXERCISE OF NEW OPTION

      Subject to the potential deferral provisions discussed in the paragraph below, you must include in your income when you exercise your new options the difference between the fair market value of the shares on the date of exercise and the grant price. Only one-half of this "gain" is subject to tax; that is, you can permanently exclude one-half of this "gain" from the taxable amount. You will be subject to tax on the remaining one-half of the gain at your applicable marginal tax rate.

      You may be able to defer taxation of the taxable portion of the gain arising upon exercise (i.e., the remaining one-half of the difference between the fair market value of the shares on the date of exercise and the grant price) until the earliest of: (i) when you sell the shares purchased upon exercise;
(ii) when you die; or (iii) when you become a non-resident of Canada. In order to be eligible for this deferral, you must file an election with your employer by January 15 of the year following the year in which shares are purchased upon exercise.

      You may defer the tax only on the spread at exercise on C$100,000 worth of options that vest in any one year. For the purpose of calculating this limit, the value of an option equals the fair market value of the shares subject to the option at the time the option was granted.

      If CCRA successfully treats the transaction as a continuation of the old option (i.e., a tax-neutral exchange), the deferral will not be available.

SALE OF SHARES

      If you acquire shares upon exercise, you will be subject to tax when you subsequently sell the shares. The taxable amount will be one-half of the difference between the sale proceeds and the adjusted cost basis of the shares (generally, the fair market value on the date of exercise), less any brokerage fees. In addition, any amount on which taxation was deferred at exercise, if applicable, will become taxable at the time the shares are sold. Income tax will be assessed on the taxable income at your marginal income tax rate.

      If you own other shares of Brocade Communications Systems, Inc., which you have acquired upon exercise of other options or otherwise, your adjusted cost basis may be different than described above. In order to preserve the cost basis of shares sold in a cashless exercise, you will have to specifically identify any such shares in your annual tax return. Shares acquired upon the exercise of options for which a taxation deferral election has been filed will also retain their own cost basis. You are strongly advised to consult your tax advisor in any of these situations.

      One-half of any loss arising on the sale of the shares (including any brokerage fees) may be deducted from any taxable capital gain for the year, the previous three taxation years, or any subsequent year.

WITHHOLDING AND REPORTING

      Your employer will report the income recognized at exercise, any amount excluded under the one-half exemption rule and the value of any deferred stock option benefit, if applicable, to the CCRA. A copy of the T4 form containing this information will be delivered to you prior to the last day of February in the year following the year in which you exercise your new option.

      Your employer is not required to withhold income tax or social insurance contributions on any portion of the taxable benefit from exercise/sale of shares, etc. You will not be subject to additional social insurance contributions if your annual salary exceeds the applicable ceiling. You will be responsible for paying tax and any applicable social insurance contributions on the income arising from the exercise of options and the sale of shares. For each year that you defer taxation, if applicable, you must file a Form T1212 with the CCRA with your annual tax return.

                                   SCHEDULE E

                      BROCADE COMMUNICATIONS SYSTEMS, INC.
            STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN CHINA

      The following is a general summary of the tax consequences of the cancellation of existing options and grant of new options for individuals subject to tax in China. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor it is intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering replacing their existing options to consult with their own tax or financial advisors.

      If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

OPTION EXCHANGE

      It is unlikely that you will be subject to tax as a result of the exchange of an existing option for a new option.

GRANT OF NEW OPTION

      You will not be subject to tax when the new option is granted to you.

EXERCISE OF NEW OPTION

      Due to legal restrictions in China, you will not be permitted to obtain shares upon exercise of your options. Instead, you must use the cashless- sell all method of exercise whereby all the shares you are entitled to at exercise are immediately sold and the proceeds less the grant price, applicable taxes and brokers' fees, if any, are remitted to you in cash. When you exercise the new option, you will be subject to tax on the difference between the fair market value of the shares on the date you exercise your option and the grant price.

SALE OF SHARES

      You are not eligible to obtain shares pursuant to the terms of the new option.

WITHHOLDING AND REPORTING

      Your employer may be required to withhold and report for income tax and social insurance purposes when you exercise your new option, although this result is not certain. You will be responsible for paying any difference between the actual tax liability and the amount withheld, if any.

                                   SCHEDULE F

                      BROCADE COMMUNICATIONS SYSTEMS, INC.
           STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN DENMARK

      The following is a general summary of the tax consequences of the cancellation of existing options and grant of new options for individuals subject to tax in Denmark. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering replacing their existing options to consult with their own tax or financial advisors.

      If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

OPTION EXCHANGE

      You will likely be subject to tax as a result of the exchange of an existing option for a new option because it will likely be considered a disposal of the existing options. The taxable amount will be the value of the new option less the amount you paid for the existing option (which will be zero). The value of the new options will likely be calculated in accordance with a statutory formula, although the precise application of the formula in this context is uncertain. Please consult your tax advisor to determine your taxable amount.

GRANT OF NEW OPTION

      You will not be subject to tax when the new option is granted to you.

EXERCISE OF NEW OPTION

      Under current law, when you exercise the new option, you likely will be subject to tax on the difference between the fair market value of the shares on the date of exercise and the grant price. It is not clear whether you will be entitled to a credit/reduction for tax paid as a result of the option exchange, if any.

      New tax legislation may be enacted as of 1 January 2003, which would affect the tax treatment of your new option. If the legislation is enacted in its current form, you may be able to defer taxation until the sale of your shares. The taxable amount may be subject to capital gains treatment, depending upon whether certain conditions and holding periods are satisfied. You should consult with your tax advisor regarding these proposed changes and whether they will apply to the new option.

SALE OF SHARES

      You will be subject to tax when you subsequently sell the shares. The taxable amount will be the difference between the sale proceeds and the fair market value of the shares on the date of exercise. If you hold the shares for less than three years, your gain will be taxed as investment income. Losses may be deducted from gains on shares held for less than three years. If you hold the shares for three years or more, the gain is tax-free, provided the fair market value of your total portfolio of quoted shares for the three years preceding the sale has not exceeded a specified amount, which is set at DKK125,100 (or DKK250,100 for married couples) for 2002. Please consult your tax advisor to determine how this amount is calculated. If the threshold is exceeded, the gain is taxed as share income. Share income, which does not exceed DKK39,700 per year (or DKK79,400 for married couples) for 2002 is taxed at a rate of 28%; share income exceeding the threshold is taxed at a rate of 43%. Losses may be deducted from gains on quoted shares held for three years or more.

WITHHOLDING AND REPORTING

      Your employer is not required to withhold or report income tax or social insurance contributions as a result of the exchange transaction, the exercise or sale. However, your employer is required to report the taxable amount to the Danish tax administration. It is your responsibility to pay any taxes (including social insurance taxes) resulting from the exchange transaction, the exercise of your new options, the sale of shares or the receipt of any dividends.

EXCHANGE CONTROL INFORMATION

      If you make or receive payments in excess of DKK250,000 (a per transaction limit), the transaction should be reported to the Danish National Bank. If you instruct a local bank to transfer an amount in excess of DKK250,000 to a foreign recipient, the local bank will request that you inform it of the reason for the transfer; it will then submit the relevant information to the Danish National Bank on your behalf. If you transfer in excess of DKK250,000 to a local bank (e.g., as a result of the sale of shares), the local bank similarly will request certain information regarding the transaction from you; it will then submit the relevant information to the Danish National Bank on your behalf. Therefore, in most circumstances, the local bank involved in the transaction will satisfy the reporting obligation.

      If you establish a "safety-deposit account" (i.e., an account holding shares) or a "deposit account" (i.e., an account holding cash) abroad, you must report the account to the Danish National Bank. The form which should be used in this respect can be obtained from your local bank. (Please note that these obligations are separate from and in addition to the obligations described below).

      You may hold shares acquired through the exchange in a safety-deposit account (e.g., a brokerage account) with either a Danish bank or with an approved foreign broker or bank. If the shares are held with a foreign broker or bank, you are required to inform the Danish Tax Administration about the safety-deposit account. For this purpose, you must file a Form V (Erklaering V) with the Danish Tax Administration. Both you and the broker or bank must sign the Form V. By signing the Form V, the broker or bank undertakes an obligation, without further request each year, to forward information to the Danish Tax Administration concerning the shares in the account. By signing the Form V, you authorize the Danish Tax Administration to examine the account. A sample of the Form V can be found at the following website: www.erhverv.toldskat.dk/blanketter/49023.pdf.

      In addition, if you open a brokerage account (or a deposit account with a U.S. bank), the brokerage account (or bank account, as applicable) will be treated as a deposit account because cash can be held in the account. Therefore, you must also file a Form K (Erklaering K) with the Danish Tax Administration. Both you and the broker must sign the Form K. By signing the Form K, the broker undertakes an obligation, without further request each year, to forward information to the Danish Tax Administration concerning the content of the deposit account. By signing the Form K, you authorize the Danish Tax Administration to examine the account. A sample of Form K can be found at the following website: www.erhverv.toldskat.dk/blanketter/49021.pdf.

      If you use the cashless-sell all method of exercise, you are not required to file a Form V because you will not hold any shares. However if you open a deposit account with a foreign broker or bank to hold the cash proceeds, you are required to file a Form K as described above.

                                   SCHEDULE G

                      BROCADE COMMUNICATIONS SYSTEMS, INC.
           STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN FRANCE


      The following is a general summary of the tax consequences of the cancellation of outstanding options and grant of new options for individuals subject to tax in France. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor it is intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering replacing their outstanding options to consult with their own tax or financial advisors.

      If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

OPTION EXCHANGE

      It is unlikely that you will be subject to tax as a result of the exchange of an outstanding option for a new option.

GRANT OF NEW OPTION

      You will not be subject to tax when the new option is granted to you.

EXERCISE OF NEW OPTION

      Because your new option will be granted as part of a French sub-plan for qualified options under sections L. 225-177 to L 225-186 of the French Commercial Code, as amended, you will not be subject to tax on the spread (i.e., the difference between the fair market value of the underlying shares at exercise and the option price) when you exercise your new option. In order for an option plan to qualify for this favorable tax treatment, certain requirements must be met.

      For example, your new option will not be exercisable until the first anniversary of the grant date of the new option and you may not sell or otherwise dispose of your shares before the day following the fourth anniversary of the grant date of the new option, in order to satisfy the minimum period required by Section 163 bis C of the French tax code, (or any minimum holding period required under this law as subsequently amended) for French qualified options.

      To the extent that the grant price is less than 95% of the average trading price of the underlying shares for the 20 trading days prior to the effective grant date or less than 95% of the average purchase price paid for such shares by Brocade Communications Systems, Inc., this "excess discount" will be treated as an additional taxable salary at the time of exercise. This income will be taxed at the progressive rate up to 53.25%. This amount is also subject to social security contributions, to CSG at the rate of 7.5% and CRDS at the rate of 0.5%.

SALE OF SHARES

      If you sell the shares after the four-year anniversary of the grant date of the new option (or the minimum holding period subsequently required under French law) and the spread is less than or equal to E152,500, you will be taxed at the rate of 40% (30%, plus 10% additional contributions) on the spread. If you sell the shares after the four-year holding period (or the minimum holding period required under French law) but the spread is higher than E152,500, then the portion of the spread under or equal to E152,500 would be taxed at 40% and the portion of the spread above E152,500 would be taxed at 50% (40%, plus 10% additional contributions).

      You may receive even more favorable tax treatment if you wait an additional two years after the expiration of the four year or other minimum holding period) to sell your shares. If you sell the shares two years after the exercise of the option when the four-year holding period is met and the spread is less than or equal to E152,500, you will be taxed at the rate of 26% (16%, plus 10% additional contributions). If you sell the shares two years after the exercise of the option when the four-year holding period is met but the spread is higher than E152,500, the portion of the spread under or equal to E152,500 is taxed at the rate of 26% and the portion of the spread above E152,500 is taxed at the rate of 40%.

      In any case, the difference between the sales price of the stock and its fair market value at the time of exercise (i.e., any capital gains) is taxed at the rate of 26% (i.e., 16% income tax, plus 10% additional contributions).

      The tax of the spread and capital gains, if any, applies only when the aggregate gross proceeds from your sales of securities for the year concerned exceed a certain amount, which is set annually (E7,650 for 2002).

      If the sale price is less than the fair market value of the shares at the date of exercise, you will realize a capital loss. This capital loss can be offset against the spread and the excess against capital gain of the same nature realized during the same year or during the five following years. This capital loss cannot be offset against other kinds of income.

REPORTING

      Your employer must send to you, no later than 15 February of the year following the year of exercise of the new option, an individual statement providing the following information:

      - its corporate purpose, the place of location of its principal establishment and, if different, the place of location of its registered office;

      - the date on which the new option was granted and the date of exercise of the new option;

      -     the number of shares acquired and the new option price; and

      - the excess discount, if any, at the time of grant based on the restriction for French qualified options.

      At the same time, your employer must also send duplicates of the individual statements to the tax office ("Direction des Services Fiscaux") with which it files its tax return.

      To benefit from the favorable tax regime (i.e., deferral of taxation at exercise), you must attach the above individual statement to your annual French income tax return for the year in which the option was exercised (e.g., for the exercise of an option in 2004, you would have to attach the individual statement to the income tax return for the income earned in 2004, which you file with the French tax authorities in 2005).

      Upon the sale of the shares (and provided that the four-year holding period or minimum holding period is met), you will have to report both the spread and the capital gain realized upon sale on your income tax return for the year in which the underlying shares were sold.

EXCHANGE CONTROL INFORMATION

      You may hold shares purchased under the new option outside of France provided you declare all foreign accounts, whether open, current, or closed, in your income tax return. You must also declare to the customs and excise authorities any cash or securities you import or export without the use of a financial institution when the value of the cash or securities is equal to or exceeds E7,600.

TERMINATION DUE TO DEATH

      If you die holding outstanding options, the new option will become immediately vested, and your heirs will have six months as of the date of your death in which to exercise the new option.

HOLDING PERIOD

      Your new option will not become exercisable until the one-year anniversary of the new grant date and your shares acquired upon exercise cannot be sold before the day following the fourth anniversary of the grant date of the new option, which satisfies the minimum period required by Section 163 bis C of the French Tax Code (or the minimum holding period required under this law as subsequently amended) for French qualified options.

GRANT DATE

      Under French law, qualified options cannot be granted during specific closed periods. Your new option grant date may be different than your colleagues outside of France to comply with this requirement.

OPTION PRICE

      The option price of your new options will be the greater of: (i) the fair market value of the underlying shares on the grant date, as determined under the U.S. Plan; or (ii) 80% of the average quotation price during the 20 trading days preceding the grant of the new options.

                                   SCHEDULE H

                      BROCADE COMMUNICATIONS SYSTEMS, INC.
          STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN GERMANY


      The following is a general summary of the tax consequences of the cancellation of existing options and grant of new options for individuals subject to tax in Germany. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering replacing their existing options to consult with their own tax or financial advisors.

      If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

OPTION EXCHANGE

      It is unlikely that you will be subject to tax as a result of the exchange of an existing option for a new option.

GRANT OF NEW OPTION

      You will not be subject to tax when the new option is granted to you.

EXERCISE OF NEW OPTION

      When you exercise your new option, you will be subject to income tax on the difference (or spread) between the fair market value of the shares on the date of exercise and the grant price. You also will be subject to social insurance contributions on the spread to the extent you have not already exceeded the applicable contribution ceiling.

      Pursuant to Section 19a of the German Income Tax Act
(Einkommensteuergesetz), you may be able to deduct E154 per calendar year from the taxable amount because this income results from the purchase of stock in your employer's parent company. You should consult with your tax advisor to determine if this deduction applies to your specific situation.

SALE OF SHARES

      Currently, you will not be subject to tax when you subsequently sell shares provided you own the shares for at least 12 months, do not own 1% or more of Brocade Communications Systems, Inc. stated capital (and have not owned 1% or more at any time in the last five years) and the shares are not held as business assets. However, for sales after 2002, proposed legislation in Germany may require you to pay tax upon any gain realized from the sale of shares (calculated as the sale proceeds less the fair market value of the underlying shares at exercise), regardless of your ownership of Brocade Communications Systems, Inc.'s stated capital and regardless of how long the shares are held. If you are subject to tax upon sale, you will be subject to tax on one-half of the gain as capital gain (less one-half of the sales related expenses). Furthermore, you will only be subject to tax if your total capital gain exceeds E512 in the relevant tax year. In this case, you will be taxed on the full gain (and not only the gain in excess of E512).

WITHHOLDING AND REPORTING

      Your employer is required to withhold and report income tax and social insurance contributions (to the extent that you have not exceeded the applicable contribution ceiling) when you exercise the new options. If your actual tax liability differs from the amount withheld, it is your responsibility to pay the additional tax. Your employer is not required to withhold or report upon the subsequent sale of the shares.

EXCHANGE CONTROL INFORMATION

      Cross-border payments in excess of E12,500 must be reported monthly. If you use a German bank to affect a cross-border payment in excess of E12,500 in connection with the purchase or sale of Brocade Communications Systems, Inc. shares or other securities, the bank will make the report. In which case, you will not have to report the transaction yourself. In addition, you must report any receivables or payables or debts in foreign currency exceeding an amount of E5,000,000 on a monthly basis. Finally, you must also report on an annual basis, in the unlikely event that you hold shares representing 10% or more of the total or voting capital of Brocade Communications Systems, Inc.

                                   SCHEDULE I

                      BROCADE COMMUNICATIONS SYSTEMS, INC.
          STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN HONG KONG


      The following is a general summary of the tax consequences of the cancellation of existing options and grant of new options for individuals subject to tax in Hong Kong. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering replacing their existing options to consult with their own tax or financial advisors.

      If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

OPTION EXCHANGE

      It is unlikely that you will be subject to income tax as a result of the exchange of an existing option for a new option.

GRANT OF NEW OPTION

      You will not be subject to tax when the new option is granted to you.

EXERCISE OF NEW OPTION

      When you exercise the new option, you will be subject to tax on the difference between the fair market value of the shares on the date of exercise and the grant price.

SALE OF SHARES

      You will not be subject to tax when you subsequently sell your shares.

WITHHOLDING AND REPORTING

      Your employer is not required to withhold salaries tax or Mandatory Provident Fund contributions when you exercise the new option or when you subsequently sell the shares. However, your employer will report your taxable benefits resulting from the exercise of your option as part of its normal annual return. It is your responsibility to report and pay all applicable taxes.

SECURITIES INFORMATION

      This document is private and confidential and has been printed in limited numbers and distributed to selected employees of Brocade. It is for the exclusive use of the person to whom it is addressed and should be returned if such person decides not to participate in the exchange program.

                                   SCHEDULE J

                      BROCADE COMMUNICATIONS SYSTEMS, INC.
            STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN ITALY


      The following is a general summary of the tax consequences of the cancellation of outstanding options and grant of new options for individuals subject to tax in Italy. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering replacing their outstanding options to consult with their own tax or financial advisors.

      If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

OPTION EXCHANGE

      It is unlikely that you will be subject to tax as a result of the exchange of an outstanding option for a new option.

GRANT OF NEW OPTION

      You will not be subject to tax when the new option is granted to you.

EXERCISE OF NEW OPTION

      You should not be subject to tax when you exercise the new option because the exercise price will be the highest of: (i) the fair market value at the time of the regrant; (ii) the Italian Fair Market Value (i.e., the average of the official prices over the month preceding the regrant date) at the time of the regrant, and, in the case of officers of Brocade Communications Systems, Inc.,
(iii) 110% of the average closing price of the common stock of Brocade Communications Systems, Inc. during the period of this offer.

SALE OF SHARES

      You will be subject to capital gains tax when you subsequently sell the shares. The taxable amount will likely be the difference between the sale proceeds and the exercise price. Capital gains are currently taxed at a flat rate of 12.5%.

      You may also elect to be taxed under one of two alternative tax regimes. To be eligible for either of these methods, you must transfer your stock certificates to the custody of a broker authorized by the Italian Ministry of Finance.

Administered Savings Method

      Under the administered savings method, you deposit shares with an authorized broker, but you retain the right to make investment decisions. Under this method, a 12.5% flat withholding tax is levied on the capital gains for each transaction. Your broker pays the tax from the sale proceeds at the time of the sale of the shares, so that capital gain is not included on your annual tax return. The advantage of this tax regime is that it preserves the anonymity of the owner of the shares. The tax effect, however, is the same as described above in the Sale of Shares.

Managed Savings Method

      Under the managed savings method, you deposit shares with an authorized broker and leave the administration and investment decisions to the broker. In this case, the 12.5% flat withholding tax is levied not on the capital gain actually realized through the sale of the shares but on the net result of your entire investment portfolio with the broker, i.e., the difference between the value of your portfolio at the end of the year and the value of the portfolio at the beginning of the year, subject to some adjustment. Once again, the broker pays the tax at the end of the year from your account and the gain is not included on your individual tax return. The advantage of this method is that it preserves the anonymity of the owner of the shares. The disadvantage is that your taxable amount is not equal to capital gains actually realized through the sale of the shares, but rather is based on the increased value of the shares held in your portfolio.

WITHHOLDING AND REPORTING

      Your employer is likely not required to withhold and report income tax and/or social insurance contributions when you exercise the new option or subsequently sell the shares. Proper reporting and payment of taxes in connection with your option and any shares received upon exercise are your personal responsibility.

EXCHANGE CONTROL INFORMATION

      Exchange control reporting is required if you transfer cash or shares to or from Italy in excess of E10,329.14 or the equivalent amount in U.S. dollars. You may be exempt from this formality if the payments are made through an authorized broker resident in Italy, as that entity would comply with the reporting obligation. Exchange control reporting is also required if you have any foreign investment (including stock) held outside Italy in excess of E10,329.14. The reporting must be done on your individual tax return.

                                   SCHEDULE K

                      BROCADE COMMUNICATIONS SYSTEMS, INC.
            STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN JAPAN


      The following is a general summary of the tax consequences of the cancellation of outstanding options and grant of new options for individuals subject to tax in Japan. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering replacing their outstanding options to consult with their own tax or financial advisors.

      If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

OPTION EXCHANGE

      It is unlikely that you will be subject to income tax as a result of the exchange of an outstanding option for a new option, although this result is not certain.

GRANT OF NEW OPTION

      You will not be subject to tax when the new option is granted to you.

EXERCISE OF NEW OPTION

      When you exercise the new option, you will be subject to tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. Your income likely will be treated as "remuneration income" and will be taxed at your marginal tax rate, although a recent decision by the Tokyo District Court upheld the characterization of the income as occasional income.

SALE OF SHARES

      You will be subject to tax when you subsequently sell the shares acquired at exercise, if any. You will be taxed on the difference between the sale proceeds and the fair market value of the shares on the date of exercise. As of January 1, 2003, the tax rate on net capital gains for certain listed shares (including those listed on a foreign stock market) will be lowered to 20% if they are sold through a securities broker designated in Japan. Additional favorable capital gain tax treatment may apply on a temporary basis between 2003 and 2007. This treatment will apply to shares of publicly listed companies (including foreign listed companies) that satisfy certain additional conditions. You should confirm the tax treatment of your gain realized upon sale of the shares with your personal tax advisor.

WITHHOLDING AND REPORTING

      Although income from the exercise of stock options is classified as remuneration income for individual income tax purposes, your employer is generally not required to withhold income tax or social security contributions when you exercise your option. It is your responsibility to file a personal tax return and to report and pay any taxes resulting from the exercise of your option.

                                   SCHEDULE L

                      BROCADE COMMUNICATIONS SYSTEMS, INC.
            STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN KOREA


      The following is a general summary of the tax consequences of the cancellation of existing options and grant of new options for individuals subject to tax in Korea. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering replacing their existing options to consult with their own tax or financial advisors.

      If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

OPTION EXCHANGE

      You will not be subject to tax as a result of the exchange of an existing option for a new option.

GRANT OF NEW OPTION

      You will not be subject to tax when the new option is granted to you.

EXERCISE OF NEW OPTION

      When you exercise the new option, you will be subject to income tax at the rate applicable to salary income (progressive rates from 9.9% to 39.6%) and potentially social insurance contributions on the difference between the fair market value of the shares on the date of exercise and the grant price.

SALE OF SHARES

      You will be subject to capital gains tax (22% including residence surtax) when you subsequently sell your shares acquired at exercise. The taxable amount will be the difference between the sale proceeds and the fair market value of the shares on the date of exercise, unless the amount of shares (and any other company shares) sold in that year is less than the exempt amount, which is KRW2,500,000 per type of asset. Any gain you realize on stock assets that exceeds KRW2,500,000 will be subject to capital gains tax. No securities transaction tax will likely apply to your subsequent disposition of shares acquired pursuant to exercise of your options.

WITHHOLDING AND REPORTING

      Your employer is not required to withhold income tax or social security contributions when you exercise the new options. It is your responsibility to file a personal tax return and to report and pay any income tax and social insurance contribution liability that may arise.

EXCHANGE CONTROL INFORMATION

      When you exercise your new option, your remittance of funds must be "confirmed" by a foreign exchange bank in Korea. This procedure does not require approval of the remittance from the bank. You must submit the following documents to the bank with a confirmation application available from the bank:
(i) the notice of grant; (ii) the plan document; (iii) the stock option award letter or agreement indicating the type of shares to be acquired and the amount of shares; and (iv) a certificate of employment from your local employer.

      Exchange control laws also require Korean residents who realize US$50,000 or more from the sale of shares to repatriate the proceeds back to Korea within six months of the sale.

                                   SCHEDULE M

                      BROCADE COMMUNICATIONS SYSTEMS, INC.
          STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN SINGAPORE


      The following is a general summary of the tax consequences of the cancellation of outstanding options and grant of new options for individuals subject to tax in Singapore. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering replacing their outstanding options to consult with their own tax or financial advisors.

      If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

OPTION EXCHANGE

      You may be subject to tax as a result of the exchange of an outstanding option for a new option as Inland Revenue may view the exchange as a taxable release. Please consult with your tax advisor.

GRANT OF NEW OPTION

      You may be subject to tax when the new option is granted to you if the new option is considered obtained by reason of the release of an existing right.

EXERCISE OF NEW OPTION

      Assuming you are not taxed at grant, when you exercise the new option you will likely be subject to tax on the difference between the fair market value of the shares on the date of exercise and the exercise price unless you are eligible for an exemption or deferral as discussed below. Please consult your tax advisor to determine if an exemption or deferral applies to you.

COMPANY EMPLOYEE EQUITY-BASED REMUNERATION SCHEME ("CEEBR SCHEME")(1)

      You may be able to claim a tax exemption on the first S$2,000 of spread per year and 25% of the remaining spread per year subject to a total exemption of S$1 million over a 10-year period beginning in the year you exercise your options. To take advantage of this tax exemption, the vesting provisions of your options must be as follows:

      (a) where the exercise price is equal to at least the fair market value of the underlying shares on the date of grant, the option may not be exercised within one year of the grant of the option; and

----------
(1)  Formerly called the "Company Stock Option Scheme"

      (b) where the exercise price is less than the fair market value of the underlying shares on the date of grant (i.e., discounted option), the option may not be exercised within two years of the grant of the option.

      In addition, the CEEBR Scheme must be offered to at least 50% of the Singapore company's employees.

      You should consult your tax advisor to determine if you qualify for this exemption in whole or in part (i.e., the portion, if any, of the new option vesting one year or more after the new grant date).

QUALIFIED EMPLOYEE EQUITY-BASED REMUNERATION ("QEEBR SCHEME")(2)

      You may also be able, in certain circumstances, to defer the tax due at exercise under the QEEBR Scheme on the portion of the spread that was not exempt, if any, from tax under the CEEBR Scheme. You should consult with a tax adviser to determine if you qualify for this deferral. If you think that you qualify, you should apply to the to the Inland Revenue of Singapore (the "IRAS") for a deferral. If you qualify for deferral under the QEEBR Scheme, you will accrue interest on the deferral tax as explained below.

      To qualify for tax deferral under the QEEBR Scheme, you would have to satisfy the following conditions:

      (a) you are employed in Singapore at the time the stock option is exercised;

      (b) the stock option was granted to you by the company for whom you are working at the time of exercise of the stock option or an associated company of that company;

      (c)   the tax payable on the QEEBR gains is not borne by your employer;
and

      (d) the minimum vesting periods that are applicable to CEEBR Schemes (discussed above) must be met.

      You will not qualify for the QEEBR Scheme if:

      (a)   you are an undischarged bankrupt;

      (b)   IRAS records show that you are a delinquent taxpayer; or

      (c)   the tax deferred under the QEEBR Scheme is less than S$200.

      You should consult your tax advisor to determine if you qualify for the QEEBR Scheme in whole or in part (i.e., the portion, if any, of the new option vesting one year or more after the new grant date).

      If you are a qualifying employee, you may apply to the IRAS for tax deferral at the time of filing your income tax return for the Year of Assessment ("YOA") (i.e., the year in which option is exercised and the spread would be subject to tax unless deferred). You would have to submit to the IRAS the Application Form for Deferment of Tax on Gains from the QEEBR, together with your employer's certification on the Application Form that the QEEBR is properly qualified and your tax returns.

----------
(2)  Formerly called the "Qualified Employee Stock Option Plan Scheme"

      The maximum deferral period is five years starting from 1 January after the YOA. Subject to the maximum of five years, an employee can choose to defer the payment of the tax on the QEEBR gains for any period of time.

      The interest charge on the deferred tax will commence one month after the date of assessment (i.e., the date you exercise the option). The interest rate chargeable will be pegged to the average prime rate of the Big Four Banks offered on 15 April of each year and interest will be computed annually based on said rate using the simple interest method. The tax deferred and the corresponding amount of interest would be due on the expiration of the deferral period. You may settle the deferred tax earlier in one lump sum.

      Tax payment deferral will cease and payment of the tax plus the corresponding interest will become due immediately:

      (a) in the case of a foreign employee (including a Singapore PR), when you

            (i)   terminate your employment in Singapore and leave Singapore;

            (ii)  are posted overseas; or

            (iii) leave Singapore for any period exceeding three months;

      (b)   when you become bankrupt; and

      (c)   when you die (the deferred tax would be recovered from your estate).

SALE OF SHARES

      You will generally not be subject to tax when you subsequently sell the shares acquired at exercise, if any, provided you are not in the business of buying and selling securities.

WITHHOLDING AND REPORTING

      Your employer is not required to withhold income tax or Central Provident Fund contributions on the spread at exercise and/or the gain upon sale of shares. Your employer will report the new option to Inland Revenue and provide you with a copy of the report. It is your responsibility to report and pay all applicable taxes.

SECURITIES INFORMATION

      If you are a director, associate director or shadow director of a Singapore affiliate of Brocade Communications Systems, Inc., you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore affiliate in writing when you receive an interest (e.g., options, shares) in Brocade Communications Systems, Inc. or any related companies. Please contact Brocade Communications Systems, Inc. to obtain a copy of the notification form. In addition, you must notify the Singapore affiliate when you sell shares of Brocade Communications Systems, Inc. or any related company (including when you sell shares acquired under the exchange program). These notifications must be made within two days of acquiring or disposing of any interest in Brocade Communications Systems, Inc. or any related company. In addition, a notification must be made of your interests in Brocade Communications Systems, Inc. or any related company within two days of becoming a director.

                                   SCHEDULE N

                      BROCADE COMMUNICATIONS SYSTEMS, INC.
            STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN SPAIN


      The following is a general summary of the tax consequences of the cancellation of eligible options and grant of new options for individuals subject to tax in Spain. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering replacing their eligible options to consult with their own tax or financial advisors.

      If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

OPTION EXCHANGE

      It is unlikely that you will be subject to tax as a result of the exchange of an eligible option for a new option.

GRANT OF NEW OPTION

      You will not be subject to tax when the new option is granted to you.

EXERCISE OF NEW OPTION

      When you exercise the new option, you will be subject to tax on the difference between the fair market value of the shares on the date of exercise and the grant price (or "spread"). The spread will likely be considered compensation in-kind subject to payment on account.

      Exemption. Notwithstanding the above, the first E3005.06 per 12-month period (or E6010.12 over the last five years) of the spread at exercise will not be taxable provided you hold the shares for at least three years after exercise and certain conditions are met. If you dispose of your shares prior to the expiration of the three-year period, the spread at exercise will be taxable to you. In the event of a sale within three years, it will be your responsibility to file a supplemental tax return for the tax year in which the option was exercised. Please consult your tax advisor to determine if this exemption is available to you. Please also note that the income tax act may be modified effective 1 January 2003. Pursuant to the proposed modifications in the tax law, this exemption may be increased to E12,000. Please consult with your tax advisor to determine if the changes will impact you.

SALE OF SHARES

      You will be subject to tax when you subsequently sell the shares acquired at exercise, if any. The taxable amount will be the difference between the sale proceeds and the fair market value of the underlying shares at exercise.

      If you hold the shares for one year or less, the gain is taxed at your general income tax rate. If you hold the shares for more than one year, the gain will be taxed at a flat rate.

WITHHOLDING AND REPORTING

      Under current laws, if the spread at exercise is considered compensation in-kind and it exceeds E3005.06 per 12-month period (or E6,010.12 over the last five years), there may be a payment on account obligation. The payment on account obligation will be charged to you. Such amount will be withheld from either the proceeds or your salary. You will be entitled to deduct the payment on account and obtain a tax credit from your income tax obligation.

SECURITIES INFORMATION

      This offer is considered a private placement outside of the scope of Spanish law on public offerings and issuances.

EXCHANGE CONTROL INFORMATION

      It is your responsibility to comply with exchange control regulations in Spain. The purchase of Brocade Communications Systems, Inc. shares must be declared by the purchaser for statistical purposes to the Spanish "Direccion General de Comercio e Inversiones" (the "DGCI"). If you purchase shares through the use of a Spanish financial institution, that institution will automatically make the declaration to the DGCI for you. Otherwise, you make the declaration yourself by filing the appropriate form with the DGCI.

      When receiving foreign currency payments derived from the ownership of Brocade Communications Systems, Inc. shares (i.e., as a result of the sale of the shares), you must inform the financial institution receiving the payment of the basis upon which such payment is made. You will need to provide the institution with the following information: (i) your name, address, and fiscal identification number; (ii) the name and corporate domicile of Brocade Communications Systems, Inc.; (iii) the amount of the payment; (iv) the currency used; (v) the country of origin; (vi) the reasons for the payment; and (vii) additional information that may be required.

      If you wish to import the ownership title of the Brocade Communications Systems, Inc. shares (i.e., share certificates) into Spain, you must declare the importation of such securities to the DGCI.

                                   SCHEDULE O

                      BROCADE COMMUNICATIONS SYSTEMS, INC.
        STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN SWITZERLAND

     The following is a general summary of the tax consequences of the cancellation of outstanding options and grant of new options for individuals subject to tax in Switzerland. This summary is general in nature and does not discuss all of the tax consequences (including cantonal variations) that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering replacing their outstanding options to consult with their own tax or financial advisors.

     If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. As a result, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country and your particular canton apply to your specific situation.

OPTION EXCHANGE

     We do not believe that you will be subject to tax as a result of the exchange of an outstanding option for the right to receive a new option. However, because the tax treatment is not certain, we recommend you consult with your tax advisor before deciding whether to participate in the offer.

GRANT OF NEW OPTION

     Although this result is not completely certain, because the exercise of your new option likely will be restricted to the cashless sell-all method of exercise, you should not be subject to tax when the new option is granted to you.

EXERCISE OF NEW OPTION AND SALE OF SHARES

     In order to qualify for taxation at exercise rather than at grant, the exercise of your new option likely will be limited to the cashless sell-all method of exercise. You will not be entitled to hold shares after exercise pursuant to this method of exercise.

     When you exercise your new option, you should be subject to income tax and social insurance contributions on the difference between the fair market value of the shares on the date of exercise and the grant price.

     Please note that a new tax law regarding stock options has been proposed in Switzerland. If passed, this new law may change the tax consequences of your new option.

WEALTH TAX

     The new option granted to you likely will be subject to cantonal wealth tax from the year of grant onwards.

     Shares purchased upon exercise of your new option will become part of your net wealth and may be subject to the cantonal net wealth tax.

WITHHOLDING AND REPORTING

     If you are a Swiss national or a foreign employee holding a "C" residence permit, your employer will not withhold income tax at the time of grant, vesting, exercise, or subsequent sale of shares. Your employer will include your taxable income on your annual "certificate of salary" which will be issued to you at the end of or shortly after the end of the calendar year of the taxable event. It is your responsibility to attach the "certificate of salary" to your tax return and pay any taxes resulting from the exercise of your options.

     If you are a foreign employee holding a "B" permit, or if you are for any other reasons an employee subject to income taxation at source, your employer will withhold and report income tax and social security contributions. Depending on the amount of your annual income in Switzerland, you may be required to file a tax return and to pay additional taxes (or to receive a refund) when the Tax Administration computes the exact amount of taxes based on your tax return.

                                   SCHEDULE P

                      BROCADE COMMUNICATIONS SYSTEMS, INC.
           STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN TAIWAN

     The following is a general summary of the tax consequences of the cancellation of existing options and grant of new options for individuals subject to tax in Taiwan. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor it is intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering replacing their existing options to consult with their own tax or financial advisors.

     If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

OPTION EXCHANGE

     You will not be subject to tax as a result of the exchange of an existing option for a new option.

GRANT OF NEW OPTION

     You will not be subject to tax when the new option is granted to you.

EXERCISE OF NEW OPTION

     When you exercise the new option, you will not be subject to tax.

SALE OF SHARES

     If you acquire shares upon exercise, you will not be subject to tax when you subsequently sell the shares.

WITHHOLDING AND REPORTING

     Your employer is not required to withhold or report income tax at the time of exercise or sale of shares.

                                   SCHEDULE Q

                      BROCADE COMMUNICATIONS SYSTEMS, INC.
     STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN THE UNITED KINGDOM

     The following is a general summary of the tax consequences of the cancellation of existing options and grant of new options for individuals subject to tax in the United Kingdom (the "UK"). This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering replacing their existing options to consult with their own tax or financial advisors.

     If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

OPTION EXCHANGE

     It is unlikely that you will be subject to tax as a result of the exchange of an existing option for the grant of a new option.

GRANT OF NEW OPTION

     Regardless of whether your new options are UK approved or UK non-approved, you will not be subject to tax when the new option is granted to you.

EXERCISE OF NEW OPTION

     The tax consequences of exercising your new option will depend upon whether your new option is UK approved or UK non-approved.

UK APPROVED

     If your new option is a UK approved option, you will not be subject to income tax or national insurance contributions ("NICs") at exercise provided your exercise complies with the terms of the taxes legislation and it is affected in accordance with the rules of an approved UK Sub-Plan and your stock option agreement. If your exercise does not fall within the relevant terms to benefit from preferred tax treatment on exercise, then you will pay income tax on the difference between the fair market value of the stock at the date of exercise and the grant price. In such case, your income tax liability will generally be paid by you through self-assessment.

UK NON-APPROVED

     If your new option is a UK non-approved option, you will be subject to tax when you exercise your new option. Income tax will be charged on the difference between the fair market value of the stock on the date of exercise and the grant price. Your employer will be responsible for tax withholding under the Pay As You Earn system in relation to the tax due on the spread realized on exercise of your option and for paying the income tax withheld to the UK Inland Revenue on your behalf. Your employer will inform you how it intends to recoup the income tax that it pays on your behalf. If you fail to pay your employer the income tax due on the spread within 30 days of the date of exercise of your option, you will be deemed to have received a further taxable benefit equal to the amount of income tax due on the spread. This will give rise to a further income tax charge.

     You will be liable to pay employees' NICs in relation to the spread on exercise of your new option. With effect from 6 April 2003, employees' NICs are payable up to the maximum earnings limit set for employees' NICs purposes and, in addition, 1% NICs will apply without limit. Your employer will be responsible for withholding employees' NICs and for paying the amount withheld to the UK Inland Revenue on your behalf.

     Your new option will be conditional upon your agreeing to meet any liability for employer's NICs, which also become due on the exercise of your new option. To accomplish the foregoing, you will be asked to execute a Joint Election Form. You may not exercise your new option unless you execute and return the Joint Election Form to your employer. For the tax year April 6, 2002 to April 5, 2003, the employer's NICs are charged at a rate of 11.8% on the spread realized at exercise of your option. Any amount of employer's NICs paid by you as is deductible against your income tax liability due with respect to the exercise of your options.

     Your employer will calculate the income tax and NICs due when you exercise your option and will account for these amounts to the Inland Revenue. You are required to reimburse your employer for the amounts accounted by it to the Inland Revenue. These amounts will be withheld from your monthly salary. IF THE TOTAL AMOUNT OF INCOME TAX AND NICS EXCEEDS YOUR SALARY, YOU WILL HAVE TO MAKE UP FOR THE DIFFERENCE EITHER THROUGH THE SALE OF SHARES OR USE OF OTHER FUNDS. BROCADE COMMUNICATIONS SYSTEMS, INC. MAY REFUSE TO DELIVER YOUR SHARES UNTIL ALL SUCH AMOUNTS HAVE BEEN REPAID.

     You must reimburse your employer for the income tax and NICs amounts due within 30 days of the date of exercise of your option to avoid further tax consequences. If you fail to reimburse these amounts to your employer within that time limit you may be treated as having received a deemed benefit equal to the amount of tax due.

SALE OF SHARES

     If you are granted UK approved options, you will be subject to capital gains tax on the difference between the sale proceeds and the grant price, assuming that your options were exercised in an approved manner (so you did not pay income tax at exercise).

     If you are granted UK non-approved options, or if you exercise UK approved options that did not qualify for preferred tax treatment, you will be subject to capital gains tax on the difference between the sale proceeds and the fair market value of the shares at exercise.

     Please note that an annual exemption is available to set against total gains of L7,700 for the tax year 6 April 2002 to 5 April 2003 and you may also be able to benefit from taper relief to reduce your chargeable gain. The rate of taper relief is dependant upon the number of years during which shares are held and whether the shares qualify as business assets.

WITHHOLDING AND REPORTING

     Your employer is required to report the details of the exchange of options, the new option grant and any future option exercise on its annual UK Inland

Revenue tax and share plan returns. In addition to your employer's reporting obligations, you must report details of any liabilities arising from the exercise of your new stock option and from the sale or disposal of shares to the Inland Revenue on your personal UK Inland Revenue tax return. You will be responsible for paying any taxes owed as a result of the sale of the shares.

ADDITIONAL REPORTING REQUIREMENTS

     If you are a director or shadow director of a UK subsidiary of Brocade Communications Systems, Inc. and the UK subsidiary is not wholly owned by Brocade Communications Systems, Inc., you are subject to certain notification requirements under the Companies Act. Specifically, you must notify the UK subsidiary in writing of your interest in Brocade Communications Systems, Inc. and the number and class of shares or rights to which the interest relates. You must also notify the UK subsidiary when you exercise your option or sell shares acquired through exercise or your new options. This disclosure requirement also applies to any rights or shares acquired by your spouse or child (under the age of 18).